Exhibit 2.1

Private and Confidential

[Executed by exchange of correspondence pursuant to Italian law]

STOCK PURCHASE AGREEMENT (MAJOR SELLERS)

by and among

ALLEGRA DONATA VERSACE BECK

DONATELLA VERSACE

SANTO VERSACE

BORGO LUXEMBOURG S.À R.L.

BLACKSTONE GPV CAPITAL PARTNERS (MAURITIUS) VI-D FDI LTD.

BLACKSTONE GPV TACTICAL PARTNERS (MAURITIUS)—N LTD.

and

MICHAEL KORS HOLDINGS LIMITED

concerning

GIVI HOLDING S.P.A.

and

GIANNI VERSACE S.P.A.

TABLE OF CONTENTS

1	Definitions and Interpretation	6
2	Sale and Purchase of the Shares	23
3	Purchase Price	24
4	Post-Closing Green Purchase Price Adjustment	25
5	Locked Box	28
6	Covenants	31
7	Conditions Precedent; Termination	40
8	Interim Management	42
9	Closing	47
10	Representations and Warranties as to Green and the Violet Parties	50
11	Representations and Warranties as to the Company and its Subsidiaries	56
12	Representations and Warranties of the Black Parties	73
13	Reserved	75
14	Representations and Warranties of Buyer	75
15	Indemnification	77
16	Liability of the Sellers	86
17	Remedy	87
18	Foundation	88
19	Black Parties Representative	88
20	Confidentiality	88
21	Notices	90
22	Miscellanea	91
23	Governing Law and Arbitration	93

This STOCK PURCHASE AGREEMENT (MAJOR SELLERS) (this “Agreement”) is entered into as of September 24, 2018 by and among

(1)	Allegra Donata Versace Beck, born in Milan, on June 30, 1986, Italian fiscal code VRSLGR86H70F205Z, unmarried (“AV”)

(2)	Donatella Versace, born in Reggio Calabria, on May 2, 1955, Italian fiscal code VRSDTL55E42H224W, not under any joint property regime (comunione legale dei beni) (“DV”)

(3)	Santo Versace, born in Reggio Calabria, on January 2, 1945, Italian fiscal code VRSSNT45A02H224J, married under separate property regime (separazione legale dei beni) (“SV”)

(AV, DV and SV are hereinafter collectively referred to as the “Violet Parties”)

(4)

Borgo Luxembourg S.à r.l., a company duly incorporated under the laws of Luxembourg, with registered office at 2-4, rue Eugène Ruppert, L-2453, Luxembourg (Grand Duchy of Luxembourg), registered with the Luxembourg Registre de Commerce et des Sociètès with No. B 185141 (“BL”)

(BL and the Violet Parties are hereinafter collectively referred to as the “Green Parties”)

(5)

Blackstone GPV Capital Partners (Mauritius) VI-D FDI Ltd., a company duly incorporated under the laws of Mauritius, with registered office at 6th Floor, Tower A, 1 CyberCity, Ebene, Mauritius, registered with the Mauritius Registrar of Companies under No. 104651 C1/GBL (“BC”)

(6)

Blackstone GPV Tactical Partners (Mauritius)—N Ltd., a company duly incorporated under the laws of Mauritius, with registered office at 6th Floor, Tower A, 1 CyberCity, Ebene, Mauritius, registered with the Mauritius Registrar of Companies under No. C104650 C1/GBL (“BT”)

(BL, BT and BC are hereinafter collectively referred to as the “Black Parties”)

(the Violet Parties and the Black Parties are hereinafter collectively referred to as the “Major Sellers”)

(the Violet Parties, the Black Parties and the MIP Beneficiaries are hereinafter collectively referred to as the “Sellers”)

and

(7)

Michael Kors Holdings Limited, a company duly incorporated under the laws of the British Virgin Islands, with registered office at 33 Kingsway London, United Kingdom, Companies’ Register number 524407, (the “Buyer” or “Magenta”)

(the Major Sellers and Buyer are hereinafter collectively referred to as the “Parties”)

WHEREAS:

(A)

Gianni Versace S.p.A. is a company duly incorporated under the laws of Italy, with registered office in Milan, via Alessandro Manzoni 38, fiscal code and registration number with the Companies’ Register of Milan 04636090963 (the “Company”), having an authorized share capital of Euro 81,873,987.00 of which 81,864,102.00 issued and divided into No. 81,864,102 shares fully paid-in, owned as follows:

(i)

GIVI Holding S.p.A., a company duly incorporated under the laws of Italy, with registered office at Via Manzoni 38, Milan, registered with the Companies’ Register of Milan under No. 04503950158 (“Green”) owns No. 65,320,905 class A shares of the Company having an aggregate nominal value of Euro 65,320,905.00, representing 79.7919% of the issued share capital of the Company (the “Green Company Shares”);

(ii)

BL owns No. 16,268,001 class B shares of the Company having an aggregate nominal value of Euro 16,268,001.00, representing 19.8720% of the issued share capital of the Company (the “BL’s Company Shares”);

(iii)	BC owns No. 35,914 class B shares of the Company having an aggregate nominal value of Euro 35,914.00, representing 0.0439% of the issued share capital of the Company (the “BC’s Company Shares”);

(iv)

BT owns No. 26,311 class B shares of the Company having an aggregate nominal value of Euro 26,311.00, representing 0.0321% of the issued share capital of the Company (the “BT’s Company Shares” and, together with the BL’s Company Shares and BC’s Company Shares, the “Black Parties’ Company Shares”);

(v)

Each of the individuals listed in Exhibit (A) (collectively, the “MIP Beneficiaries”) owns a number of shares in the Company in the amount and of the class as set forth opposite such individual’s name in Exhibit (A) (collectively, the “Managers’ Company Shares”), all of which are held on a fiduciary basis, pursuant to and for the purpose of Law. No. 1939/1966, by Cordusio Società Fiduciaria per Azioni, a company duly incorporated under the laws of Italy, with registered office in Milan (Italy), via Borromei 5, fiscal code and registration number with the Companies’ Register of Milan 01855720155, authorized by the Ministerial Decree dated November 24, 1941 to act as fiduciary company (the “Fiduciary Company”);

(vi)

The Company owns No. 16,180 treasury class C shares having an aggregate nominal value of Euro 16,180.00, representing 0.0198% of the issued share capital of the Company, (the “Company Treasury Shares”).

(B)	The authorized and issued share capital of Green is equal to Euro 10,000,001.00 and is divided into No. 10,000,001 shares, owned as follows:

(i)

AV owns No. 5,000,000 class B shares of Green having an aggregate nominal value of Euro 5,000,000.00, representing approximately 50.00% of issued and outstanding share capital of Green (the “AV’s Green Shares”);

(ii)

SV owns No. 3,000,000 class A shares of Green having an aggregate nominal value of Euro 3,000,000.00, representing approximately 30.00% of issued and outstanding share capital of Green (the “SV’s Green Shares”);

(iii)

DV owns No. 2,000,000 class B shares of Green having an aggregate nominal value of Euro 2,000,000.00, representing approximately 20.00% of issued and outstanding share capital of Green (the “DV’s Green Shares” and, together with the AV’s Green Shares and the SV’s Green Shares the “Violet Green Shares”);

(iv)

BL owns No. 1 class C share of Green having a nominal value of Euro 1.00, representing approximately a percentage lower than 0.005% of issued and outstanding share capital of Green (the “BL’s Green Share”).

(C)	The Company is engaged, inter alia, in the business of designing, creating, marketing and selling of fashion products.

(D)	The Company holds, directly or indirectly, controlling equity interests in the companies listed in Exhibit (D), each of which is a Subsidiary of the Company (together with the Company, the “Group”).

(E)

In the period from July 10, 2018 to September 22, 2018, Buyer carried out, directly and through its advisors, a legal, financial, accounting, tax, IT and business due diligence review of Green and the Group, based, on (i) documents made available by the Violet Parties, the Company and their advisors in a virtual data room hosted by Merrill Datasite from July 31, 2018 to September 22, 2018 (the “VDR”), (ii) certain additional documents and information made available by the Violet Parties, the Company and their advisors following the submission by Buyer of specific enquiries, and (iii) additional information made available by Green’s and the Company’s management during management presentations and one-to-one meetings with Buyer held during the months of July and August 2018 as well as telephone sessions with the Company’s management (the “Buyer Due Diligence”).

(F)	Reserved.

(G)	Reserved.

(H)

On or prior to the date hereof, Green and the Sellers entered into an Irrevocable Deed of Consent and Waiver in the form of Exhibit (H) (the “Irrevocable Deed of Consent and Waiver”), with copy to Buyer.

(I)

On the date hereof, AV and the Company entered into an irrevocable assignment substantially in the form of Exhibit (I), pursuant to which AV shall irrevocably assign to the Company certain rights in the Archivio Versace (the “AV Assignment”).

(J)

On the date hereof, (i) AV and the Company entered into a consultancy agreement effective upon the consummation of the Closing (the “AV Consultancy Agreement”), (ii) DV and the Company entered into an employment agreement effective upon the consummation of the Closing (the “DV Employment Agreement”), and (iii) JA and the Company entered into a directorship agreement effective upon the consummation of the Closing (the “JA Directorship Agreement”) (clauses (i) – (iii) collectively, together with the AV Assignment and the Subscription Agreements, the “Ancillary Agreements”). A copy of each Ancillary Agreement, duly executed by the applicable Seller, has been delivered on the date hereof to Buyer.

(K)

On the date hereof, each of AV, DV and SV entered into a subscription agreement (collectively, the “Subscription Agreements”) with Magenta, pursuant to which at the Closing, each of AV, DV and SV will purchase, and Magenta will issue to each of AV, DV and SV, such number of shares of the Magenta Ordinary Shares as specified therein.

(L)

On the date hereof, substantially concurrently with the execution of this Agreement, Buyer, the MIP Beneficiaries and the Fiduciary Company, entered into a Stock Purchase Agreement (MIP Beneficiaries) (the “MIP SPA”) under which, among other things, subject to the terms and conditions set forth therein, Buyer agrees to purchase from the MIP Beneficiaries, and the MIP Beneficiaries agree to sell to Buyer, the Managers’ Company Shares.

(M)

On the terms and conditions set forth in this Agreement, Buyer wishes to purchase (i) from the Black Parties, which wish to sell to Buyer, the Black Parties’ Company Shares (together with the Managers’ Company Shares, “Company Shares”), and (ii) from the Violet Parties, who wish to sell to Buyer, the Violet Green Shares (the Violet Green Shares together with the Company Shares, the “Shares”), so that, upon completion of the Closing and the closing of the MIP SPA, Buyer will own, directly or indirectly, the entire issued and outstanding share capital of Green and the Company.

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings herein contained, the Parties, intending to be legally bound, do hereby agree as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In addition to the other terms defined elsewhere in this Agreement, capitalized terms listed in this Paragraph 1.1 (Definitions) shall have the following respective meanings:

1933 Act	means the U.S. Securities Act of 1933.

Affiliate	means with respect to:

(a) any Person (which is not an individual), a Person directly or indirectly Controlling, or Controlled by, or which is directly or indirectly under common Control with, such Person; and

(b) any individual, his or her spouse, ascendant(s), descendant(s) or collaterals up to the 1st degree or any Person Controlled by such individual or by such spouse’s ascendants or descendants,

provided, however, that (i) no Violet Party shall be deemed an Affiliate of any other Violet Party, (ii) from and after the Closing, the Sellers, on the one hand, and Green, the Company or its Subsidiaries, on the other hand, shall not be deemed to be Affiliates of each other, (iii) until the Closing, Green shall be deemed an Affiliate of each of the Violet Parties (and vice versa), (iv) until the effective time of the Green Carve Out and, thereafter, for so long as the Violet Parties collectively Control New Green and New Green Controls Verim, each of New Green and Verim shall be deemed an Affiliate of each of the Violet Parties (and vice versa) and (v) subject to clause (ii) above, any other entity that the Violet Parties collectively Control shall be deemed an Affiliate of the applicable Violet Parties (and vice versa).

Anti-Corruption Laws	means any applicable anti-bribery, anti-corruption or (to the extent relating to anti-bribery or anti-corruption matters) anti-money laundering Law as such Law is enacted and in effect on, or prior to, the Closing, and applicable to the Company, its Subsidiaries and/or Green, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010 or any other such Laws of any jurisdiction in which the Company, its Subsidiaries and/or Green operate or in which any agent thereof is conducting or has conducted business involving the Company, its Subsidiaries and/or Green.

Archivio Versace	means the archive of designs, accessories and apparel which each individually and collectively constitute the style and fashion heritage of GV.

AV Percentage	means such percentage set forth on Exhibit (B).

AV Purchase Price

means:

(a) the AV Percentage of the Base Green Purchase Price;

(b) minus the Estimated Leakage Amount in respect of AV and her Affiliates;

(c) minus the AV Percentage of the Estimated Green Liability Position.

Base Black Purchase Price	means such price set forth on Exhibit (B).

Base Green Purchase Price	means such price set forth on Exhibit (B).

Base Purchase Price	means the sum of (i) the Base Green Purchase Price, (ii) the Base Black Purchase Price and (iii) the MIP Beneficiaries Purchase Price.

Benefit Plans	means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case, whether or not subject to ERISA, and any other compensation or benefit, program, plan, policy, contract (other than statutory or Tax-based programs such as workers’ compensation or social security), including insurance coverage, severance, change in control or retention compensation or benefits, employment or directorship or similar service agreements, disability benefits, paid time off, deferred compensation, bonuses, share awards, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

Black Purchase Price	means: (a) the Base Black Purchase Price; (b) minus the Estimated Leakage Amount in respect of the Black Parties and their Affiliates.

Black Investment Agreement	means, the Investment Agreement, dated as of February 27, 2014, as amended from time to time, by and between Green, the Company, and Medusa Luxembourg S.à.r.l., Blackstone GPV Capital Partners (Mauritius) VI-D FDI Ltd. and Blackstone GPV Tactical Partners (Mauritius) – N Ltd.

Black Shareholders Agreement	means the Shareholders’ Agreement dated as of July 8, 2015 by and among Green, BL, BC and BT.

Black Tax Indemnity Agreement	means the Supplemental indemnification agreement dated as of February 27, 2014 by and among the Company, Green, BL, BC and BT.

Business Day	means any day that is not a Saturday or a Sunday or any other day on which retail banks are required or authorized by law to be closed in the City of Milan (Italy) or in the City of New York, NY (USA).

Buyer Confidentiality Agreement	means the letter agreement dated as of July 30, 2018 between Magenta and the Company.

Buyer’s Relief	means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account or capable of being taken into account in, the calculation of a liability to Tax or a right to a repayment of Tax that arises with respect to (i) Green or any Group Company after the Closing Date, (ii) any Group Company (for the purpose of calculating Losses arising from or relating to Green or Verim in respect of any Consolidated Group), or (iii) the Buyer or any of its Affiliates (other than Green or any Group Company).

Claim	means any claim, writ, dispute, charge, complaint, action, proceeding, suit, litigation, arbitration, audit or investigation (whether civil, criminal, administrative, judicial or regulatory), or any appeal therefrom.

Closing	means the purchase and sale of the Shares, the payment of the Purchase Price and, in general, the execution and delivery of all documents and the performance and consummation of all actions and transactions, respectively required to be executed, delivered, performed and/or consummated at the Closing pursuant to this Agreement and the Subscription Agreements.

Company Accounting Principles	means the International Financial Reporting Standards (IFRS), including the International Accounting Standards, issued by the International Accounting Standards Board (IASB), as homologated and adopted by the European Union, applied by the Company at or prior to the Closing on a consistent basis (except as may be indicated in the notes to Consolidated Financial Statements).

Company Benefit Plan	means any Benefit Plan which is sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former independent contractors, members of boards of directors or managers, or employees of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has or would reasonably expect to have any liability.

Competition Laws	means the HSR Act, the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and all other antitrust, competition or trade regulation Laws, including of the European Union, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

Consolidated Financial Statements	means (i) the audited financial statements of the Company (including balance sheet, income statement and statement of cash flows of the Company), on a consolidated basis, as at each of December 31, 2017, December 31, 2016 and December 31, 2015, and in each case, for the year then ended, together with the notes thereto, in each case, prepared in accordance with the Company Accounting Principles, together with the report of the Company’s independent auditors thereon and (ii) the unaudited financial statements of the Company (including balance sheet and income statement and statement of cash flows of the Company), on a consolidated basis, as at each of June 30, 2018 and June 30, 2017, and, in each case, for the six-month period then ended and prepared in accordance with the Company Accounting Principles (except as noted in Section 11.5 of the Sellers Disclosure Letter), a copy of which unaudited financial statements is attached to the Sellers Disclosure Letter as Schedule 1.1(A).

Consolidated Group	means an affiliated, consolidated, combined, unitary or other group for Tax purposes.

Contamination	means any emission, discharge, disposition, spilling, leaking, leaching, dumping, escaping, release and the like into or upon any land, water or air or otherwise entering the environment.

Contract	means any legally binding contract, agreement, indenture, note, bond, loan, mortgage, lease, sublease, license, sublicense, franchise agreement, commitment or other similar arrangement.

Control	has the meaning provided for in, and interpreted in accordance with, Article 2359, paragraphs 1 and 2, of the Italian Civil Code. The words Controlled and Controlling and the verb to Control have a meaning consistent with that of Control.

Disability	means, with respect to the applicable Person, the fact that such person is unable to perform substantially all of the duties required by her pursuant to her employment due to illness or incapacity for a period of at least ninety (90) days (whether or not consecutive) in any period of three hundred and sixty five (365) day.

DV Percentage	means such percentage set forth on Exhibit (B).

DV Purchase Price

means:

(a) the DV Percentage of the Base Green Purchase Price;

(b) minus the Estimated Leakage Amount in respect of DV and her Affiliates;

(c) minus the DV Percentage of the Estimated Green Liability Position.

Effect	means any state of facts, circumstance, condition, event, change, development, occurrence or effect.

Environmental Laws	means any and all Laws and Judgments relating to Hazardous Materials, pollution, the protection of the environment, natural resource damages, climate change, and, as such relates to the handling of or exposure to Hazardous Materials, health and safety, including Laws and Judgments relating to any import, export, registration, evaluation, authorization, restriction, treatment, storage, use, handling, transport, generation, manufacture, or Contamination with respect to, or exposure to, any Hazardous Material.

ERISA	means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate	means any Person that is considered a single employer with the Company or any of its Subsidiaries under Section 414 of the U.S. Tax Code or under Section 4001(b) of ERISA, or part of the same “controlled group” as the Company or any of its Subsidiaries for purposes of Sections 302 or 412 of ERISA.

Escrow Account	means the bank account to be opened in the name of Buyer and the Violet Parties with the Escrow Agent on or prior to the Closing Date, which will be operated in accordance with the provisions of the Escrow Agreement.

Escrow Agent	means Banca Intesa Sanpaolo, and, should Banca Intesa Sanpaolo not agree or not accept, or be unable or unwilling, for any reason whatsoever, to be engaged as escrow agent under the Escrow Agreement, another primary bank or fiduciary company of international standing, having the registered office or a branch in Italy, as will be jointly designated and mandated by Buyer and the Violet Parties as escrow agent under the Escrow Agreement.

Estimated Leakage Amount	means the aggregate amount of Leakage set forth in the Pre-Closing Leakage Statement.

Exchange Act	means the Securities Exchange Act of 1934.

Franchise Law	means any Law regulating the offer or sale of franchises, business opportunities or similar relationships, or governing the relationships between franchisors and franchisees, including those Laws that address unfair practices related to, or the default, termination, non-renewal, transfer of, franchises.

Fundamental Representations	means the representations and warranties set forth in Paragraphs 10.1 (Capacity and Authorization), 10.3 (Organization and Standing), 10.4 (Capitalization and title to Violet Green Shares), 10.5 (Ownership Interests), 10.7 (No Undisclosed Liabilities), 11.1 (Organization and Standing of the Company), 11.2 (Capitalization and title to Green Company Shares), 11.4 (Subsidiaries; Ownership Interests), Paragraph 11.9(i)(a) (Sufficiency of assets), 11.19(ii) (Related party transactions), 11.24 (Finder’s fee), 11.25(i) (Leakage), 12.1 (Organization and Standing), 12.2 (Capacity and Authorization), 12.4 (Title to Black Parties’ Company Shares), 12.6(ii) (Related party transactions), 12.7 (Leakage), Paragraph 7.1 (Capacity and Authorization) of the MIP SPA, Paragraph 7.3 (Title to the Managers’ Company Shares) of the MIP SPA, Paragraph 7.4 (Related Party Transactions) of the MIP SPA and Paragraph 7.5 (No Leakage) of the MIP SPA.

GAAP	means generally accepted accounting principles in the United States.

Governmental Authority	means any administrative office, administration, commission, court, tribunal (including arbitration tribunal), agency, ministry, regulatory (or self-regulatory) body or authority, whether multinational, national, federal, regional or local (or other political subdivision thereof), with judicial, legislative, administrative, regulatory or political powers, including any judicial, tax, labor, social security, antitrust (including the Antitrust Authorities), environmental or health and safety authority.

Green Accounting Principles	means, in respect of Green, the rules of Italian Law applicable to the drafting of financial statements, as integrated by, interpreted and applied in accordance with the accounting principles issued by the Commissione Nazionale dei Dottori Commercialisti e Ragionieri and by the OIC (Organismo Italiano di Contabilità), applied by Green at or prior to the Closing on a consistent basis (except as may be indicated in the notes to the Green Financial Statements).

Green Consolidated Accounting Principles	means the International Financial Reporting Standards (IFRS), including the International Accounting Standards, issued by the International Accounting Standards Board (IASB), as homologated and adopted by the European Union, applied by Green at or prior to the Closing on a consistent basis (except as may be indicated in the notes to the Green Consolidated Financial Statements).

Green Consolidated Financial Statements	means the audited financial statements of Green (including balance sheet, income statement and statement of cash flows of Green), on a consolidated basis, as at each of December 31, 2017, December 31, 2016 and December 31, 2015, and in each case, for the year then ended, together with the notes thereto, in each case, prepared in accordance with the Green Consolidated Accounting Principles, together with the report of Green’s independent auditors thereon.

Green Liability Accounting Principles	means the International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).

Green Liability Position	means all liabilities of Green (excluding any intercompany liabilities to the extent owing from Green to any Group Company) on the Closing Date after giving effect to the Green Carve Out, determined in accordance with the Green Liability Accounting Principles.

Green Financial Statements	means (i) the approved and audited statutory financial statements of Green (including balance sheet and income statement), on a stand-alone basis, as at December 31, 2017, together with the notes, reports and annexes included or attached to them, together with the report of the Green’s independent auditors thereon, and (ii) the pro forma (after giving effect to the Green Carve Out) balance sheet of Green as at June 30, 2018, in each case, prepared in accordance with the Green Accounting Principles, a copy of which pro forma balance sheet is attached to the Sellers Disclosure Letter as Schedule 1.1(B).

Green Purchase Price	means: (a) the Base Green Purchase Price; (b) minus the Estimated Leakage Amount in respect of the Violet Parties; (c) minus the Estimated Green Liability Position.

Green Specified Tax Liabilities	means (i) for any taxable period (or portion thereof) ending on or before the Closing Date, any unpaid Taxes (whether accrued or otherwise) for which Green is or becomes liable (or, for the absence of doubt, would be or become liable in the absence of a Buyer’s Relief) (other than any Italian Taxes payable in respect of a Consolidated Group of which any Group Company is a member and for which Green is liable solely by virtue of being a member of such Consolidated Group, which Taxes are (x) solely attributable to assets, liabilities or businesses of any Group Company, and (y) not attributable to any asset, liability or business of Green or Verim), and (ii) any Taxes arising out of, attributable to, relating to or resulting from Green’s ownership of any equity interests in any Person, other than the Company and Versace do Brasil—Importação e Distribuição de produtos de vestuario and acessorios LTDA.

Group Company	means any of the Company or its Subsidiaries.

Hazardous Materials	means any substance, pollutant, contaminant, material or waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant,” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas.

HSR Act	means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Indebtedness	means as of any particular time, without duplication, all obligations of any Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services, (iv) under capital leases determined in accordance with the Company Accounting Principles, (v) for the net amount payable under any derivative financial instruments, including any interest rate or currency swap transactions, hedging agreements or similar arrangements, (vi) secured by a Lien on any asset or property of any other Person, (vii) with respect to letters of credit and bankers’ acceptances, to the extent drawn, (viii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above, (ix) in respect of any incurred but unpaid interest, fees, costs or expenses incurred in connection with any Indebtedness specified in clauses (i) through (viii) above or under any related facility, or (x) in respect of any early termination or repayment penalties reasonably anticipated to be incurred upon the termination or repayment in full, on or about the Closing, of any Indebtedness specified in clauses (i) through (ix) above. Indebtedness shall not, however, include (A) accounts payable incurred in the ordinary course of business, (B) accrued expenses arising in the ordinary course of business and (C) Indebtedness owing from the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company.

Independent Auditor	means Deloitte & Touche S.p.A., and, should Deloitte & Touche S.p.A. not agree or not accept, or be unable or unwilling, for any reason whatsoever, to perform the services called for under Paragraph 4.5 (Independent Auditor) below, the international accounting firm jointly selected by the Violet Parties and Buyer or, if the Violet Parties and Buyer fail to agree on such election within ten (10) Business Days from the expiration of the term set forth in Paragraph 4.4 (Attempted Agreement on the Disputed Items) below, the Italian branch of the independent accounting firm that will thereupon be designated at the request of the most diligent Party by the President of the Tribunal of Milan, from among primary international accounting firms.

Intellectual Property	means all intellectual property rights and industrial property rights throughout the world, including (i) trademark rights, whether registered or unregistered, in brand names, service marks, certification marks, collective marks, Internet domain names, logos, slogans, symbols and trade dress, all registrations, renewals and applications for registration of the foregoing (“Trademarks”), (ii) rights under patents, patent applications, including utility and design patents and other rights with respect to utility models, registered designs, and invention disclosures (“Patents”), (iii) rights in trade secrets, know-how and other confidential and proprietary information, and (iv) copyrights and equivalent rights in works of authorship (including software), and rights in design, and including all registrations and applications therefor and moral rights or equivalent rights (“Copyrights”).

Judgment	means any order, injunction, judgment, determination, decree, final or enforceable ruling, assessment or arbitration award of any Governmental Authority.

Knowledge of the Violet Parties	means the actual knowledge (after due and careful inquiries and therefore without reference to any imputed knowledge) of the Persons specified (a) in Section 1.1(a) of the Sellers Disclosure Letter, when used in Article 10 (Representations and Warranties as to Green and the Violet Parties) and (b) in Section 1.1(b) of the Sellers Disclosure Letter, when used in Article 11 (Representations and Warranties as to the Company and its Subsidiaries) or elsewhere in this Agreement.

Law	means any applicable supra-national, national, federal, state, municipal or local (or other political subdivision thereof) statute, law (including common law), order, decree, regulation, rule or code of any applicable jurisdiction.

Leased Real Property	means any real property that the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy pursuant to a lease, sublease or similar agreement.

Liens	means any encumbrance, option, pledge, mortgage, security interest, charge, lien (statutory or otherwise, including tax and administrative liens), privilege, easement or usufruct, defect of title, in-rem or personal enjoyment right or restriction on the voting, transfer or income distribution of securities or other attributes of ownership or rights of set-off or other encumbrances of any kind.

Losses	means all losses, damages, liabilities, Taxes (including Taxes that would have arisen in the absence of any Buyer’s Relief), fines, penalties and any other costs or expenses (including any such items assessed or arising pursuant to a Judgment and any reasonable and documented attorneys’ and other advisors’ and consultants’ fees and expenses).

Magenta Ordinary Shares	means the ordinary shares, no par value, of Magenta.

Major Sellers Purchase Price	means the sum of (i) the Green Purchase Price and (ii) the Black Purchase Price.

Major Sellers Shares	means, collectively, the Violet Green Shares and the Black Parties’ Company Shares.

Material Adverse Effect	means any Effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially delay the consummation by Sellers of the transactions contemplated by this Agreement or (b) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) and/or the results of operations of the Company and its Subsidiaries, taken as whole; provided, however, that for purposes of clause (b), in no event shall any Effect constitute, individually or in the aggregate, or be taken into account in determining the occurrence of, a Material Adverse Effect if such Effect relates to, arises out of, or results from: (i) any change in economic conditions generally or credit, debt, capital or financial markets generally, including changes in interest or exchange rates, (ii) any change in operating, business, regulatory or other conditions generally affecting the industries, markets or geographical areas in which the Group operates or in which products of the Group are used or distributed, (iii) any change or proposed change in Laws or the Green Accounting Principles or the Company Accounting Principles, or the enforcement or interpretation thereof, applicable to the Group, (iv) the failure of the Group to achieve any financial projections or forecasts (but not the underlying cause of such failure), (v) hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing in jurisdictions in which the Group operates, (vi) any hurricane, flood, tornado, earthquake or other natural or man-made disaster or any other force majeure event, (vii) the public announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including actions of competitors, customers or suppliers or losses of employees, or (viii) any action taken at the express written request of Buyer; provided, further, that with respect to clauses (i), (ii), (iii), (v) and (vi) only, such Effect may be considered in determining whether a “Material Adverse Effect” has occurred to the extent that such Effect affects the Company and/or its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and/or its Subsidiaries conduct business.

MIP Beneficiaries Purchase Price	means such price set forth on Exhibit (B).

New Green	shall have the meaning ascribed to such term in the Green Step Plan.

Notary	means Mario Notari of the firm Notari Rampolla e Associati, and, should he not agree or not accept, or be unable or unwilling to be engaged as Notary, another notary public who is a member of such firm chosen by Buyer, and if such individual is unable or unwilling to be engaged as Notary, another notary public from a firm of generally equal standing designated by Buyer.

Owned Real Property	means any real property owned by the Company or any of its Subsidiaries.

Pending Claim	means, as of any date of determination, (i) any Direct Claim that is asserted by Buyer pursuant to Article 15 in accordance with this Agreement prior to such date of determination that has not been finally determined pursuant to Article 15 and (ii) any Third Party Claim that is asserted by Buyer pursuant to Article 15 in accordance with this Agreement prior to such date of determination that has not been finally determined pursuant to Article 15.

Permitted Liens	means (i) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings; (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice; (iii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority; (v) customary covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Liens affecting property that, in the case of clauses (iv) and (v), individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy or value of the property subject thereto.

Person	means an individual, company, corporation, firm, partnership, trust, branch of any legal entity, association, unincorporated organization, joint venture or other entity or Governmental Authority.

Purchase Price	means the sum of (i) the Green Purchase Price, (ii) the Black Purchase Price and (iii) the MIP Beneficiaries Purchase Price.

Registered Intellectual Property	means all United States, Italian, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks and applications to register Trademarks (including intent-to-use applications or other registrations or applications related to Trademarks); (iii) Internet domain names and URL registrations; (iv) registered Copyrights and applications for Copyright registration and (v) any similar or corresponding registrations or applications with respect to Intellectual Property.

Retirement Benefit	means any pension, lump sum, gratuity or similar benefit provided or to be provided on or after retirement, death, disability or leaving service in respect of employment of the Employees or Former Employees or in respect of the members of any pension or other post-retirement benefit schemes to which any of the Group Companies are liable to contribute (excluding benefits provided under an arrangement which solely provides benefits upon the accidental injury or death of an employee).

Sanctioned Country	means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (currently Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

Sanctioned Person	means any Person with whom dealings are restricted or prohibited under the Sanctions Laws, including (i) any Person identified in any list of sanctioned person maintained by the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

Sanctions Laws	means all Laws concerning economic or trade sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of specified Person or located in a specified country.

SEC	means the U.S. Securities and Exchange Commission.

Sellers Disclosure Letter	means the letter attached hereto under Exhibit (C).

Subsidiary	means, with respect to a Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

SV Percentage	means such percentage set forth on Exhibit (B).

SV Purchase Price

means:

(a) the SV Percentage of the Base Green Purchase Price;

(b) minus the Estimated Leakage Amount in respect of SV and his Affiliates;

(c) minus the SV Percentage of the Estimated Green Liability Position.

Tax	means any tax, levy, impost, duty or other charge or withholding of a similar nature including corporate income tax, income tax (including income tax, substitute tax and any other amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), sales tax, property tax, regional and local tax on productive activities, capital gains tax, substitute tax on financings, development land tax, inheritance tax, value added tax, capital duty, stamp duty, transfer tax, registration tax, waste management tax, duties of customs and excise, and all taxes, duties or charges, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.

Tobin Tax	means the financial transaction Tax (so-called Tobin Tax) pursuant to Article 1, paragraphs 491-500, of Law no. 228 of December 24, 2012 and the Decree of the Ministry of Economy and Finance of February 21, 2013 as subsequently supplemented and amended.

Transfer Tax	means any sales, use, transfer, financial transaction, registration, stamp, value added or similar Tax but not, for the avoidance of doubt, any Tax based on income or gain.

U.S. Tax Code	means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Violet Confidentiality Agreement	means the letter agreement dated as of August 31, 2018 by and among Magenta, DV, AV, SV and JA.

1.2

Other definitions. In addition to the other terms defined in Paragraph 1.1 (Definitions) above or elsewhere in this Agreement, capitalized terms listed in this Paragraph 1.2 (Other Definitions) shall have the meaning ascribed to them in the provisions of this Agreement specified below:

Agents	has the meaning set forth in 11.11.

Agreement	has the meaning set forth in the Preamble.

Ancillary Agreements	has the meaning set forth in Recital (J).

Antitrust Authorities	has the meaning set forth in Paragraph 7.1.

Antitrust Clearance	has the meaning set forth in Paragraph 7.1.

Antitrust Filings	has the meaning set forth in Paragraph 6.2.

Assets	has the meaning set forth in Paragraph 11.9.

AV	has the meaning set forth in the Preamble.

AV Assignment	has the meaning set forth in Recital (I).

AV Consultancy Agreement	has the meaning set forth in Recital (J).

AV Escrow Amount	has the meaning set forth in Paragraph 3.1.

AV’s Green Shares	has the meaning set forth in Recital (B).

BC	has the meaning set forth in the Preamble.

BC Purchase Price	has the meaning set forth in Exhibit (B).

BC’s Company Shares	has the meaning set forth in Recital (A).

BL	has the meaning set forth in the Preamble.

BL’s Company Shares	has the meaning set forth in Recital (A).

BL’s Green Share	has the meaning set forth in Recital (B).

BL Purchase Price	Has the meaning set forth on Exhibit (B).

Black Parties	has the meaning set forth in the Preamble.

Black Parties’ Company Shares	has the meaning set forth in Recital (A).

Black Purchase Price	has the meaning set forth in Paragraph 3.1.

BT	has the meaning set forth in the Preamble.

BT Purchase Price	has the meaning set forth on Exhibit (B).

BT’s Company Shares	has the meaning set forth in Recital (A).

Buyer	has the meaning set forth in the Preamble.

Buyer Due Diligence	has the meaning set forth in Recital (E).

Buyer Indemnified Parties	has the meaning set forth in Paragraph 15.1.

Buyer’s Accounts Statement	has the meaning set forth in Paragraph 4.2.

BX Arms-Length Transactions	has the meaning set forth in Paragraph 6.7.

Closing Date	has the meaning set forth in Paragraph 9.1.

Company	has the meaning set forth in Recital (A).

Company Marks	has the meaning set forth in Paragraph 6.10.

Company Organizational Documents	has the meaning set forth in Paragraph 11.1.

Closing Date	has the meaning set forth in Paragraph 9.1.

Company Shares	has the meaning set forth in Recital (M).

Company Treasury Shares	has the meaning set forth in Recital (A).

Conditions Precedent	has the meaning set forth in Paragraph 7.1.

Consents	has the meaning set forth in Paragraph 6.13.

Copyrights	has the meaning set forth in Paragraph 1.1.

Debt Agreements	has the meaning set forth in Paragraph 6.6.

Debt Terminations	has the meaning set forth in Paragraph 6.6.

Direct Claim	has the meaning set forth in Paragraph 15.3.

Disputed Items	has the meaning set forth in Paragraph 4.3.

DV	has the meaning set forth in the Preamble.

DV Employment Agreement	has the meaning set forth in Recital (J).

DV Escrow Amount	has the meaning set forth in Paragraph 3.1.

DV’s Green Shares	has the meaning set forth in Recital (B).

Employees	has the meaning set forth in Paragraph 11.11.

End Date	has the meaning set forth in Paragraph 7.3.

Environmental Permits	has the meaning set forth in Paragraph 11.17.

Escrow Agreement	has the meaning set forth in Paragraph 15.7.

Escrow Amount	has the meaning set forth in Paragraph 3.1.

Estimated Green Liability Position	has the meaning set forth in Paragraph 4.1.

Excess MIP Tax	has the meaning set forth in Paragraph 15.1(viii)

Fiduciary Company	has the meaning set forth in Recital (A).

Filings	has the meaning set forth in Paragraph 6.13.

Final Escrow Release Date	has the meaning set forth in Paragraph 15.7.

First Escrow Release Date	has the meaning set forth in Paragraph 15.7.

Former Agents	has the meaning set forth in Paragraph 11.11.

Former Employees	has the meaning set forth in Paragraph 11.11.

Former Independent Contractors	has the meaning set forth in Paragraph 11.11.

Foundation	has the meaning set forth in Paragraph 18.1.

Franchisee	has the meaning set forth in Paragraph 11.22.

Green	has the meaning set forth in Recital (A).

Green Carve Out	has the meaning set forth in Paragraph 6.1.

Green De-Merger	has the meaning set forth in Paragraph 7.2.

Green Organizational Documents	has the meaning set forth in Paragraph 10.3.

Green Parties	has the meaning set forth in the Preamble.

Green Permits	has the meaning set forth in Paragraph 10.12.

Green Company Shares	has the meaning set forth in Recital (A).

Green Excluded Liabilities	has the meaning set forth in Paragraph 10.7.

Green Step Plan	has the meaning set forth in Paragraph 6.1.

Group	has the meaning set forth in Recital (D).

Group Confidential Information	has the meaning set forth in Paragraph 20.1.

Green De-Merger Deed	has the meaning set forth in Paragraph 7.2.

Group Permits	has the meaning set forth in Paragraph 11.14.

Indemnifying Party	has the meaning set forth in Paragraph 15.3.

Independent Contractors	has the meaning set forth in Paragraph 11.11.

Individual Indemnitees	has the meaning set forth in Paragraph 6.4.

Interim Period	has the meaning set forth in Paragraph 8.1.

Irrevocable Deed of Consent and Waiver	has the meaning set forth in Recital (H).

IT Systems	has the meaning set forth in Paragraph 11.12.

JA Directorship Agreement	has the meaning set forth in Recital (J).

Law 231/2001	has the meaning set forth in Paragraph 10.15.

Leakage	has the meaning set forth in Paragraph 5.1.

Leakage Concerned Seller	has the meaning set forth in Paragraph 5.2.

Locked Box Date	has the meaning set forth in Paragraph 5.1.

Magenta	has the meaning set forth in the Preamble.

Major Sellers	has the meaning set forth in the Preamble.

Managers’ Company Shares	has the meaning set forth in Recital (A).

Material Contract	has the meaning set forth in Paragraph 11.8.

MIP Beneficiaries	has the meaning set forth in Recital (L).

MIP SPA	has the meaning set forth in Recital (L)

Non-Terminating Intercompany Agreements	has the meaning set forth in Paragraph 6.7.

Notice of Claim	has the meaning set forth in Paragraph 15.3.

Notice of Disagreement	has the meaning set forth in Paragraph 4.3.

Owned Intellectual Property	has the meaning set forth in Paragraph 11.12.

Owned Registered Intellectual Property	has the meaning set forth in Paragraph 11.12.

Parties	has the meaning set forth in the Preamble.

Patents	has the meaning set forth in Paragraph 1.1.

Payoff Amount	has the meaning set forth in Paragraph 6.6.

Payoff Letter	has the meaning set forth in Paragraph 6.6.

Permits	has the meaning set forth in Paragraph 10.12.

Permitted Leakage	has the meaning set forth in Paragraph 5.1.

Personal Information	has the meaning set forth in Paragraph 11.13.

Post-Closing Leakage Notice	has the meaning set forth in Paragraph 5.4.

Pre-Closing Leakage Notice	has the meaning set forth in Paragraph 5.3.

Pre-Closing Leakage Statement	has the meaning set forth in Paragraph 5.3.

Price Adjustment	has the meaning set forth in Paragraph 4.8.

Private Equity Business	has the meaning set forth in Paragraph 6.12.

Requesting Party	has the meaning set forth in Paragraph 6.16.

Rules	has the meaning set forth in Paragraph 23.2.

Sellers	has the meaning set forth in the Preamble.

Shares	has the meaning set forth in Recital (M).

Subscription Agreements	has the meaning set forth in Paragraph 9.2(ii)

Subsidiaries	has the meaning set forth in Recital (D).

SV	has the meaning set forth in the Preamble.

SV Escrow Amount	has the meaning set forth in Paragraph 3.1.

SV Non-Compete Term	has the meaning set forth in Paragraph 6.14.

SV Non-Compete Covenant	has the meaning set forth in Paragraph 6.14.

SV’s Green Shares	has the meaning set forth in Recital (B).

Terminating Intercompany Agreements	has the meaning set forth in Paragraph 6.7.

Third Party Claim	has the meaning set forth in Paragraph 15.3.

Trademarks	has the meaning set forth in Paragraph 1.1.

Unresolved Items	has the meaning set forth in Paragraph 4.5.

Unresolved Leakage Items	has the meaning set forth in Paragraph 5.3.

VDR	has the meaning set forth in Recital (E).

Violet Family Member	has the meaning set forth in Paragraph 6.10.

Violet Green Shares	has the meaning set forth in Recital (B).

Violet Parties	has the meaning set forth in the Preamble.

Violet Parties’ Accounts Statement	has the meaning set forth in Paragraph 4.1.

1.3	Interpretation. The following provisions shall apply in connection with the interpretation of this Agreement:

(i)

the Recitals, the Exhibits and the Sellers Disclosure Letter form an integral and essential part of this Agreement. Any reference to “this Agreement” shall include such Recitals, Exhibits and Sellers Disclosure Letter;

(ii)

any reference to a provision of Law shall include any subordinate legislation made pursuant to such Law and shall be construed as a reference to the same as it may have been, or may, from time to time, be, amended, modified or re-enacted;

(iii)	any reference to an “Article”, “Paragraph” or “Exhibit” is a reference to an Article, Paragraph or Exhibit of this Agreement;

(iv)	the headings to the Articles, Paragraphs and Exhibits are for purposes of convenience only and shall not affect the construction or interpretation of this Agreement;

(v)	the terms “hereof”, “hereto”, “herein” and “hereunder” and similar expressions shall mean and refer to this Agreement;

(vi)	the words “include” and “including” are to be construed without limitation;

(vii)	the terms defined in the singular shall have the comparable meaning when used in the plural, and vice versa;

(viii)

any references to documents or information having been “provided to Buyer” or “made available to Buyer” (or similar expressions), shall include the inclusion of such document or information in the virtual data room referred to in Recital (E) by 5:00 p.m. Central European Time on September 22, 2018;

(ix)

with respect to any reference to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted; and

(x)

any reference to an obligation by a Party to procure that any action be taken (or not taken) by a person which is not a Party to this Agreement, or to cause such person to take (or not take) any action, shall be construed as a “promessa dell’obbligazione o del fatto del terzo” in accordance with Article 1381 of the Italian Civil Code.

2	SALE AND PURCHASE OF THE SHARES

2.1

Object. On the terms and conditions set forth herein and subject to the satisfaction of the Conditions Precedent (or waiver thereof pursuant to Paragraph 7.5 (Waiver of the Conditions Precedent) below), effective as of the Closing Date, upon consummation of the Closing:

(i)

AV shall sell to Buyer, and Buyer shall purchase from AV, the full ownership and beneficial title to all (and not less than all) of the AV’s Green Shares, free and clear of any Liens (other than any restrictions under any securities Laws or any Liens created by Buyer), for the consideration specified in Article 3 (Purchase Price) below;

(ii)

SV shall sell to Buyer, and Buyer shall purchase from SV, the full ownership and beneficial title to all (and not less than all) of the SV’s Green Shares, free and clear of any Liens (other than any restrictions under any securities Laws or any Liens created by Buyer), for the consideration specified in Article 3 (Purchase Price) below;

(iii)

DV shall sell to Buyer, and Buyer shall purchase from DV, the full ownership and beneficial title to all (and not less than all) of the DV’s Green Shares, free and clear of any Liens (other than any restrictions under any securities Laws or any Liens created by Buyer), for the consideration specified in Article 3 (Purchase Price) below;

(iv)

BL shall sell to Buyer, and Buyer shall purchase from BL, the full ownership and beneficial title to all (and not less than all) of the BL’s Company Shares, free and clear of any Liens (other than any restrictions under any securities Laws or any Liens created by Buyer), for the consideration specified in Article 3 (Purchase Price) below;

(v)

BC shall sell to Buyer, and Buyer shall purchase from BC, the full ownership and beneficial title to all (and not less than all) of the BC’s Company Shares, free and clear of any Liens (other than any restrictions under any securities Laws or any Liens created by Buyer), for the consideration specified in Article 3 (Purchase Price) below; and

(vi)

BT shall sell to Buyer, and Buyer shall purchase from BT, the full ownership and beneficial title to all (and not less than all) of the BT’s Company Shares, free and clear of any Liens (other than any restrictions under any securities Laws or any Liens created by Buyer), for the consideration specified in Article 3 (Purchase Price) below;

it being understood that the sales and purchases under this Paragraph 2.1 (Object) shall constitute one and the same transaction, and, subject to the third to last sentence of Paragraph 9.4, neither the Major Sellers nor Buyer shall be obliged to complete the sale and purchase of any of the Major Sellers Shares unless the purchase of all of the Major Sellers Shares is completed simultaneously.

2.2

Waivers. By executing this Agreement, each of the Major Sellers expressly (a) consents to the sale and purchase of the Shares under this Agreement and the MIP SPA, including for purposes of any lock-up provision or transfer restriction set forth in the by-laws of Green and/or the Company or any shareholders’ agreement or any other agreement to which such Seller is a party, (b) waives any right of the Major Sellers to purchase, sell or otherwise transfer Shares under the by-laws Green and/or the Company, any shareholders’ agreement or any other agreement to which such Major Seller is a party, including any right of consent (diritto di gradimento), right of first refusal (diritto di primo rifiuto), pre-emption right (diritto di prelazione), option right (diritto di opzione), tag-along right (diritto di covendita), drag-along right (diritto di trascinamento) or withdrawal right (diritto di recesso), with respect to the sale and purchase of the Shares under this Agreement and the MIP SPA, (c) waives compliance with any notice requirement or procedure (including with respect to any right of consent (diritto di gradimento), right of first refusal (diritto di primo rifiuto), pre-emption right (diritto di prelazione), option right

(diritto di opzione), tag-along right (diritto di covendita) drag-along right (diritto di trascinamento) or withdrawal right (diritto di recesso)) that may be applicable under the by-laws of Green and/or the Company or any shareholders’ agreement or any other agreement to which such Major Seller is a party, with respect to the sale and purchase of the Shares under this Agreement and the MIP SPA, (d) confirms that the price agreed as the consideration for her/his/its Major Sellers Shares pursuant to this Agreement is in lieu of any consideration he/she/it may have otherwise had the right to receive pursuant to the bylaws of Green or the Company (as the case may be) and/or any shareholders’ or other agreement concerning her/his/its Major Sellers Shares to which she/he/it is a party and/or the Incentive Plan, adopted July 8 2015, and accordingly, expressly and irrevocably waives any such right to receive such consideration, and (e) agrees that such Major Seller shall not (and shall cause its Affiliates not to) bring any Claim against Magenta, Green or any of the Group Companies or any of their respective Affiliates (i) related to, arising out of, or in connection with the allocation of the Purchase Price as between the Sellers and/or any of their Affiliates or direct or indirect investors (and/or any other current or former direct or indirect investors in Green and/or the Company) and/or any current, future or former, investors, directors, officers, employees, managers and/or other representatives of any of the foregoing, or (ii) related to, or arising out of Paragraphs 16.1 (Several and not joint liability), 16.2 (Contribution Claim Against the Black Parties) or 16.3 (Contribution Claim Against the Violet Parties). Each of the Major Sellers undertakes to deliver to the Notary on the Closing Date a duly executed copy of the Irrevocable Deed of Consent and Waiver. In addition, the Black Parties expressly agree that, subject to, and with effect from, the Closing, the Black Parties shall not (and shall cause its Affiliates not to) bring any (and hereby irrevocably waive any and all) Claims against Magenta, Green (including any Claim pursuant to Article 2506-quarter, third paragraph, of the Italian Civil Code) or any of the Group Companies (but not New Green) or any of their respective Affiliates related to, arising out of, or in connection with the Black Investment Agreement, the Black Shareholders Agreement or any of the transactions contemplated thereby.

2.3

Entitlement. Upon consummation of the Closing, the entitlement (godimento) of the Major Sellers Shares shall be to the benefit of Buyer with ordinary effect (godimento regolare), it being understood that any dividend or other distribution accrued, declared, paid or made with respect to the Major Sellers Shares on or after Closing shall be to the benefit of Buyer.

3	PURCHASE PRICE

3.1

Purchase Price. Without prejudice to the provisions set forth in Articles 4 (Post-Closing Green Purchase Price Adjustment) and 5 (Locked Box) below, the aggregate consideration for the purchase of the Major Sellers Shares shall be equal to the Major Sellers Purchase Price. At the Closing, Buyer shall pay, or cause to be paid, to the Major Sellers the Major Sellers Purchase Price, in each case pursuant to the terms hereof, as follows:

(i)	to the Violet Parties, the Green Purchase Price, as follows:

(a)

to AV, cash (in Euros) in an amount equal to the AV Purchase Price, of which cash an amount of Euro 100,000,000 multiplied by the AV Percentage (the “AV Escrow Amount”) to the Escrow Account and the remainder to the bank account of AV;

(b)

to SV, cash (in Euros) in an amount equal to the SV Purchase Price, of which cash an amount of Euro 100,000,000 multiplied by the SV Percentage (the “SV Escrow Amount”) to the Escrow Account and the remainder to the bank account of SV;

(c)

to DV, cash (in Euros) in an amount equal to the DV Purchase Price, of which cash an amount of Euro 100,000,000 multiplied by the DV Percentage (the “DV Escrow Amount” and, together with the AV Escrow Amount and the SV Escrow Amount, plus interest that accrues on each of the foregoing, the “Escrow Amount”) to the Escrow Account and the remainder to the bank account of DV;

(ii)	to the Black Parties, the Black Purchase Price as follows:

(a)	the BL Purchase Price in cash to the bank account of BL;

(b)	the BC Purchase Price in cash to the bank account of BC; and

(c)	the BT Purchase Price in cash to the bank account of BT.

3.2

Subscription Agreements. At Closing, Buyer shall issue or transfer, or cause to be issued or transferred, to the applicable Violet Parties, and the applicable Violet Parties shall purchase and acquire, the shares of Magenta Ordinary Shares, free and clear of all Liens (other than any restrictions under any securities Laws or any Liens created by the applicable Violet Parties) in accordance with the terms of the applicable Violet Party’s Subscription Agreement.

3.3

Escrow. At Closing, (i) the Violet Parties and Buyer shall enter into the Escrow Agreement, and (ii) Buyer shall deposit the amount of the Escrow Amount into the Escrow Account, by wire transfer of immediately available funds. The operation of the Escrow Account and the release of the funds deposited thereon from time to time shall be made exclusively in accordance with this Agreement and the Escrow Agreement.

3.4

Fixed Purchase Price. The Major Sellers Purchase Price is a fixed amount and, other than as expressly set forth in Articles 4 (Post-Closing Green Purchase Price Adjustment), 5 (Locked Box) and 15 (Indemnification) below, is not subject to any adjustment, integration or rectification whatsoever, whether on account of the financial and economic situation of Green, the Company or its Subsidiaries or otherwise.

3.5

Method of Cash Payment. All cash payments under this Agreement shall be made on the relevant due date, in Euro, by wire transfer of immediately available funds. All payments due to any Major Seller or to Buyer shall be made to the bank accounts of the relevant payees, the full details of which will be notified in writing by the payees to the payer at least three (3) Business Days prior to the date on which payment is due and appropriate evidence of such wire transfer shall be given to the payees on the date in which such payment is made.

4	POST-CLOSING GREEN PURCHASE PRICE ADJUSTMENT

4.1

Violet Parties’ Accounts Statement. No earlier than ten (10) Business Days prior to the anticipated Closing Date and no later than three (3) Business Days prior to the anticipated Closing Date, the Violet Parties shall prepare and deliver to Buyer a written statement prepared in accordance with the Green Liability Accounting Principles (the “Violet Parties’ Accounts Statement”), setting forth the Violet Parties’ good-faith estimate of the Green Liability Position as of the Closing Date (the “Estimated Green Liability Position”), including the individual items which have been considered for the determination thereof and reasonable supporting documentation used in the preparation thereof. Following delivery of the Violet Parties’ Accounts Statement, Buyer may submit comments and observations thereto and the Violet Parties shall in good faith take into account such comments and observations (including by discussing such comments and observations with Buyer in good faith) to determine whether any changes should be made to the Violet Parties’

Accounts Statement and Estimated Green Liability Position, it being understood, however, that in no event shall the Closing be delayed or the Closing Date be postponed if the Violet Parties and Buyer are unable to reach an agreement with respect to any such comments or observations, in which case the Closing actions and transactions will occur on the basis of the Violet Parties’ Accounts Statement as delivered in accordance with this Paragraph 4.1.

4.2

Buyer’s Accounts Statement. As soon as practicable following the Closing Date, and, in any event, by the later of (a) June 10, 2019 or (b) 90 Business Days after the Closing Date, Buyer shall prepare and deliver to the Violet Parties a written statement prepared in accordance with the Green Liability Accounting Principles (the “Buyer’s Accounts Statement”), setting forth:

(i)

Buyer’s calculation of the Green Liability Position as of the Closing Date, including the individual items which have been considered for the determination thereof and reasonable supporting documentation used in the preparation thereof and

(ii)	the determination of the Price Adjustment, calculated in accordance with Paragraph 4.8 (Price Adjustment) below.

4.3

Notice of Disagreement. The Green Liability Position as of the Closing Date, as determined pursuant to Paragraph 4.2 (Buyer’s Account Statement) above, shall become final and binding upon the Green Parties and Buyer unless a written notice of disagreement with respect thereto, specifying in detail the single items, the amount in dispute and the reasons of each such disagreement (collectively, the “Disputed Items”), is delivered by the Violet Parties to Buyer within fifteen (15) Business Days following the date on which the Buyer’s Accounts Statement was first received by the Violet Parties (the “Notice of Disagreement”).

4.4

Attempted Agreement on the Disputed Items. If a Notice of Disagreement is timely delivered by the Violet Parties pursuant to Paragraph 4.3 (Notice of Disagreement) above, during a period of 20 Business Days following the date on which Buyer received the Notice of Disagreement, Buyer and the Violet Parties shall seek in good faith to resolve any differences they may have with respect to any Disputed Item.

4.5

Independent Auditor. If the Violet Parties and Buyer are unable to reach an agreement in writing with respect to all of the Disputed Items within the deadline set out in Paragraph 4.4 (Attempted Agreement on the Disputed Items) above, then all the Disputed Items on which an agreement is not reached (the “Unresolved Items”) shall be submitted by the Violet Parties, on the one hand, and Buyer, on the other hand, to the Independent Auditor and determined and resolved by the same in accordance with the following provisions:

(i)

the Independent Auditor shall: (a) be limited to the Unresolved Items, (b) determine the value of any and all Unresolved Items in compliance with the Green Liability Accounting Principles and the provisions of this Agreement, (c) on the basis of the value of the Unresolved Items so determined, recalculate the Green Liability Position as of the Closing Date, (d) on the basis of the Green Liability Position as of the Closing Date so recalculated, determine the Price Adjustment in accordance with Paragraph 4.8 (Price Adjustment) below, (e) act as a “perito contrattuale” (contractual expert) and not as either an “arbitro” or “arbitratore” in making its determination, and (f) prepare and deliver its determination in writing to the Violet Parties and Buyer within thirty (30) Business Days of its acceptance of the appointment;

(ii)	any examination or discussion with the Independent Auditor may take place only in the presence of representatives and/or advisors of both the Violet Parties and Buyer;

(iii)

the Violet Parties and Buyer will cooperate with the Independent Auditor and make available, and Buyer shall cause Green to make available to the same, all the information, data and documents reasonably required by it for the purpose of rendering its determination, in as much as necessary or appropriate to determine the value of the Unresolved Items;

(iv)

the parties will grant the Independent Auditor access to any information which is reasonably necessary or appropriate for the purposes of its determinations hereunder and shall make themselves available to discuss the Unresolved Items;

(v)

the determinations rendered by the Independent Auditor shall be made, through a written and justified decision in a diligent and fair manner and in good faith, in accordance with any applicable Law and with the provisions of this Agreement, and shall be final and binding upon the Green Parties and Buyer (except in the case of manifest error) and not subject to appeal; and

(vi)

all of the costs, fees and expenses of the Independent Auditor shall be borne by the Violet Parties, on the one hand, and the Buyer, on the other hand, based on the percentage that the portion of Unresolved Items not awarded to each bears to the amount actually contested by such party, as determined by the Independent Auditor. Each Party shall pay the fees of its own advisors.

4.6

Engagement of the Independent Auditor. If the Independent Auditor must be appointed pursuant to Paragraph 4.5 (Independent Auditor) above, the Violet Parties and Buyer undertake to negotiate with the Independent Auditor an engagement or mandate which is customary for this kind of activity in accordance with customary terms and conditions – and, in general, to use their respective best efforts to ensure that the appointment of the Independent Auditor is made in the most expeditious manner and in accordance with the terms of Paragraph 4.5 (Independent Auditor) above.

4.7

Final Determination of the Price Adjustment. The Green Parties and Buyer agree that the calculation of the Green Liability Position as of the Closing Date and Price Adjustment: (i) as stated in the Buyer’s Accounts Statement delivered in accordance with Paragraph 4.2 (Buyer’s Accounts Statement) above in respect of which the Violet Parties do not object in writing within the time limit set out in Paragraph 4.3 (Notice of Disagreement) above, or (ii) as agreed between the Violet Parties and Buyer pursuant to Paragraph 4.4 (Attempted Agreement on the Disputed Items) above, or (iii) as determined by the Independent Auditor pursuant to Paragraph 4.5 (Independent Auditor) above, shall be final and binding between the Green Parties and Buyer and shall not be subject to appeal, challenge or any other subsequent review; provided, that the foregoing shall not limit any of Buyer’s rights under Article 15 (subject to the applicable limitations in such Article).

4.8

Price Adjustment. Within and no later than ten (10) Business Days following the determination of the Green Liability Position in accordance with the provisions of Paragraph 4.7 (Final Determination of the Price Adjustment) above, the Green Purchase Price shall be adjusted as follows (the “Price Adjustment”):

(i)

if the absolute value of the amount of the Green Liability Position as finally determined is less than the absolute value of the amount of the Estimated Green Liability Position, then Buyer shall pay to the Green Parties (each pro rata to the equity interest held in Green by each of them) in the aggregate an amount equal to the absolute amount of the difference between the absolute value of the amount of the Green Liability Position and the absolute value of the amount of the Estimated Green Liability Position;

(ii)

if the amount of the absolute value of the Green Liability Position as finally determined is greater than the absolute value of the amount of the Estimated Green Liability Position, then the Violet Parties collectively shall pay to Buyer an amount equal to the absolute amount of the difference between the absolute value of the amount of the Green Liability Position and the absolute value of the amount of the Estimated Green Liability Position (such amount may, at Buyer’s option in its sole discretion, be recovered from the Escrow Amount); and

(iii)	if the amount of the Green Liability Position is equal to the amount of the Estimated Green Liability Position, there shall be no adjustment to the Green Purchase Price.

For the avoidance of doubt, none of the exclusions and limitations set forth in Article 15 (Indemnification) (other than those set forth in Paragraphs 15.2(ii)(b), 15.2(iii) and 15.2(iv)) below shall apply to any amount to be paid to Buyer pursuant to this Paragraph 4.8 (Price Adjustment).

4.9

Misallocated Assets. If, following the Closing, any asset is found to have been retained by Green as of the Closing (after giving effect to the Green Carve Out) that, according to the Green Step Plan and the Green De-Merger Deed, should have been transferred to New Green in the Green Carve Out, Buyer shall use commercially reasonable efforts to transfer, or to cause its applicable Subsidiaries to transfer, such asset as soon as reasonably practicable to the Violet Parties or any Affiliate of the Violet Parties designated by the Violet Parties; provided, that as a condition to any such transfer, the Violet Parties shall promptly reimburse Buyer or its designee for any costs, fees and expenses (including Taxes) incurred by Buyer or any of its Affiliates in connection therewith. If, following the Closing, any asset is found to have been transferred to New Green as of the Closing (after giving effect to the Green Carve Out) that, according to the Green Step Plan and the Green De-Merger Deed, should have been retained by Green in the Green Carve Out, the Violet Parties shall use commercially reasonable efforts to transfer, or to cause New Green to transfer (at the Violet Parties’ sole expense), such asset as soon as reasonably practicable to Green or any Affiliate of Green designated by Buyer.

5	LOCKED BOX

5.1

Locked Box. Each of the Major Sellers, in relation to the period from July 1, 2018 (the “Locked Box Date”) to the date hereof (included), represents and warrants to Buyer, and, in relation to the period from the date hereof to the Closing Date, subject to Paragraph 16.1 (Several and not joint liability), undertakes to procure that, except for any Permitted Leakage:

(i)

neither the Company nor any of its Subsidiaries has paid, or will pay (and as of and following the effectiveness of the Green Carve Out, Green has not paid, and will not pay), any amount to such Major Seller and/or his/her/its Affiliates (including any management fees, monitoring fees, service or directors’ fees, bonuses, severance, change in control, transaction, termination indemnity or retention payments (or similar compensation or benefits), royalties, rent, license fees or other compensation of any kind);

(ii)

neither the Company nor any of its Subsidiaries has paid, or will pay (and as of and following the effectiveness of the Green Carve Out, Green has not paid, and will not pay), any dividends or has made, or will make (and as of and following the effectiveness of the Green Carve Out, Green has not made, and will not make), any distributions (whether in cash or in kind) or payments in lieu of any dividend or distribution, to such Major Seller and/or his/her/its Affiliates (other than to the Company or to a Subsidiary of the Company);

(iii)

neither the Company nor any of its Subsidiaries has made, or will make (and as of and following the effectiveness of the Green Carve Out, Green has not made, and will not make), (a) any payment in respect of share capital or other equity interest of the Company or any of its Subsidiaries (or Green, as applicable) to such Major Seller and/or his/her/its Affiliates (other than to the Company or a Subsidiary of the Company), (b) any amount payable to such Major Seller and/or his/her/its Affiliates (other than to the Company or to a Subsidiary of the Company) on the repurchase, redemption, reduction or cancellation of any shares or other equity interests, or (c) any return of capital to such Major Seller and/or his/her/its Affiliates (other than to the Company or to a Subsidiary of the Company);

(iv)

neither the Company nor any of its Subsidiaries has redeemed, repaid, prepaid, purchased, repurchased, reimbursed or otherwise satisfied, or will redeem, repay, prepay, purchase, repurchase, reimburse or otherwise satisfy (and as of and following the effectiveness of the Green Carve Out, the foregoing as applied to Green), any Indebtedness of such Major Seller and/or his/her/its Affiliates (other than the Company or a Subsidiary of the Company);

(v)

neither the Company nor any of its Subsidiaries has entered into or committed to enter into, or will enter into or commit to enter into (and as of and following the effectiveness of the Green Carve Out, Green has not entered into or committed to enter into, and will not enter into or commit to enter into), any transaction with such Major Seller and/or his/her/its Affiliates (other than the Company or a Subsidiary of the Company);

(vi)

no amounts owed to the Company and/or any of its Subsidiaries (and/or as of and following the effectiveness of the Green Carve Out, no amounts owed to Green) by such Major Seller and/or his/her/its Affiliates (other than the Company or a Subsidiary of the Company) has been, or will be, waived or forgiven;

(vii)

no liability of such Major Seller and/or his/her/its Affiliates (other than the Company or a Subsidiary of the Company) has been, or will be, assumed, indemnified, waived or discharged by the Company and/or any of its Subsidiaries (or as of and following the effectiveness of the Green Carve Out, Green);

(viii)

neither the Company nor any of its Subsidiaries has paid or committed to pay, or will pay or commit to pay (and as of and following the effectiveness of the Green Carve Out, Green has not paid or committed to pay, and will not pay or commit to pay), any fees, costs, Taxes or other amounts as a result of the actions or transactions set forth in the foregoing clauses (i) through (vii); and

(ix)

no agreement or undertaking to do any of the foregoing has been, or will be, entered into by the Company and/or any of its Subsidiaries (or as of and following the effectiveness of the Green Carve Out, Green); and

(x)

neither the Company nor any of its Subsidiaries has made, or will make, any direct or indirect transfer of any right, property or asset (including any cash pursuant to any pooling arrangement or otherwise) to Green or Verim (except to the extent such right, property or asset is retained by Green as of and following the Closing after giving effect to the Green Carve Out)

(any event, action or transaction of the type set forth in Paragraphs (i) through (x) above, and excluding a Permitted Leakage, a “Leakage”);

provided, however, that any event, action or transaction that is (a) expressly consented to in writing by Buyer or (b) listed in Section 5.1 of the Sellers Disclosure Letter (clauses (a) and (b) collectively, a “Permitted Leakage”) are not and will not be deemed to be in breach of the provisions of this Article 5 (Locked Box).

5.2

Indemnification for Leakage. Notwithstanding anything to the contrary in this Agreement, including, for the avoidance of doubt, any exclusions or limitations set forth in Article 15 (Indemnification), but subject to Paragraphs 15.2(ii)(b), 15.2(iii) and 15.2(iv) and Paragraphs 16.1(i) and 16.1(ii), to the extent any Leakage is not deducted from the Purchase Price at Closing as a portion of the Estimated Leakage Amount, from and after the Closing Date, each Major Seller shall indemnify and pay to Buyer, on a Euro per Euro basis, as an adjustment to the Purchase Price, an amount in cash equal to the amount of any Leakage received by or made for the benefit of, such Major Seller or his/her/its Affiliates (the “Leakage Concerned Seller”), as will be finally determined, following the delivery of a Post-Closing Leakage Notice in accordance with Paragraph 5.4 (Post-Closing Leakage Notice) below, in accordance with Paragraph 5.5 (Objection to Post-Closing Leakage Notice) below. For the sake of clarity, with respect to any particular Leakage, the Parties expressly acknowledge and agree that, subject to Paragraphs 16.1(i) and 16.1(ii), the portion of the Purchase Price paid by Buyer at the Closing to any Major Sellers other than the applicable Leakage Concerned Seller shall not be subject to any deduction in respect of such Leakage.

5.3	Pre-Closing Leakage Notice.

(i)

The Major Sellers acknowledge and agree that any Leakage received by or made for the benefit of any Leakage Concerned Seller during the period beginning on the Locked Box Date and ending at the Closing shall be deducted from the Major Sellers Purchase Price respectively paid to such Leakage Concerned Seller at Closing to the extent specified in the Pre-Closing Leakage Statement, and, to the extent any such Leakage is not so specified, Buyer shall be indemnified by such Leakage Concerned Seller for any such Leakage in accordance with Paragraph 5.2 (Indemnification for Leakage).

(ii)

No earlier than ten (10) Business Days prior to the Closing Date and no later than three (3) Business Days prior to the Closing Date, each of the Major Sellers shall deliver (or cause to be delivered) to Buyer a reasonably detailed statement of the aggregate estimated Leakage received by or made (or to be received by or made) for the benefit of such Major Seller or his/her/its Affiliates (if any) between the period beginning on the Locked Box Date and ending on the Closing Date, which statement shall be duly executed by each such Major Seller (the “Pre-Closing Leakage Statement”). For any Major Seller whose Pre-Closing Leakage Statement as per the foregoing would not include any estimated Leakage, such Seller’s Pre-Closing Leakage Statement shall so state and shall be duly executed by each such Major Seller.

(iii)

Following delivery of the Sellers’ Pre-Closing Leakage Statements, Buyer may submit comments and observations thereto and the applicable Leakage Concerned Seller shall in good faith take into account such comments and observations (including by discussing such comments and observations with Buyer in good faith) to determine whether any changes should be made to such Leakage Concerned Seller’s Pre-Closing Leakage Statement, it being understood, however, that in no event shall the Closing be delayed or the Closing Date be postponed if such Leakage Concerned Seller and Buyer are unable to reach an agreement with respect to any such comments or observations, in which case the Closing actions and transactions will occur on the basis of such Leakage Concerned Seller’s Pre-Closing Leakage Statement as delivered in accordance with this Paragraph 5.3. To the extent Buyer does not agree with any Seller’s Pre-Closing Leakage Statement or there is any additional Leakage from the date of such statement to the Closing (any such amounts so not agreed or incurred during such period, the “Unresolved Leakage Items”), the Leakage Concerned Sellers and Buyer shall as soon as reasonably practicable following the Closing Date and in any event within twenty (20) Business Days thereof seek in good faith to resolve such Unresolved Leakage Items. If the applicable Leakage Concerned Seller(s) and Buyer are unable to so resolve all Unresolved Leakage Items within such time period, then the provisions set forth in Paragraphs 4.5 (Independent Auditor), and 4.6 (Engagement of the Independent Auditor) above shall apply to the resolution of such Unresolved Leakage Items, mutatis mutandis.

5.4

Post-Closing Leakage Notice. On or prior to the later of (a) June 10, 2019 or (b) 120 Business Days after the Closing Date, Buyer shall give written notice to the applicable Leakage Concerned Sellers of any additional Leakage of which it becomes aware (to the extent such Leakage was not reflected pursuant to Paragraph 5.3 (Pre-Closing Leakage Notice)), and shall provide reasonable particulars thereof, including (i) the nature of the Leakage, and (ii) the amount of such Leakage (the “Post-Closing Leakage Notice”).

5.5

Objection to Post-Closing Leakage Notice. The applicable Leakage Concerned Sellers shall have the right to challenge in writing the Post-Closing Leakage Notice within thirty (30) Business Days from receipt thereof, specifying the subject matter of such Leakage Concerned Sellers’ disagreement and the reasons for such disagreement together with reasonable particulars thereof. In such case, the provisions of Paragraphs 4.4 (Attempted Agreement on the Disputed Items), 4.5 (Independent Auditor) and 4.6 (Engagement of the Independent Auditor) above shall apply, mutatis mutandis. Failure by the applicable Leakage Concerned Sellers to challenge the Post-Closing Leakage Notice in accordance with this Paragraph 5.5 shall constitute an acceptance of the Post-Closing Leakage Notice by the Sellers. For the avoidance of any doubt, none of the exclusions and limitations set forth in Article 15 (Indemnification) below (other than Paragraphs 15.2(ii)(b), 15.2(iii) and 15.2(iv)) shall apply to any amount to be paid to Buyer pursuant to this Article 5 (Locked Box).

5.6

Remedy. The rights and remedies provided in this Article 5 (Locked Box) shall be in addition to any other right of indemnification of Buyer pursuant to Article 15 (Indemnification), however arising in connection with, or by virtue of, any Leakage; provided, that no Leakage shall give rise to any right on the part of Buyer to rescind or terminate this Agreement or to refuse to perform its obligations hereunder.

6	COVENANTS

6.1

Green Carve Out. As soon as possible following the date hereof and, in any event, prior to the Closing Date, the Violet Parties shall, and shall cause Green and their respective Affiliates to, take all actions and to do, or cause Green and their Affiliates to do, all things necessary, proper or advisable under Law to effect the pre-closing reorganization consisting of the transactions set forth on Section 6.1 of the Sellers Disclosure Letter (together with the forms of documents attached thereto as referenced in Paragraph 7.2(i), the “Green Step Plan”), in each case in the manner set forth in the Green Step Plan (such transactions, together with any modifications made pursuant to the following sentence of this Paragraph 6.1, collectively, the “Green Carve Out”). The Violet Parties shall not (and shall cause Green not to) modify the Green Step Plan and shall not (and shall cause Green not to) enter into any transaction (including the Green De-Merger) on terms and conditions different from those set out in the Green Step Plan, in each case, without Buyer’s prior written consent. For the avoidance of doubt, to the extent of any inconsistency between the terms of this Agreement and any document or instrument to be entered into or effected pursuant to the Green Carve Out, the terms of this Agreement shall control. Notwithstanding anything to the contrary herein, the Green Carve Out shall be completed no later than December 31, 2018. From and after the effectiveness of the Green Carve Out through the Closing, without Buyer’s prior written consent, the Violet Parties shall cause Green not to take any action, engage in any activity or transaction, make any payment or do anything whatsoever other than as and to the extent expressly required or expressly contemplated by this Agreement or incident to its status as a holding company owning the Green Company Shares.

6.2

Filings with Governmental Authorities. Without prejudice to Paragraph 7.1 (Conditions Precedent to the Obligation of the Parties) or Paragraph 7.2 (Conditions Precedent to the Obligation of Buyer) below:

(i)

(a) by and no later than ten (10) Business Days from the date hereof, Buyer and the Violet Parties shall, and the Violet Parties shall cause the Company to, file their notification and report forms under the HSR Act, and (b) as promptly as practical, Buyer and the Violet Parties shall, and the Violet Parties shall cause the Company to, make all such other filings, applications and requests as shall be required to obtain the Antitrust Clearance (together with notification under the HSR Act, the “Antitrust Filings”) and, in such Antitrust Filings, if applicable, request “early termination” of any applicable waiting period. All filing fees and costs related to any request of any Antitrust Authority in connection with the Antitrust Filings shall be borne by Buyer. If permitted by applicable Law and reasonably practical, before making the Antitrust Filings, Buyer shall provide the Company, and the Violet Parties shall cause the Company to provide Buyer, with drafts thereof and take into account any reasonable comments of the other; provided, that such materials may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine; provided, further, that no Party shall have any obligation to provide to any other Party the filing under the HSR Act, Item 4(c) and Item 4(d) documents in connection with the HSR Act filing or any other materials to the extent they concern valuation of the Company, and that the Parties may, as each deems advisable, reasonably designate any material or information provided to or received by any Party under this Paragraph 6.2 as “outside counsel only material”. Such material or information shall be given only to the outside counsel of the recipient Party and will not be disclosed by such outside counsel to employees, officers or directors of the recipient Party without the advance written notice of the Party providing such materials;

(ii)

in connection with the Antitrust Filings, Buyer and the Violet Parties shall, and shall cause their respective Affiliates (including the Company) to, supply as promptly as practicable to the Antitrust Authorities any additional information and documents that may be requested by such authorities pursuant to the applicable Competition Laws;

(iii)

Buyer shall, and shall cause its Subsidiaries to, promptly take all actions that are necessary or advisable or as may be required by any Antitrust Authority to obtain the Antitrust Clearance (including by enabling all waiting periods applicable to any Antitrust Filing to expire) or to resolve any objections thereof as soon as possible, including by agreeing to or offering any remedial actions, including (a) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any capital stock, businesses, entities or assets of Green or the Group after the Closing, or any capital stock, businesses, entities or assets of Buyer or its Affiliates, (b) changing or modifying any course of conduct regarding future operations or (c) terminating, amending or assigning existing relationships and contractual rights and obligations;

(iv)

subject to compliance with applicable Law, (a) Buyer shall promptly notify the Company, and the Violet Parties shall (and the Violet Parties shall cause the Company to) promptly notify Buyer and the Black Parties, of any material communication received from Antitrust Authorities in connection with the transactions contemplated hereby and furnish the other Parties, as applicable, with copies of all such correspondence and written communications (subject to the application of any applicable redactions or “outside counsel only material” designation detailed in Paragraph 6.2(i)) and (b) to the extent not prohibited by the Antitrust Authorities, Buyer shall permit the Company (or its advisors), and the Violet Parties shall (and the Violet Parties shall cause the Company to) permit Buyer (or its advisors) to participate in any meeting or engage in any substantive conversation with Antitrust Authorities in connection with the transactions contemplated hereby; provided, that Buyer shall have the responsibility for devising and implementing the strategy for obtaining any necessary Antitrust Clearances and shall lead and direct all submissions to, meetings and communications with any Governmental Authority or other party in connection with antitrust matters;

(v)

Buyer shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, including through mergers, consolidations, acquisitions or other similar transactions, any equity interests, assets, businesses or lines of business, if such acquisition would reasonably be expected to: (a) impose any material delay in the obtaining of, or increase in any material respect the risk of not obtaining, the Antitrust Clearance, (b) increase in any material respect the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the transactions contemplated hereby, (c) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise or (d) materially delay or prevent the consummation of the transactions contemplated hereby; and

(vi)

without limiting the specific obligations of the Parties pursuant to the preceding clauses of this Paragraph 6.2 (Filings with Governmental Authorities), each Party shall, and shall cause its respective Affiliates to, use their reasonable best efforts to obtain the consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, it being understood that, with respect to the Black Parties, this Paragraph 6.2(vi) shall apply only to the Affiliates of the Black Parties involved in the Private Equity Business.

6.3

Redemption of BL’s Green Share and Transfer of French Subsidiary Shares. Prior to the effectiveness of the Green Carve Out, (i) BL shall sell to Green, and the Green Parties shall cause Green to purchase from BL, the full ownership and beneficial title to the BL’s Green Share, free and clear of all Liens, for a consideration equal to approximately Euro 135 and upon purchase of the BL’s Green Share, free and clear of any Liens, the Violet Parties shall cause Green to cancel the BL’s Green Share and (ii) the Violet Parties shall, or shall cause their respective Affiliates to, sell to Green the full ownership and beneficial title to any and all equity interests in Versace France S.A. held by any Person other than a Group Company, free and clear of all Liens, for a consideration not to exceed, in aggregate, Euro 100.

6.4	Directors, Statutory Auditors and Officers.

(i)

Without prejudice to Paragraph 6.4(iii) or Article 15 (Indemnification) below, Buyer agrees that, until the six (6) year anniversary of the Closing Date: all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, statutory auditors or officers of Green or any Group Company in their capacity as such (the “Individual Indemnitees”), as provided in the respective organizational documents of Green or any Group Company or in any agreement as in effect as of date hereof (so long as correct and complete copies of such agreements have been provided to Buyer prior to the date of this Agreement), shall survive the Closing and shall continue in full force and effect, and Buyer will cause Green and the Group Companies to perform and discharge their obligations to provide such exculpation and indemnification.

(ii)

Buyer shall cause Green and/or the Group Companies to purchase from a reputable and financially sound insurer and maintain in effect beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage to the Individual Indemnitees for events occurring on or prior to the Closing Date that is at least as favorable to the Individual Indemnitees as the existing coverage provided to the Individual Indemnitees by Green and/or the Group Company; provided, however, that Buyer and Green and/or the Group Companies shall not be required to pay an aggregate amount for such “tail” policy in excess of three hundred percent (300%) of the annual premium currently paid by Green and/or the Group Companies for such insurance; and provided, further, that if the cost of such “tail” policy exceeds such amount, Buyer shall be obligated to obtain a “tail” policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(iii)

From and after the Closing, to the greatest extent permitted under applicable Law, (a) Buyer shall not, and shall cause Green and the Company not to, bring, participate in, propose or vote in favor of any claim, action, suit or litigation (including pursuant to Articles 2393 to 2395 (inclusive) and 2407 of the Italian Civil Code) against the current or former directors and statutory auditors of Green and the Company based on any act or omission (other than acts or omissions which are attributable to gross negligence (colpa grave) or fraud (dolo) of the relevant directors or statutory auditors) made by any of them in his or her capacity as such at or prior to the Closing (including any of the matters referred to in Exhibit 9.2(iv)-bis), and (b) Buyer shall indemnify and hold harmless each of such directors and statutory auditors from any Losses he or she may incur as a result of any breach of Buyer’s obligations set forth in clause (a), in each case, except to the extent that such act or omission on which the relevant claim or action is based is attributable to gross negligence (colpa grave) or fraud (dolo). The obligations of Buyer under this Paragraph 6.4(iii) shall remain in full force and effect until the 45th day after such time when all of such claims, actions, suits or litigations shall be barred by virtue of the expiration of the applicable statute of limitations. The fact that Exhibit 9.2(iv)-bis (or any other resolutions approved or adopted pursuant to this Agreement) refers to any specific fact, act or circumstance relating to Green, the Company or the Group or the fact that any of Green, the Company or any other Group Company may have waived, or may in the future waive, the exercise of liability actions vis-à -vis its current or former directors or statutory auditors with respect to such specific fact, act or circumstance, shall not limit the responsibility of the Sellers pursuant to this Agreement (including pursuant to Article 15 (Indemnification)) with respect to any such fact, act or circumstance if such fact, act or circumstance gives rise (or has given rise) to any Loss that is otherwise indemnifiable pursuant to this Agreement (including pursuant to Article 15 (Indemnification)).

(iv)

The Individual Indemnitees (including, for the avoidance of doubt, the directors and statutory auditors referred to in Paragraph 6.4(iii) above) and their respective successors, heirs and representatives are intended to be third party beneficiaries of, and shall be entitled to enforce, the provisions of this Paragraph 6.4 (Directors, Statutory Auditors and Officers). The rights of the Individual Indemnitees provided for in this Paragraph 6.4 (Directors, Statutory Auditors and Officers) shall not be deemed exclusive of any other rights to which an Individual Indemnitee is entitled, whether pursuant to Law, contract or otherwise.

6.5

Financing Cooperation. Prior to the Closing, the Violet Parties shall, and shall cause Green and/or the Group Companies to, and shall use their reasonable best efforts to cause their respective representatives to, provide all cooperation and all financial information, in each case that is reasonably requested by Buyer in connection with any financing to be obtained by Buyer for purposes of financing the transactions contemplated hereby and related matters; provided, that no such cooperation shall be required to the extent it would (i) unreasonably disrupt the conduct of any Group Company’s business or operations, (ii) require any Group Company to incur any out-of-pocket fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Closing for which it is not promptly reimbursed or simultaneously indemnified by Buyer, (iii) require any Group Company to enter into any agreement or take any corporate action other than any such agreement or action which is not effective prior to the Closing, (iv) be reasonably likely to cause any director, officer or employee of any Group Company to incur any personal liability, (v) require the Major Sellers to waive or amend any terms of this Agreement, or (vi) require any Group Company to provide any information that is prohibited by applicable Law or is legally privileged (provided, that the Violet Parties shall cause the Group Companies to use their respective reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or to allow for such access or disclosure to the maximum extent that does not result in a loss of such legal privilege). Buyer shall reimburse (a) the Violet Parties for all reasonable and documented out-of-pocket costs incurred by the Violet Parties and (b) in the event this Agreement is terminated prior to the Closing, Green and/or the Group Companies for all reasonable and documented out-of-pocket costs incurred by Green and/or the Group Companies, in each case in connection with fulfilling their respective obligations pursuant to this Paragraph 6.5 (including reasonable and documented out-of-pocket attorneys’ fees); provided, that this sentence shall not apply to any costs in respect of the preparation of financial statements that Green and/or the Group Companies would have prepared in the ordinary course notwithstanding this Paragraph 6.5.

6.6	Treatment of Certain Company Indebtedness.

(i)

If requested by Buyer in writing, the Violet Parties shall procure that the Company shall, and shall cause its Subsidiaries, as applicable, to deliver all notices and use reasonable best efforts to take all other actions required to facilitate (a) the termination of commitments under that certain (I) Agreement, dated July 30, 2015, among the Company, Banco Imi S.p.A., Banca Monte Dei Paschi di Siena S.p.A., BNP Paribas, Credit Agricole Corporate and Investment Bank, Milan Branch, Cassa di Risparmio di Parma e Piacenza S.P.A., Mediobanca – Banca di Credito Finanziario S.p.A., UniCredit S.p.A, the financial institutions listed in Schedule I thereto, and Mediocanca, as agent, (II) Subsidized Loan Agreement, dated as of August 3, 2012, by and between the Company and Societa Italiana per le Imprese all’Estero – SIMEST S.p.A. and (III) Lease Agreements, dated as of July 17, 2017, January 1, 2018 and July 17, 2018, by and between the Company and De Lage Landen International B.V. (collectively, the “Debt Agreements”), (b) the repayment in full (or in the case of letters of credit, cash collateralization, to the extent Buyer shall not have entered into an alternative arrangement reasonably satisfactory to Buyer with the applicable issuing bank) of all obligations then outstanding thereunder and (c) the release of all liens and guarantees in connection therewith, in each case, on or prior to the Closing Date in connection with such repayment (such termination, repayment and release, collectively, the “Debt Terminations”); provided, that in no event shall this Paragraph 6.6(i) require the Company or any of its Subsidiaries to cause such Debt Terminations to be effective until the Closing.

(ii)

On or prior to the third (3rd) Business Day prior to the Closing Date, if requested by Buyer in writing, the Violet Parties shall, or shall cause the Company to, use their reasonable best efforts to deliver or cause to be delivered to Buyer a copy of a draft payoff letter (subject to delivery of funds as arranged by Buyer) with respect to each Debt Agreement and/or any other Indebtedness for borrowed money of the Company or any of its Subsidiaries (each, a “Payoff Letter”), in form and substance reasonably acceptable to Buyer, each of which Payoff Letters shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the applicable Debt Agreement or agreement(s) governing such other Indebtedness, as applicable, as of the anticipated Closing Date (such amount payable with respect to the Payoff Letter and Debt Agreement or agreement(s) governing such other Indebtedness, as applicable, the “Payoff Amount”), (b) state that upon receipt of the Payoff Amount under each such Payoff Letter, the Debt Agreement and all related loan documents, or the agreement(s) governing such other Indebtedness, as applicable, shall be terminated (but excluding any contingent obligations, including indemnification obligations, that in any such case are not then due and payable and that by their express terms are to survive the termination of the Debt Agreement and the related loan documents or the agreement(s) governing such other Indebtedness, as applicable) and (c) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations shall be, released and terminated upon the payment of each Payoff Amount on the Closing Date (subject to delivery of funds as arranged by Buyer and excluding any cash collateral provided with respect to letters of credit). Buyer agrees that it shall timely request the Violet Parties to take the actions set forth in Paragraph 6.6(i) above and this Paragraph 6.6(ii), and Buyer shall provide all funds necessary to cause the Debt Terminations and/or the termination of the agreement(s) governing such other Indebtedness, as applicable, to occur (which, to the extent the Payoff Letter is delivered, shall be reflected in the Payoff Amount required under the Payoff Letter).

6.7

Termination of Intercompany Agreements. Except as otherwise expressly contemplated by this Agreement or the Ancillary Agreements or the Green Carve Out, or as set forth in Section 6.7 of the Sellers Disclosure Letter (the “Non-Terminating Intercompany Agreements”), each Major Seller shall, and (in the case of the Violet Parties) shall cause Green and the Group Companies to, effective upon the Closing, terminate, at no cost or expense and with no liability to any of Green or the Group Companies, Buyer or any of its Affiliates, each and every agreement, arrangement, commitment, receivable, payable, claim, demand, right, loan and contract between Green and/or any Group Company, on the one hand, and each Seller or any of their respective Affiliates (other than Green and/or a Group Company), on the other hand (collectively, “Terminating Intercompany Agreements”), other than, in the case of the Black Parties, any such agreement, arrangement, commitment, receivable, payable, claim, demand, right, loan and contract between Green and/or any Group Company, on the one hand, and any company Controlled by the Black Parties or their Affiliates (other than investment funds, investment vehicles, investment or asset management companies or similar investment businesses (including management companies of the foregoing)), on the other hand, that is on an arms-length basis (“BX Arms-Length Transactions”). Each of the Major Sellers shall (and the Violet Parties shall use reasonable best efforts to ensure that the MIP Beneficiaries), on behalf of itself and its Affiliates (other than Green and/or a Group Company), fully and finally waive and release, effective as of the Closing Date, any claims, causes of action, losses, liabilities or other rights against Green and/or the Group Companies arising under any Terminating Intercompany Agreement (including such claims, causes of action, losses, liabilities or other rights that may arise as a result of the termination of such Terminating Intercompany Agreement). Buyer and the Major Sellers agree that, from and after the date hereof (including, if applicable, following the Closing), they shall continue to discuss in good faith, acting reasonably, whether any modifications (i.e., additions, subtractions or other amendments) to the list of Non-Terminating Intercompany Agreements set forth in Section 6.7 of the Sellers Disclosure Letter would be appropriate and consistent with the intent and purposes of the transactions contemplated by this Agreement, and, in any such case, work together in good faith to implement such modifications in a reasonable manner that places the applicable Parties in the position they would have been if such modifications to such list had been in place as of the date hereof and otherwise consistent with this Paragraph 6.7. Notwithstanding anything to the contrary herein, subject to, and with effect from, the Closing, the Black Tax Indemnity Agreement shall terminate, at no cost or expense and with no liability to any of Green or the Group Companies, Buyer or any of its Affiliates, and the Black Parties shall waive any rights they may have with respect to or arising under the Black Tax Indemnity Agreement (including, for the avoidance of doubt, any right to receive any payment from Green or any of the Group Companies pursuant to the Black Tax Indemnity Agreement). The Black Parties hereby expressly agree and undertake that, after the Green De-Merger becomes effective, the Black Parties shall not (and shall cause their respective Affiliates not to) bring any (and hereby irrevocably waive any and all) Claims against Magenta, Green (including any Claim pursuant to Article 2506-quater, third paragraph, of the Italian Civil Code) or any of the Group Companies, or any of their respective Affiliates related to, arising out of, or in connection with the Black Tax Indemnity Agreement.

6.8	Reserved.

6.9	Reserved.

6.10	Use of Trademarks and Family Name Following Closing.

(i)

Except as set forth in Section 6.10(i) of the Sellers Disclosure Letter or the Paragraphs below, each of the Sellers, on his/her/its behalf and on behalf of his/her/its Affiliates, heirs, successors and assigns (and each of the Violet Parties on behalf of the MIP Beneficiaries), hereby confirms and agrees that as of and following the Closing, (a) he/she/it has no ownership interest in, or rights to use, any Owned Intellectual Property, including any Trademark included therein that includes the term “VERSACE” or “GIANNI VERSACE” (any of the foregoing, the “Company Marks”); and (b) he/she/it will not use, or claim any right to use, or intentionally permit the use of, any Company Marks or any confusingly similar Trademarks, or any other Owned Intellectual Property, anywhere in the world in connection with the sale, distribution, marketing, advertising, or endorsement of any product or service, or any other commercial use.

(ii)

Without prejudice to Section 6.10(i) of the Sellers Disclosure Letter and clause (iv) below, should any of the Sellers acquire any rights to the Company Marks, such Seller agrees to assign to the Company all such rights, together with any goodwill appurtenant thereto. Prior to or immediately following the Closing, the Group Companies shall, or Buyer shall cause the Group Companies to, assign all right, title and interest in and to the domain names set forth on Section 6.10(ii) of the Sellers Disclosure Letter.

(iii)

It is hereby understood by and between the Parties that, irrespective of anything to the contrary hereunder, DV and AV shall have the right to use the “VERSACE” family name for the purposes of fulfilling their obligations under the DV Employment Agreement and the AV Consultancy Agreement (as applicable).

(iv)

Nothing in this Section 6.10 shall prevent or limit the use by any of the Major Sellers, or his/her/its Affiliates, heirs, successors or assigns of the term “VERSACE” to accurately describe their life (with respect to natural Persons) or their historical association with any Group Company or Person bearing the “VERSACE” surname; provided, that (x) such use (1) is in accordance with the principles of honest practice in trade, (2) does not and is not likely to (A) create confusion with the Company Marks or (B) exploit, impair, or dilute the goodwill or the reputation associated with the Company Marks, (3) does not foreclose or limit the use by Magenta or any of its Affiliates of the Company Marks for any purpose, and (4) does not imply any association with, or endorsement by, the Company, Buyer or the owner of the Company Marks; (y) such Person does not make or cause to be made, any statement that disparages, defames, slanders or impugns or is reasonably likely to damage the reputation of Magenta, Green, the Group Companies and/or their Affiliates, and (z) such use shall not reasonably be expected to result in or require the public disclosure of confidential information of Magenta, Green, the Group Companies and/or their Affiliates.

6.11

IP Cooperation. After the Closing, at Buyer’s sole cost and expense, upon reasonable written request from Buyer, Sellers shall, and shall cause their respective Affiliates to, provide Buyer any necessary information and cooperation, and deliver any assignments, transfers, consents and other documents and instruments as may be reasonably necessary or advisable, to permit Buyer to effect and perfect and maintain the transfer of any Owned Intellectual Property.

6.12

Black Non-Solicit. Without prejudice to any restriction pursuant to applicable Law, for a period of two (2) years from and after the Closing, the Black Parties shall not, and shall cause their Affiliates (including their portfolio companies) not to, without the prior written consent of Buyer, directly or indirectly, hire or solicit for employment (whether as an officer, employee or consultant or other independent contractor or otherwise) DV; provided that notwithstanding anything to the contrary herein, the provisions set forth in this Paragraph 6.12 shall apply only to the private equity business of the Black Parties and their Affiliates, including the portfolio companies and investment funds participated by the Black Parties and their Affiliates (the “Private Equity Business”), and such provisions shall not in any way limit the activities of The Blackstone Group L.P. and its affiliates in their businesses distinct from the Private Equity Business; provided that in case Group Confidential Information is or has been made available to any Affiliates of the Black Parties who are not involved in the Private Equity Business, the Black Parties shall procure that such Affiliates not involved in the Private Equity Business comply with the obligations set forth in this Paragraph 6.12. Notwithstanding Paragraph 16.1(iii), the Violet Parties shall not be jointly and severally liable for the due performance of the obligations imposed on the Black Parties under this Paragraph 6.12.

6.13

Consents; Reasonable Efforts. Subject to Paragraph 6.2 and without prejudice to the obligations of the Violet Parties pursuant to Paragraph 6.1 (Green Carve Out) and of BL and the Violet Parties pursuant to Paragraph 6.3 (Redemption of BL’s Green Share and transfer of French Subsidiary Shares), each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Law to consummate and make effective, the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations (collectively, “Consents”) from any Persons from whom any non-actions, waivers, consents, approvals, orders or authorizations are required and make all necessary registrations, declarations and filings (collectively, “Filings”) with any Persons with whom any registrations, declarations or filings are required (provided, that Major Sellers shall not be required to make any payments in connection with obtaining any such non-actions, waivers, consents, approvals, orders and authorizations, unless Buyer has committed to reimburse Major Sellers for such payments); and (ii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. It is understood that no failure to obtain any Consent or make any Filing (other than such Consents or Filings set forth in Paragraph 7.1 (Conditions Precedent to the Obligation of the Parties)) shall give rise to any right on the part of Buyer to rescind or terminate this Agreement or to refuse to perform its obligations hereunder.

6.14	SV Non-Compete.

(i)

For a period commencing at the Closing and ending on the 3rd anniversary of the Closing Date (the “SV Non-Compete Term”), SV shall not (the “SV Non-Compete Covenant”) engage in, or carry on, at any title or in any capacity, directly or indirectly, whether in his own name or on his behalf, either for himself or as an officer, owner, trustee, fiduciary, director, shareholder of any partnership, business or corporation or other business entity or as an employee, agent, or consultant of any partnership, business or corporation or other business entity, any activity which (a) competes in any respect with the business of Magenta, the Company or any of their Affiliates in any territory in the United States or in any member state of the European Union (including, for the avoidance of doubt, each member of the European Union as of the date hereof and any member that joins the European Union following the date hereof); or (b) is otherwise detrimental to Magenta, the Company, any of their Affiliates or their trademarks; provided, that this Paragraph 6.14(i) is not intended to limit Article 18 (Foundation) or the activities set forth on Section 6.14(i) of the Sellers Disclosure Letter, provided, further, that SV’s passive ownership of less than 10% of the outstanding stock of any publicly traded corporation shall not be deemed to be in violation of this paragraph, so long as he does not manage (whether as a director, officer or otherwise) or exercise influence or control over such corporation.

(ii)

For the entire SV Non-Compete Term, SV shall not knowingly perform any action, activity or course of conduct which is detrimental to the businesses or business reputations of Magenta, the Company or any of their Affiliates, including: (a) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any employees of Magenta, the Company or any of their Affiliates or any Persons who have worked for Magenta, the Company or any of their Affiliates during the 12-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof, except that the restrictions in this clause (a) shall not apply to any employee who was terminated by Magenta, the Company or any of their Affiliates prior to such solicitation, recruiting or hiring; (b) intentionally interfering with the relationship of Magenta, the Company or any of their Affiliates with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, Magenta, the Company or any of their Affiliates; or (c) assisting any Person in any way to do, or attempt to do, anything prohibited by the immediately preceding clauses (a) or (b).

(iii)

If any of the above restrictions shall be adjudged by any court or authority of competent jurisdiction to be void and unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective. SV and Buyer acknowledge that the SV Purchase Price takes into account any and all agreements and covenants set forth in this SV Non-Compete Covenant.

(iv)

Notwithstanding Paragraph 16.1(ii), SV (and no other Seller) shall be solely and severally liable for the due performance of the obligations imposed on him under this Paragraph 6.14. The Parties agree that such obligations are separate from the other obligations set out in this Agreement and are not subject to the indemnification provisions and limitations under Article 15 (Indemnification). Without prejudice to any other remedy provided for under any applicable law (including, for the avoidance of doubt, specific performance) SV shall indemnify pay and hold Buyer harmless, in respect of the full amount of any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of any breach of the SV Non-Compete Covenant, within the maximum amount of the SV Purchase Price.

6.15

Section 338(g) Election. The Parties agree that (i) an election under Section 338(g) of the U.S. Tax Code shall not be made with respect to Green, the Company or any of its Subsidiaries and (ii) if the Closing Date occurs on December 31 of any year, for purposes of Section 951(a)(1) of the U.S. Tax Code, AV will be (but neither Buyer nor any of its Affiliates will be) the “United States shareholder” (as defined in Section 951(b) of the U.S. Tax Code) of Green and each of the Group Companies on the last day of the year in which the Closing occurs (and the Parties shall not take any position in any Tax returns, filings, or otherwise, inconsistent with this Section 6.15(ii)). If the Closing occurs after December 31, 2018, then, for the period beginning on January 1, 2019 and ending on and including the Closing Date, the Violet Parties shall procure that neither Green nor any Group Company shall take any action outside the ordinary course of business that could (without regard to any offsetting deduction) reasonably be expected to give rise to “subpart F income” (within the meaning of Section 952 of the U.S. Tax Code), amounts determined under Section 965 of the U.S. Tax Code, or “tested income” (within the meaning of Section 951A(c)(2) of the U.S. Tax Code), in each case, for U.S. federal income Tax purposes.

6.16

Tax Cooperation. Buyer, the Group Companies, Green, and the Violet Parties shall cooperate in good faith, as and to the extent reasonably requested by the other party (the “Requesting Party”), including cooperating to provide such information, at the Requesting Party’s expense, as is reasonably necessary to allow the Requesting Party to (i) comply with any Tax filing requirements in respect of Green, the Company or its Subsidiaries, including (but not limited to) as a result of the transactions contemplated by this Agreement and (ii) manage any Tax claim, action, suit or proceeding and pursue, manage and solicit any Tax refund claim and connected proceeding.

7	CONDITIONS PRECEDENT; TERMINATION

7.1

Conditions Precedent to the Obligation of the Parties. Pursuant to Article 1353 of the Italian Civil Code, the obligation of each of the Parties to consummate the Closing pursuant to this Agreement is subject to the satisfaction (or waiver pursuant to Paragraph 7.5 (Waiver of the Conditions Precedent) below) of all of the following conditions precedent on or prior to the termination of this Agreement in accordance with Paragraph 7.3 (Termination or Abandonment) below (such conditions precedent, together with the conditions precedent set forth in Paragraph 7.2 (Conditions Precedent to the Obligation of Buyer), the “Conditions Precedent”):

(i)

all of the antitrust authorities listed on Exhibit 7.1(i) (the “Antitrust Authorities”) shall have expressly or by expiration or termination of the relevant waiting period, approved, cleared or granted an exemption to the sale and purchase of the Shares pursuant to this Agreement and the MIP SPA to all other transactions contemplated hereby and thereby (the “Antitrust Clearance”); and

(ii)	no Law or Judgment enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or by the MIP SPA shall be in effect.

7.2

Conditions Precedent to the Obligation of Buyer. Pursuant to Article 1353 of the Italian Civil Code, the obligation of Buyer to consummate the Closing pursuant to this Agreement is subject to the satisfaction (or waiver pursuant to Paragraph 7.5 (Waiver of the Conditions Precedent) below) of all of the following conditions precedent (in addition to those set forth in Paragraph 7.1 (Conditions Precedent to the Obligation of the Parties)) on or prior to the termination of this Agreement in accordance with Paragraph 7.3 (Termination or Abandonment) below:

(i)

(a) the Green Carve Out shall have been completed in accordance with the provisions of Paragraph 6.1 (Green Carve Out) above, and (b) the Violet Parties shall have delivered to Buyer a true and correct copy of resolutions of the board of directors of Green (approved with the favorable vote of at least 3 directors, which will meet the requisite majority of the board of directors of Green) (1) confirming that the Green Step Plan has been completed in accordance with its terms and (2) attaching a true and correct copy of the:

(1)

de-merger plan (progetto di scissione) concerning the de-merger of Green contemplated in the Green Step Plan (the “Green De-Merger”) approved by the board of directors of Green and deposited with the competent Companies Register;

(2)	resolution of the shareholders’ meeting of Green approving the Green De-Merger;

(3)	de-merger deed (atto di scissione) effecting the Green De-Merger (the “Green De-Merger Deed”), together with evidence of the relevant filing with the competent Companies Register;

in each case of clauses (1), (2) and (3), in accordance with the provisions of Paragraph 6.1 and in form and substance consistent with the relevant forms attached to the Green Step Plan;

(ii)

the transactions contemplated by Paragraph 6.3 (Redemption of BL’s Green Share and transfer of French Subsidiary Shares) above shall have been completed in accordance with the terms thereof in all material respects;

(iii)	the AV Assignment shall remain in full force and effect, and shall not have been amended in any manner whatsoever since the date of this Agreement;

(iv)

(a) each of the AV Consultancy Agreement and JA Directorship Agreement shall have not been amended in any manner whatsoever since the date of this Agreement and (b) (I) the DV Employment Agreement shall be in full force and effect and shall have not been amended in any manner whatsoever since the date of this Agreement, and DV shall not have repudiated the DV Employment Agreement or ceased employment with the Company for any reason (other than a cessation of her employment due to her death or Disability) and (II) since the date hereof, DV shall not have committed any action or omitted to take any action that would give rise to the Company’s right to terminate her services for cause under the Scrittura Privata between DV and the Company dated as of April 1, 2017; and

(v)

the closing under the MIP SPA shall occur substantially concurrently with the Closing (it being understood that (subject to the MIP Beneficiaries’ and Fiduciary Company’s performance of their obligations to effect the closing under the MIP SPA), Buyer agrees that it is obligated to effect such closing if its conditions to Closing under this Agreement (other than this clause (v)) and those Conditions Precedent that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such Conditions Precedent at the Closing) have been satisfied or validly waived, and the Major Sellers shall have the right to enforce such obligation).

7.3	Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned, by written notice given at any time before the Closing:

(i)	by mutual written consent of Buyer and, acting jointly, the Major Sellers;

(ii)

by Buyer or, acting jointly, the Major Sellers, if there is in effect any Law or Judgment that would prohibit, prevent or make illegal the consummation of any of the transactions contemplated hereby and such Law or Judgment shall have become final and non-appealable; or

(iii)

by Buyer or, acting jointly, the Major Sellers, if the Closing shall not have been consummated on or prior to May 31, 2019 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Paragraph 7.3(iii) shall not be available to a Party if the failure of the transactions to be consummated by the End Date resulted from the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement.

7.4

Effect of Termination. In the event of termination or abandonment of this Agreement pursuant to Paragraph 7.3 (Termination or Abandonment), the Parties shall be released of all obligations hereunder, except (i) for any rights or obligations arising under this Paragraph 7.4 (Effect of Termination), the last sentence of Paragraph 6.5 (Financing Cooperation), the last sentence of Paragraph 8.4 (Buyer’s Right to Access to Information), Article 20 (Confidentiality), Article 21 (Notices), Article 22 (Miscellanea) and Article 23 (Governing Law and Arbitration) below, and (ii) for any obligations or liabilities arising in connection with any breach hereof by any Party occurring prior to the termination or abandonment of this Agreement, including, for the avoidance of any doubt, the breach of any obligation of one or more Parties to cause the satisfaction of a Condition Precedent, to the extent such satisfaction depends on the performance of a covenant by such Party or Parties.

7.5

Waiver of the Conditions Precedent. The Conditions Precedent set forth in Paragraph 7.1 (Conditions Precedent to the Obligation of the Parties) above may only be waived by an instrument in writing executed by Buyer and all of the Major Sellers. The Conditions Precedent set forth in Paragraph 7.2 (Conditions Precedent to the Obligation of Buyer) may only be waived by an instrument in writing executed by Buyer.

8	INTERIM MANAGEMENT

8.1

Interim Management. During the period of time between the date hereof and the Closing Date (the “Interim Period”), except (w) with the prior written consent of Buyer (including pursuant to Paragraph 8.3 (Consent of Buyer) below), (x) as required by applicable Law, (y) as set forth in Section 8.1 of the Sellers Disclosure Letter or (z) as expressly contemplated or expressly permitted by this Agreement, the AV Assignment or the Green Carve Out, including, for the avoidance of doubt, any Permitted Leakage (for the avoidance of doubt, only as defined in this Agreement, and not as defined in the MIP SPA) and/or the AV Assignment, the Violet Parties shall cause Green (with respect to clauses (a) and (d)), and the Violet Parties and the MIP Beneficiaries shall cause the Group Companies (and the Black Parties shall cause any director appointed by them to the board of the Company to vote in connection with board resolutions so as to direct the Group Companies) to (a) conduct their business in all material respects in the ordinary course consistent with past practice, (b) use their reasonable best efforts to preserve intact their existence and business organization in all material respects, (c) use all reasonable efforts to keep available the services of their managerial employees and to preserve the goodwill and present relationships (contractual or otherwise) with all material customers, suppliers, resellers, employees, franchisees, distributors and others having material business relationships with the Group Companies, and (d) refrain from doing any of the following:

(i)

(a) approve or effect any increase or decrease of their share capital or adjust, split, combine or reclassify their share capital; (b) redeem, purchase, settle or otherwise acquire, directly or indirectly, any of their share capital or any securities convertible or exchangeable into or exercisable for any of their share capital; (c) grant any person any right, warrant or option to acquire any of their share capital or securities convertible or exchangeable into or exercisable for any of their share capital; or (d) issue, deliver, sell, pledge, dispose of or enter into any contract with respect to any of their share capital, or any securities convertible or exchangeable into or exercisable for any of their share capital;

(ii)	approve or effect any merger, de-merger, conversion, liquidation, transformation or other extraordinary transaction;

(iii)	resolve or pay any dividends or make any distributions of profits and/or reserves (whether in cash or in kind);

(iv)	amend or modify the organizational documents of any of Green and/or a Group Company;

(v)

acquire, sell, transfer, pledge, mortgage, lease or otherwise dispose of any asset or property (including receivables or securities) having a value in excess of Euro 500,000 individually, or Euro 1,000,000, in the aggregate, other than the sale or purchase of inventory in the ordinary course of business;

(vi)

(a) except as required under existing Contracts that are in effect as of the date hereof (copies of which have been provided to Buyer prior to the date hereof), sell, transfer, lease (as lessor or lessee) or license (as licensor or licensee) any material Trademark or other material Intellectual Property (including any Owned Intellectual Property), or enter into any contract relating to the foregoing (other than non-exclusive licenses of Owned Intellectual Property in the ordinary course of business consistent with past practice that are not material to the Group), or (b) take any action or make any omission that would reasonably be expected to impair or jeopardize the validity, enforceability or registrability of any material Owned Intellectual Property (including by causing or permitting any material Owned Intellectual Property to lapse, be abandoned or cancelled);

(vii)

hire or terminate any additional personnel at the level of Chief Executive Officer of the Company or any position that reports, or in the past has reported, directly to the Chief Executive Officer of the Company, other than terminations for cause, or terminate a material number of employees;

(viii)

except as required by applicable Law, by the terms of any existing Contract provided to Buyer prior to the date hereof, or by the terms of any existing Company Benefit Plan provided to Buyer prior to the date hereof or applicable national collective bargaining agreement provided to Buyer prior to the date hereof, (a) increase the rate of compensation or benefits payable to any current or former employee, officer, director, individual independent contractor or individual consultant, (b) pay or award, or commit to pay or award, any bonuses or incentive compensation, (c) accelerate the vesting or payment timing of any equity-based awards or other compensation, (d) enter into any collective bargaining, works council or similar agreement, (e) fund any rabbi trust or similar agreement or (f) amend, modify or terminate any existing Company Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Company Benefit Plan if in effect as of the date hereof);

(ix)	grant new equity awards or phantom equity awards to any director, employee, individual independent contractor or individual consultant of the Company or any of its Subsidiaries;

(x)	make any capital expenditures or commitments for capital expenditures, in an amount in excess of Euro 1,000,000 in the aggregate;

(xi)

commence, waive, release, assign, settle or compromise any threatened or pending Claim, or waive any Claim, other than, in each case, the settlement or compromise of Claims solely in respect of monetary damages which do not exceed Euro 250,000 individually or Euro 500,000 in the aggregate;

(xii)

(a) acquire, dispose of, terminate or lease (as lessor or lessee) any business or line of business as a going concern, or any equity interest in another Person or (b) enter into any new line of business or new product line or enter into business in any country in which Green and/or the Group Companies do not already operate as of the date hereof;

(xiii)

(a) incur any Indebtedness (including pursuant to working capital or revolving facilities and factoring advances or finance leases), including any intercompany indebtedness, other than, with respect to a Group Company, in the ordinary course of business, consistent with past practice, to fund current working capital needs, (b) redeem, repay, prepay, purchase, repurchase, reimburse or otherwise satisfy any Indebtedness, other than as required by the terms of any Indebtedness outstanding as of the date hereof (and provided to Buyer prior to the date hereof) or incurred following the date hereof in accordance with the terms of the immediately preceding clause (xiii)(a), (c) make any loans, advances to, guarantees for the benefit of or any capital contributions to, or investments in, any other Person (other than the Company or any Subsidiary of the Company) or (d) forgive any loans to any of Green and/or the Sellers or any of their respective Affiliates (other than the Company and its Subsidiaries) or any director, officer or employee of Green, Sellers, a Group Company or their respective Affiliates;

(xiv)	enter into or amend any agreement with any of the Sellers or their Affiliates (other than the Group Companies), other than BX Arms-Length Transactions;

(xv)

(a) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract (or would be a license for any product category or for any territory whether or not such Contract would be a Material Contract), (b) amend, modify or terminate or rescind any Material Contract (or any license for any product category or for any territory whether or not such Contract is a Material Contract) or waive, release or assign any material rights or claims thereunder, except for expirations of agreements in accordance with their terms in the ordinary course of business consistent with past practice (and not as a result of any breach thereunder by Green and/or the Group Companies);

(xvi)

(a) materially accelerate or delay collection of material notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (b) materially delay or accelerate payment of any material account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice; (c) make any changes to cash management policies; or (d) vary any inventory practices in any material respect from past practices;

(xvii)

fail to use reasonable best efforts to maintain in effect the material insurance policies of Green and/or the Group Companies of substantially the same coverage and amounts and on terms and conditions not less advantageous, in the aggregate, to the insured as currently maintained by Green and/or the Group Companies;

(xviii)	change in any material respect any method of accounting, Green Accounting Principles or Company Accounting Principle, except as required by applicable Law or the IFRS issued by the IASB;

(xix)

except in the ordinary course of business consistent with past practice, (a) engage in any intercompany transaction that could reasonably be expected to result in any Tax liability for which Green or any Group Company would be liable (whether by reason of any withholding obligation, reduction in any Tax attribute or otherwise), (b) enter into any intercompany loan or intercompany debt arrangement or increase or decrease the balances of any intercompany loan or intercompany debt arrangement or (c) make, change or revoke any Tax election (it being understood that this provision shall not apply to making, changing or revoking any Tax election solely related to New Green as referred to in the Green Step Plan), change any Tax accounting method or Tax accounting period, file any amended Tax return resulting in a higher Tax exposure for Buyer or any of its Affiliates (including Green and any Group Company), file any Tax return in a manner not consistent with past practice, settle, surrender or compromise any Tax Claim or surrender any right to claim a Tax refund;

(xx)

permit or effect any Leakage to or for the benefit of the Black Parties or the MIP Beneficiaries (provided, that the Violet Parties shall not be responsible under this clause (xx) for any actions taken by the Black Parties or the MIP Beneficiaries in violation of Law or by means of fraud (dolo), in each case without the Knowledge of the Violet Parties); or

(xxi)	agree, authorize or commit to do any of the foregoing.

8.2

In addition to, and not in limitation of the provisions of Paragraph 8.1 above, Green and/or the Group Companies shall keep Buyer and its representatives reasonably informed (and consult in good faith with Buyer and its representatives) with respect to its plans for the following actions, and shall consider in good faith implementing Buyer’s views thereon:

(i)

except as expressly required by any Contracts entered into between the Group Companies, on the one hand, and any third party, on the other hand, prior to the date hereof (copies of which have been provided to Buyer prior to the date hereof), open or commit to open any new stores or similar retail location or close any stores or similar retail location;

(ii)

(a) enter into any lease for any Leased Real Property that is a retail store or, with respect to any other Leased Real Property, any material lease, (b) terminate (except for expirations of leases in accordance with their terms in the ordinary course of business consistent with past practice (and not as a result of any breach thereunder by Green and/or the Group Companies)) or rescind any existing lease for Leased Real Property that is a retail store or, with respect to any other Leased Real Property, any material lease, (c) amend or modify in any material respect any lease for any Leased Real Property that is a retail store or, with respect to any other Leased Real Property, any material lease, or (d) waive, release or assign any rights or claims under any Leased Real Property that is a retail store or, with respect to any other Leased Real Property that is material, any material rights or claims; or

(iii)

enter into, amend, modify, terminate or rescind (a) any material agreement with respect to information technology, logistics or production sites, (b) any franchise agreement or (c) any agreement to sell, transfer, lease or license material Intellectual Property to the extent not otherwise subject to the provisions of Paragraph 8.1 above.

8.3

Consent of Buyer. During the Interim Period, the Violet Parties may request Buyer’s consent (which shall not be unreasonably withheld, conditioned or delayed) to any of the actions or transactions that would otherwise be prohibited under Paragraph 8.1 (Interim Management) above, by delivering a written notice to such effect to Buyer’s Chief Financial Officer (or such other individual as the Buyer may designate in writing after the date hereof). Buyer’s consent shall be considered as validly given only if given in writing.

8.4

Buyer’s Right to Access to Information. During the Interim Period, subject to the terms of the Buyer Confidentiality Agreement, Buyer shall be entitled to (i) receive information relating to the businesses of Green and the Group Companies and the conduct and operation thereof as Buyer may reasonably request to the Violet Parties and (ii) have reasonable access, during regular business hours, to the premises, properties, books and records of Green and the Group Companies through its duly appointed representative(s), with reasonable prior notice, which access shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of Green and the Group Companies; provided, however, that nothing herein shall be construed as requiring the Major Sellers to furnish Buyer or provide Buyer access to any information to the extent that disclosure of such information would violate applicable Law or any legal or contractual obligations or result in the loss of privilege; provided, further, that, in any such case the Major Sellers shall inform Buyer of the general nature of the information being withheld and, upon Buyer’s request and at Buyer’s sole cost and expense, reasonably cooperate with Buyer to facilitate Buyer’s access to such information, in whole or in part, through alternative arrangements (if available) that would not result in such violation or loss of privilege, as applicable. Without limiting the generality of the foregoing, the Violet Parties shall also provide and (from the date hereof to the Closing Date) cause Green and the Group Companies to provide, and shall use their respective reasonable best efforts to cause their respective representatives to provide, all customary cooperation as is reasonably requested by Buyer in connection with Buyer’s reporting requirements under the 1933 Act and the Exchange Act, including Buyer’s Form 8-K to be filed in connection with the Closing, including by (i) furnishing Buyer (a) audited consolidated balance sheets and related statements of income and cash flows and changes in shareholders’ equity, including related notes thereto, of Green, on a consolidated basis, for each of the three most recently completed fiscal years ending at least sixty days prior to the Closing Date, in each case, prepared pursuant to the Green Consolidated Accounting Principles, (b) unaudited consolidated balance sheets and related statements of income and cash flows and changes in shareholders’ equity, including related notes thereto, for each subsequent fiscal quarter of Green, on a consolidated basis, ending after the date of the most recently ended fiscal year for which financial statements have been delivered pursuant to the foregoing clause (a) that have ended at least forty days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year) (including, for the avoidance of doubt, as at each of September 30, 2018 and September 30, 2017, and in each case, for each of the three and nine-month periods then ended), in each case, prepared pursuant to the Green Consolidated Accounting Principles, and (c) as promptly as reasonably practicable, historical financial information regarding Green, the Company and its Subsidiaries reasonably requested by Buyer to permit Buyer to prepare the pro forma financial statements as required by Buyer for purposes of its 1933

Act and Exchange Act requirement requirements, including the Form 8-K referred to above, (ii) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort) (if any), customary agreed procedures letters (if required) and consents for use of their reports, on customary terms and consistent with customary practice in connection with the foregoing matters and (iii) using reasonable best efforts to convert (and cooperating with Buyer and its advisors with respect to the conversion of) any of the Green Consolidated Financial Statements or the Consolidated Financial Statements into, or to prepare (and cooperating with Buyer and its advisors with respect to the preparation of) any of the financial statements described above in clause (i) in accordance with Magenta’s applicable SEC requirements (including GAAP); provided, that from and after the Closing, the foregoing obligations of the Violet Parties shall take into due regard the practical limitations associated with the fact that the Violet Parties no longer own Green or the Company Group (and shall no longer have access to the resources of the Company Group). Buyer shall reimburse (x) the Violet Parties for all reasonable and documented out-of-pocket costs incurred by the Violet Parties and (y) in the event this Agreement is terminated prior to the Closing, Green and/or the Group Companies for all reasonable and documented out-of-pocket costs incurred by Green and/or the Group Companies, in each case in connection with fulfilling their respective obligations pursuant to the immediately preceding sentence (including reasonable and documented out-of-pocket attorneys, accountants and auditors fees); provided, that this sentence shall not apply to any costs in respect of the preparation of financial statements that Green and/or the Group Companies would have prepared in the ordinary course notwithstanding the immediately preceding sentence.

9	CLOSING

9.1

Place and time of the Closing. The Closing shall take place at the offices of Chiomenti in Milan, via Verdi 2, before the Notary at 10:00 am local time on the date that is three (3) Business Days after the satisfaction or waiver of the Conditions Precedent (other than those Conditions Precedent that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such Conditions Precedent at the Closing), or at such other time and place and on such other date as the Buyer and the Major Sellers may hereafter agree in writing (such date on which the Closing actually occurs, the “Closing Date”); provided, that the Closing Date shall not occur prior to December 31, 2018.

9.2

Actions and deliveries at Closing. In addition to any other action to be taken and to any other instrument to be executed and/or delivered on the Closing Date pursuant to this Agreement, at the Closing the following actions shall occur:

(i)	Buyer shall pay or cause to be paid the Major Sellers Purchase Price to the Major Sellers in accordance with Paragraph 3.1 (Purchase Price);

(ii)

Buyer shall issue or transfer, or cause to be issued or transferred, to each applicable Violet Party, Magenta Ordinary Shares free and clear of any Liens (other than any restrictions under any securities Laws or Liens created by the applicable Violet Party) in accordance with the terms of the applicable Violet Party’s Subscription Agreement;

(iii)	each of the Violet Parties and Buyer shall execute and deliver to the other and to the Escrow Agent the Escrow Agreement;

(iv)	the Major Sellers shall:

(a)

deliver or cause to be delivered to Buyer copies of the resignation letters effective as of the Closing Date, substantially in the form of Exhibit 9.2(iv), duly signed by each of the directors of the Company (including the members of the supervisory board (Comitato di controllo sulla gestione)), confirming that such director has no (and fully releasing and discharging any) claims against Green or any Group Company, other than for compensation accrued through the Closing pursuant to any arrangement or agreement with or resolution by any Group Company (copies of which were provided to Buyer prior to the date hereof) but not yet paid as of the Closing;

(b)

cause a shareholders’ meeting of the Company to be validly held and resolve in favor of (I) the acceptance of the resignation of the directors of the Company (II) the full release and discharge of the resigning directors, to the greatest extent permitted by applicable Law, from liability in connection with acts or omissions occurred prior to their resignation, except in case of gross negligence (colpa grave) or fraud (dolo), substantially in the form of Exhibit 9.2(iv)-bis and (III) the appointment of new members of the board of directors of the Company pursuant to the written instructions received from Buyer no later than three (3) Business Days prior to the Closing Date;

(v)	the Black Parties shall:

(a)

transfer to Buyer the full ownership and beneficial title to all (and not less than all) of the Black Parties’ Company Shares, free and clear of all Liens (other than any restrictions under any securities Laws or Liens created by Buyer), by means of endorsing (girata in proprietà) the share certificates representing the Black Parties’ Company Shares in favor of Buyer before the Notary, who shall notarize such endorsement;

(b)	deliver to Buyer the share certificates representing the respective Black Parties’ Company Shares duly endorsed and notarized pursuant to letter (a) above;

(vi)	the Violet Parties shall:

(a)

deliver or cause to be delivered to Buyer copies of the resignation letters effective as of the Closing Date, substantially in the form of Exhibit 9.2(iv), duly signed by each of the directors of Green confirming that such director has no (and fully releasing and discharging any) claims against Green or any Group Company, other than for compensation accrued through the Closing pursuant to any arrangement or agreement with or resolution by Green or any Group Company (copies of which were provided to Buyer prior to the date hereof) but not yet paid as of the Closing;

(b)

deliver or cause to be delivered to Buyer copies of the resignation letters effective as of the Closing Date, substantially in the form of Exhibit 9.2(iv), duly signed by each of the effective and alternate statutory auditors of Green, confirming that such statutory auditor has no (and fully releasing and discharging any) claims against Green or any Group Company, other than for compensation accrued through the Closing pursuant to any arrangement or agreement with or resolution by Green (copies of which were provided to Buyer prior to the date hereof) but not yet paid as of the Closing;

(c)

cause a shareholders’ meeting of Green to be validly held and to resolve in favor of (I) the acceptance of the resignation of the directors and (if applicable) statutory auditors of Green, (II) the full release and discharge of the resigning directors and (if applicable) statutory auditors, to the greatest extent permitted by applicable Law, from liability in connection with acts or omissions occurred prior to their resignation, except in case of gross negligence (colpa grave) or fraud (dolo), substantially in the form of Exhibit 9.2(iv)-bis and (III) the appointment of new members of the board of directors and (if applicable) board of statutory auditors of Green pursuant to the written instructions received from Buyer no later than three (3) Business Days prior to the Closing Date;

(d)

transfer to Buyer the full ownership and beneficial title to all (and not less than all) of the Violet Green Shares, free and clear of all Liens (other than any restrictions under any securities Laws or Liens created by Buyer), by means of endorsing (girata in proprietà) the share certificates representing the Violet Green Shares in favor of Buyer before the Notary, who shall notarize such endorsement;

(e)	deliver to Buyer the share certificates representing the Violet Green Shares duly endorsed and notarized pursuant to letter (d) above;

(f)	deliver to Buyer a true and correct copy of the resolutions contemplated in Paragraph 7.2(i) (Conditions Precedent to the Obligation of Buyer);

(vii)	Buyer shall:

(a)	cause a director of the Company to duly register the transfer of the Black Parties’ Company Shares in favor of Buyer on the shareholders’ ledger of the Company (libro soci); and

(b)	cause a director of Green to duly register the transfer of the Violet Green Shares in favor of Buyer on the shareholders’ ledger of Green (libro soci).

(viii)	Each of the Parties shall, and shall cause their applicable Affiliates to:

(a)

execute and deliver, or cause to be executed and delivered, to the other Parties, Green, the Company and/or its Subsidiaries any other instrument, act, deed or document as may be necessary or required, under any applicable Law, to properly and validly complete the transactions contemplated by this Article 9 (Closing), or to comply with any applicable Law in connection therewith; and

(b)

pay, or cause to be paid, to the appropriate entities or persons and in the appropriate manner, any stamp, transfer or similar Taxes or charges however levied by any Governmental Authority on the transfer of the Violet Green Shares and/or the Company Shares and the Notary’s fees related to such transfer in accordance with Paragraph 22.1 (Costs – Taxes) below.

9.3

Effects of the Endorsement of the Shares Certificates. The Parties acknowledge and agree that the endorsement of the share certificates representing the Major Sellers Shares shall be made for purposes of Article 2355 Paragraph 3 of the Italian civil code, and shall entail the transfer of the full ownership and beneficial title to the Major Sellers Shares, free and clear of any Liens (other than any restrictions under any securities Laws or Liens created by Buyer), in favor of Buyer, without novation (novazione), modification or amendment to the provisions of this Agreement, which sets forth the entire understanding and agreement between the Parties as to the matters covered herein and which shall survive the endorsement of the share certificates and the consummation of all the other actions and transactions constituting the Closing.

9.4

One Transaction. Any and all actions and transactions constituting the Closing (including all the documents to be executed on the Closing Date and deliveries to be carried out on the Closing Date) pursuant to this Agreement, and any and all actions and transactions constituting the closing (including all the documents to be executed on the closing date and deliveries to be carried out on the closing date) pursuant to the MIP SPA and the Subscription Agreements, shall be regarded for the purposes of the Closing as one single transaction so that, at the option of the Party having an interest in the carrying out of the specific action or transaction, no such action or transaction shall be deemed to have been consummated until all others actions and transactions constituting the Closing and the closing under the MIP SPA and the closing under the Subscription Agreements have been consummated. For the avoidance of doubt, notwithstanding Paragraph 2.1(vi), Buyer may elect to consummate the Closing, at its discretion, even if one or more of the Sellers fail to transfer their respective Shares, without prejudice to such Seller’s liability arising out of the breach of its obligations under this Agreement or the MIP SPA (as the case may be). Notwithstanding anything to the contrary, the parties shall cooperate in good faith to agree on and implement closing mechanics in respect of this Agreement, the MIP SPA and the Subscription Agreements such that (i) each of the steps of the closing under each of the foregoing agreements occurs substantially concurrently, and (ii) the delivery of any cash payments made pursuant to this Agreement and the Subscription Agreements, respectively, will be subject to netting. In addition, the Parties acknowledge that the Violet Parties may wish to assign and transfer (intestare fiduciariemente) the Violet Green Shares, on a fiduciary basis, to the Fiduciary Company pursuant to and for the purpose of Law. No. 1939/1966, prior to Closing for the purpose of facilitating the Closing and, if the Violet Parties so elect, the Parties agree to implement such fiduciary construct in a customary manner, including by making any relevant changes to the Closing mechanics otherwise contemplated herein.

10	REPRESENTATIONS AND WARRANTIES AS TO GREEN AND THE VIOLET PARTIES

Each Violet Party represents and warrants to Buyer that, except as set forth in the Sellers Disclosure Letter (without prejudice to Paragraph

15.1(ix)(b), and it being understood that the disclosures in any section of Article 10 of the Sellers Disclosure Letter shall qualify other sections in this Article 10 solely to the extent it is readily apparent on its face that such disclosure is applicable to such other sections), each of the following representations and warranties set forth in this Article 10 (Representations and Warranties as to Green and the Violet Parties) is true, correct and accurate as of the date of this Agreement and shall be true, correct and accurate as of, and as made on, the Closing Date (except for representations or warranties referring to a particular date, which shall be true, correct and accurate as of such date only).

10.1	Capacity and Authorization.

(i)

Such Violet Party has the power, legal capacity and authority to execute and deliver this Agreement, to perform his/her obligations hereunder and to consummate the transactions contemplated hereby. Such Violet Party has duly executed and delivered this Agreement, and no other proceedings on such Violet Party’s part or on the part of his/her Affiliates are necessary to authorize him/her to execute, deliver or perform this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Violet Party enforceable against him/her in accordance with its terms.

(ii)

The execution and delivery of this Agreement by such Violet Party, the performance of his/her obligations hereunder and the consummation by such Violet Party of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than as required by any applicable Competition Laws.

10.2	No conflict.

(i)

The execution and delivery of this Agreement by such Violet Party, the performance of his/her obligations hereunder and the consummation of the transactions contemplated hereby (other than the transactions contemplated by the provisions of Paragraph 6.1 (Green Carve Out)) do not and will not (a) conflict with, violate or result in the breach of any provision of the Green Organizational Documents, (b) once the Antitrust Clearance is obtained, conflict with or breach any provision of any Law applicable to such Violet Party and/or Green, or any of their respective assets and properties, or (c) (I) breach in any material respect, require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration, modification or other change of any right or obligation or the loss of any benefit under, any agreement or any other instrument to which such Violet Party and/or Green is a party or (II) result in the creation or imposition of any Lien upon such Violet Party and/or Green, or any of their respective properties or assets or any Lien (other than as represented by this Agreement) upon such Violet Party’s Violet Green Shares.

(ii)

The consummation of the transactions contemplated by the provisions of Paragraph 6.1 (Green Carve Out) do not and will not (a) conflict with, violate or result in the breach of any provision of the Green Organizational Documents or the Company Organizational Documents, (b) conflict with or breach any provision of any Law applicable to such Violet Party and/or Green, the Company and/or its Subsidiaries, or any of their respective assets and properties, or (c) (I) breach, require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration, modification or other change of any right or obligation or the loss of any benefit under, any agreement or any other instrument to which a Violet Party, Green, the Company and/or its Subsidiaries is a party or (II) result in the creation or imposition of any Lien upon a Violet Party, Green, the Company and/or its Subsidiaries or any of their respective properties or assets or any Lien (other than as represented by this Agreement) upon such Violet Party’s Violet Green Shares, it being understood that this clause (ii) shall not be deemed to be breached in cases where the consummation of transactions contemplated hereby would have triggered such breach even without the Green Carve Out.

10.3	Organization and Standing.

(i)

Green is a company duly organized, validly existing and in good standing under the laws of Italy and has all requisite corporate power and authority to conduct its business as now conducted. Green is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its assets requires it to be so qualified, licensed or in good standing, except as would not be material to Green.

(ii)

Green is not insolvent, has not suspended payment of its obligations in the ordinary course of business and is not subject to any bankruptcy, liquidation, composition with creditors, moratorium, receivership or similar bankruptcy or bankruptcy-like proceedings (including any proceedings provided for by Royal Decree no. 267/1942), nor has any such proceeding been threatened in writing, nor has any petition for the opening of any such proceeding been filed by Green or any other Person.

(iii)

Green has made available or caused to be made available to Buyer true, correct and complete copies of the articles of incorporation and by-laws of Green (collectively, the “Green Organizational Documents”). The Green Organizational Documents are in full force and effect and have not been amended or otherwise modified (other than solely with respect to the implementation of the Green Carve Out in accordance with the provisions of Paragraph 6.1 (Green Carve Out) above). Green is not in violation of any provision of the Green Organizational Documents.

10.4	Capitalization and title to Violet Green Shares.

(i)	The authorized and issued share capital of Green is equal to Euro 10,000,001.00 and is fully subscribed for and paid in accordance with the Law.

(ii)

Green is not in the situations provided for under Articles 2446 and 2447 of the Italian Civil Code or in any other situation that may require its shareholders to make equity contributions to avoid the liquidation of Green.

(iii)

The Violet Green Shares and the BL’s Green Share represent, as of the date of this Agreement, and, as of the Closing Date, the Violet Green Shares only will represent, the entire issued and outstanding share capital of Green.

(iv)

Except for this Agreement, there are no outstanding options, warrants, conversion, subscription rights or other rights or agreements, commitments or understandings of any kind obligating Green, conditionally or otherwise, to issue, sell, transfer, repurchase, redeem or otherwise acquire or dispose any shares of capital stock of or other voting or equity interests in Green or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Green or other financial interests or phantom equity awards that are based in whole or in part on the value of Green share capital or the value of any equity interest in Green, nor are there any voting trusts, proxies or other agreements with respect to the voting or transfer of the Violet Green Shares to which such Violet Party or Green is a party or by which any Violet Green Shares are bound.

(v)

Such Violet Party is the beneficial and record owner of all of the respective Violet Green Shares, free and clear of all Liens. Upon delivery of and payment for such Violet Green Shares at the Closing, Buyer will acquire good and valid title to all of the Violet Green Shares, free and clear of all Liens (other than any restrictions under any securities Laws or Liens created by Buyer).

10.5	Ownership Interests.

(i)	Green is the beneficial and record owner of all of the Green Company Shares, free and clear of all Liens.

10.6	Financial Statements.

(i)

A true and complete copy of the Green Financial Statements referred to under (i) of the definition of “Green Financial Statements” has been filed with the applicable Companies’ Register. Schedule 1.1(B) of the Sellers Disclosure Letter contains a true and complete copy of the Green Financial Statements referred to under (ii) of the definition of “Green Financial Statements.” The Green Financial Statements have been prepared in accordance with the Green Accounting Principles and applicable Law and present fairly in all material respects the financial position and results of operations of Green as of and for the 12 months ending December 31, 2017, and the pro forma (after giving effect to the Green Carve Out) financial position of Green as of June 30, 2018.

(ii)

A true and complete copy of the Green Consolidated Financial Statements has been filed with the applicable Companies’ Register. The Green Financial Statements have been prepared in accordance with, and comply as to form in all material respects with, the Green Consolidated Accounting Principles and applicable Law and present fairly in all material respects the financial position and results of operations of Green, on a consolidated basis, as of and for the 12 months ending December 31, 2017, December 31, 2016 and December 31, 2015.

10.7	No Undisclosed Liabilities.

(i)

Except for the liabilities taken into account in the calculation of the Green Liability Position and any intercompany liabilities to the extent owing from Green to any Group Company (“Green Excluded Liabilities”), as of the Closing, following the Green Carve Out, Green will have no liabilities or obligations (including off-balance sheet liabilities or obligations) whatsoever, contingent or otherwise.

10.8	Accounting books and records.

(i)

The accounting books and records of Green have been kept in compliance, in all material respects, with applicable Laws and the Green Accounting Principles and accurately reflect, in all material respects, all transactions required to be recorded therein in accordance with such Laws and the Green Accounting Principles. Green maintains a standard system of accounting established and administered in accordance with the Green Accounting Principles and applicable Law, which provides reasonable assurances all transactions are recorded as necessary to permit the preparation of the Green Financial Statements and to maintain proper accountability for items in all material respects.

10.9	Litigation.

(i)

There is no Claim pending or threatened against Green, any Violet Party (with respect to Green) or, to the Knowledge of the Violet Parties, any director, statutory auditor or officer of Green, in each case, arising out of or relating to his or her employment by, or service to, or with respect to, Green. None of Green, any Violet Party (with respect to Green) or, to the Knowledge of the Violet Parties, any director, statutory auditor or officer of Green, respectively, is subject to any outstanding Judgments issued by any Governmental Authority against Green or against such director, statutory auditor or officer of Green relating to his or her employment by, or service to, or with respect to, Green.

10.10	Assets; Conduct of Business.

(i)

(a) Since April 1, 2014, and to the Knowledge of the Violet Parties, from July 1, 2008 to March 31, 2014, Green has not, and (b) prior to the Closing, will not have, carried on any business or conducted any operations other than those incident to its status as a holding company.

(ii)	At the Closing, following the Green Carve Out, Green will have no assets or properties other than the Green Company Shares.

10.11	Employees.

(i)	Green does not have any employees, and has not, since April 1, 2014, and to the Knowledge of the Violet Parties, from July 1, 2008 to March 31, 2014 has not, had any employees.

(ii)	Green does not sponsor, maintain or contribute to and is not a party to, nor does Green have any current or contingent liability with respect to, any Benefit Plan.

(iii)

No Person is entitled to claim to have an employment or individual independent contractor relationship with Green or can request to be hired and/or reinstated by Green or can claim wages, salaries, severance or other termination indemnities, damages, benefits or other compensation or insurance or entitlements to indemnities, social welfare contributions or other similar contributions to government mandated programs, arising from services provided to Green.

10.12	Compliance with Laws.

(i)

Green is, and in the past five years, has been, in compliance in all material respects with applicable Laws and, to the Knowledge of the Violet Parties, is not under investigation by any Governmental Authority with respect to any violation of any applicable Laws. None of the Violet Parties nor Green has received, in the past five years, any written notice or, to the Knowledge of the Violet Parties, other communication from any Governmental Authority regarding any actual or alleged failure by Green, any Violet Party (with respect to Green) or any director, statutory auditor or officer of Green, in each case, arising out of or relating to his or her employment by, or service to, or with respect to, Green, to comply with any Law.

(ii)

Green holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Authority (collectively, “Permits”) necessary to own its properties and assets (the “Green Permits”), except as would not be material to Green. Green is in all material respects in compliance with the terms of the Green Permits.

10.13	Tax.

(i)

All Tax returns required to be filed by, on behalf of or with respect to, Green have been duly and timely filed and are complete and correct in accordance with the applicable Laws in all material respects.

(ii)	All Taxes (whether or not reflected on such Tax returns) required to be paid by Green have been duly and timely paid in accordance with the applicable Laws.

(iii)

All Taxes required to be withheld by Green have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose in accordance with the applicable Laws.

(iv)

As of the Closing Date, there are no unpaid Taxes (other than any Taxes accrued in the ordinary course of business) for which Green is, or would reasonably be expected to become, liable. Since December 31, 2017, except in the ordinary course of business consistent with past practice (or pursuant to the Green Carve Out), Green has not engaged in any transaction that could reasonably be expected to result in any Tax liability for which Green would be liable (whether by reason of any withholding obligation, reduction in any Tax attribute or otherwise) or entered into any intercompany loan or intercompany debt arrangement or increased or decreased the balances of any intercompany loan or intercompany debt arrangement. Except as set forth in Section 10.13(iv) of the Sellers’ Disclosure

Letter, since December 31, 2017, Green has not made, changed or revoked any Tax election, changed any Tax accounting method or Tax accounting period, filed any amended Tax return, filed any Tax return in a manner not consistent with past practice, settled, surrendered or compromised any Tax Claim, or surrendered any right to claim a Tax refund. All information set forth in the Green Financial Statements (including the notes thereto) relating to Tax matters is correct and complete.

(v)

There are no Taxes for any period of any of the Sellers or any of their respective Affiliates (other than Green or the Group Companies) or direct or indirect owners for which Green is or could be liable. No Tax is required to be paid by Green as a result of any payment of the MIP Beneficiaries Purchase Price to the MIP Beneficiaries, other than to the extent of any amount that is deducted and withheld from such payment pursuant to the MIP SPA.

(vi)

No claim has been made by any Governmental Authority in a jurisdiction where Green has not filed a Tax return that it is or may be subject to Tax by such jurisdiction. Green has complied with all applicable rules regarding transfer pricing. In the past five years, Green has not owned any equity interest in any Person other than the Company, Verim Srl and Versace do Brasil – Importação e Distribuição de produtos de vestuario and acessorios LTDA.

(vii)

Green (a) is not a party to or bound by or obligated under any Tax sharing allocation, indemnity or similar agreement or arrangement with any Person, (b) is not and never was a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than a group of which Green is the common parent), (c) has no liability for Taxes of any Person (or in connection with previously being, or ceasing to be, a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes), as transferee, successor or otherwise, (d) is not and has not been subject to any Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction, and (e) is not subject to any closing agreement (or any other final and conclusive agreement), private letter ruling or other written agreement, in each case, with or from a Governmental Authority regarding Taxes or Tax matters.

(viii)

Neither in the current taxable year nor in the preceding five taxable years has Green claimed, utilized or requested exemptions, reliefs or other facilities in relation to Tax that could result in a claw back, recapture or annulment, including exemptions, reliefs or facilities for Tax relating to reorganizations or mergers. Green will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (a) any change in method of accounting for a taxable period ending on or prior to the Closing Date or (b) any action taken or transaction entered into on or before the Closing Date. Green will not be required to include any item of income in its taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of the Green Carve Out. For U.S. federal income tax purposes, (x) the taxable year of Green is the calendar year and (y) each of Green and the Group Companies is a “controlled foreign corporation” within the meaning of Section 957(a) of the U.S. Tax Code.

(ix)

No previous circumstances exist on the basis of which Tax Claims in relation to Green may be validly founded or demands for payment may be validly made against Green or Tax proceedings may be commenced validly in relation to the same in any relevant jurisdiction relating to any taxable event that occurred or originated prior to the Closing.

(x)	No Tax claims are pending against Green and no written notice of any such claim was received by Green as of the date of this Agreement.

10.14	Related party transactions.

(i)	There are no transactions, agreements, arrangements or understandings in effect between Green, on the one hand, and any Seller or any of its Affiliates, on the other hand.

(ii)

At the Closing, following the Green Carve Out and the AV Assignment, there will be no transactions, agreements, arrangements or understandings in effect between Green, on the one hand, and any Seller or any of its Affiliates, on the other hand.

10.15	Compliance with Anti-Corruption Laws and Sanctions Laws.

(i)

In the past five years, none of Green nor any of its directors, statutory auditors, officers, employees or agents when acting on behalf of or for the benefit of Green have taken any action that would constitute a violation of any applicable Anti-Corruption Law.

(ii)

In the past five years, Green has not received any written communication, notice, or inquiry from any Governmental Authority that alleges or indicates that Green has or may have violated or is being or may be investigated by any Governmental Authority for violations of any applicable Anti-Corruption Laws.

(iii)	None of the Directors and employees of Green has committed any crime which may trigger a liability of Green pursuant to Italian Law no. 231/2001 (“Law 231/2001”).

(iv)

None of Green or, to the Knowledge of the Violet Parties, any director, statutory auditor, officer, employee or agent of Green, is a Sanctioned Person, or has in the past five years made a violation of, or engaged in any conduct sanctionable under, any applicable Sanctions Law, or, to the Knowledge of the Violet Parties, been the subject of an investigation or allegation thereof.

10.16	No Additional Representations.

(i)

Notwithstanding anything contained in Article 14 (Representations and Warranties of Buyer) below or any other provision of this Agreement, each Violet Party acknowledges Buyer is not making and has not made any representation or warranty whatsoever, express or implied, including any implied warranty, as to Buyer and its Affiliates, other than the representations and warranties expressly set forth in Article 14 (Representations and Warranties of Buyer). Without limiting any such referenced representations, any document, information, materials or other written or oral communications that have been provided or made available to such Violet Party by or on behalf of Buyer are not and shall not be deemed to be representations or warranties of Buyer.

11	REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY AND ITS SUBSIDIARIES

Each Violet Party represents and warrants to Buyer that, except as set forth in the Sellers Disclosure Letter (it being agreed that the disclosures in any section of Article 10 or 11 of the Sellers Disclosure Letter shall qualify other sections in this Article 11 solely to the extent it is readily apparent on its face that such disclosure is applicable to such other sections), each of the following representations and warranties set forth in this Article 11 (Representations and Warranties as to the Company and its Subsidiaries) is true, correct and accurate as of the date of this Agreement and shall be true, correct and accurate as of, and as made on, the Closing Date (except for representations or warranties referring to a particular date, which shall be true, correct and accurate as of such date only).

11.1	Organization and Standing of the Company.

(i)

The Company is a company duly organized, validly existing and in good standing under the laws of Italy and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its assets requires it to be so qualified, licensed or in good standing, except as would not be material to the Company.

(ii)

The Company has filed with the applicable Companies’ Register correct and complete copies of the articles of incorporation and by-laws of the Company (collectively, the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect and have not been amended or otherwise modified. The Company is not in violation of any provision of the Company Organizational Documents.

(iii)

The Company is not insolvent, has not suspended payment of its obligations in the ordinary course of business and is not subject to any bankruptcy, liquidation, composition with creditors, moratorium, receivership or similar bankruptcy or bankruptcy-like proceedings (including any proceedings provided for by Royal Decree no. 267/1942), nor has any such proceedings been threatened in writing, nor has any petition for the opening of any such proceedings been filed by the Company or any other Person.

11.2	Capitalization and title to Green Company Shares.

(i)	The authorized share capital of the Company is equal to Euro 81,873,987.00 of which Euro €81,864,102.00 issued and fully paid in (including treasury shares) pursuant to the Law.

(ii)

The Green Company Shares are fully paid and represent 79.7919% of the issued and outstanding share capital of the Company. The Green Company Shares, the Black Parties’ Company Shares and the Managers’ Company Shares collectively represent all of the issued and outstanding share capital of the Company.

(iii)

The Company is not in the situations provided for under Articles 2446 and 2447 of the Italian Civil Code. None of the Subsidiaries of the Company is in any situation that requires its shareholders to make equity contributions to avoid a statutory liquidation under applicable Law.

(iv)

Except for this Agreement, there are no outstanding options, warrants, conversion, subscription rights or other rights or agreements, commitments or understandings of any kind obligating any Seller, Green, the Company or any of its Subsidiaries, conditionally or otherwise, to issue, sell, transfer, repurchase, redeem, grant or otherwise acquire or dispose any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries or other financial interests or phantom equity awards that are based in whole or in part on the value of Company Shares or the value of any equity interest of the Company or any of its Subsidiaries, nor are there any voting trusts, proxies or other agreements with respect to the voting or transfer of any Shares or other equity interests in the Company or any of its Subsidiaries to which any Violet Party, MIP Beneficiary, Green or the Company or any of its Subsidiaries is a party or by which the applicable securities are bound.

11.3	No conflict.

(i)

The execution and delivery of this Agreement by any Violet Party, the performance of his/her obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) conflict with, violate or result in the breach of any provision of the Company Organizational Documents, (b) once the Antitrust Clearance is obtained, conflict with or breach any provision of any Law applicable to such Violet Party and/or the Company or its Subsidiaries, or any of their respective assets and properties, or (c) (I) breach in any material respect, require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration, modification or other change of any right or obligation or the loss of any benefit under, any agreement or any other instrument to which such Violet Party and/or the Company or any of its Subsidiaries is a party or (II) result in the creation or imposition of any Lien upon such Violet Party and/or the Company or any of its Subsidiaries, or any of their respective properties or assets or any Lien (other than as represented by this Agreement) upon any Shares, other than, in the case of the foregoing clauses (b) and (c), as would not, individually or in the aggregate (provided, that, with respect to clause (y) below, aggregation shall not apply to immaterial Contracts), reasonably be expected to (x) prevent or materially delay the ability of such Violet Party and/or the Company or its Subsidiaries to consummate the transactions contemplated hereby or (y) be material to the Company and its Subsidiaries, taken as a whole.

11.4	Subsidiaries; Ownership Interests.

(i)

Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers required to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each of the jurisdictions in which its business or the properties owned, leased or operated by it make such qualification or licensing necessary. The respective jurisdictions of formation and tax residence of each of the Company’s Subsidiaries, the Company’s direct or indirect ownership interest in such Subsidiaries and the number of issued and outstanding shares of capital stock or other equity securities and the record and, to the Knowledge of the Violet Parties (only if such beneficial holders are Persons other than the Violet Parties, any of their Affiliates, the Company or its Subsidiaries), beneficial holders thereof are identified in Exhibit (D).

(ii)

All of the outstanding shares of capital stock and other voting or equity interests (a) owned in each Subsidiary directly or indirectly by the Company have been duly authorized and validly issued and fully paid and (b) of or in each Subsidiary of the Company are owned beneficially and of record by the Company or one of its wholly owned Subsidiaries as set forth in Exhibit (D), free and clear of any Liens.

(iii)

Neither the Company nor any Subsidiary of the Company owns and/or holds any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any Person other than any of its Subsidiaries.

11.5	Financial Statements.

(i)

A true and complete copy of the Consolidated Financial Statements referred to under (i) of the definition of “Consolidated Financial Statements” has been filed with the applicable Companies’ Register. Schedule 1.1(A) of the Sellers Disclosure Letter sets forth a true and complete copy of the Consolidated Financial Statements referred to under (ii) of the definition of “Consolidated Financial Statements”. The Consolidated Financial Statements have been prepared in accordance with, and comply as to form in all material respects with, the Company Accounting Principles and applicable Law and present fairly in all material respects the financial position and results of operations of the Company and its Subsidiaries, on a consolidated basis, as of and for the 12 months ended December 31, 2017, 2016 and 2015 and the 6 months ended June 30, 2018 and 2017.

(ii)

There were no changes to the Company Accounting Principles or the method of application of the Company Accounting Principles during the periods covered by, or the preparation of, the Consolidated Financial Statements.

11.6	No Undisclosed Liabilities.

(i)

None of the Company or any of its Subsidiaries has any liabilities or obligations (including off-balance sheet liabilities or obligations), contingent or otherwise, which are material to the Company Group, taken as a whole, except for liabilities and obligations (a) specifically disclosed or specifically reserved against in the Consolidated Financial Statements or in the Green Consolidated Financial Statements or specifically disclosed in the notes thereto, (b) that were incurred after December 31, 2017 in the ordinary course of business consistent with past practice or in connection with transactions expressly contemplated by this Agreement or effected at the written request of Buyer or (c) that are executory obligations under Contracts that were made available to Buyer prior to the date hereof (other than any such obligations arising out of a breach of such Contracts).

11.7	Accounting books and records.

(i)

The accounting books and records of the Company and its Subsidiaries have been kept in compliance, in all material respects, with applicable Laws and the Company Accounting Principles and accurately reflect, in all material respects, all transactions required to be recorded therein in accordance with such Laws and the Company Accounting Principles.

(ii)

The Company maintains a standard system of accounting established and administered in accordance with the Company Accounting Principles and applicable Law, which provides reasonable assurances that (a) all transactions are executed in accordance with the general and specific authorization of the management of the Company in all material respects, (b) all transactions are recorded as necessary to permit the preparation of the Consolidated Financial Statements and to maintain proper accountability for items in all material respects and (c) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences in all material respects.

11.8	Material Contracts.

(i)	Section 11.8 of the Sellers Disclosure Letter sets forth a true and complete list, as of the date hereof, of all of the following agreements to which the Company or any of its Subsidiaries is a party:

(a)

any license or sublicense Contract (I) under which the Company or any of its Subsidiaries (x) license to any third parties any Owned Intellectual Property and either received payments in excess of Euro 450,000 during the 12-month period ending on June 30, 2018, or (y) which the Company anticipates will involve payments in excess of Euro 450,000 in the calendar year ending December 31, 2018 (but in each case of (x) and (y), excluding non-exclusive licenses in the ordinary course of business consistent with past practice that are not material to the Group) or (II) pursuant to which the Company or its Subsidiaries license from any third parties any material Intellectual Property (excluding commercially available software or software-as-a-service agreements made in the ordinary course of business and with an annual costs of less than Euro 100,000);

(b)	any joint venture, partnership or other similar Contract;

(c)

any third-party franchisee, distribution or other similar Contract providing for the sale by the Company or any of its Subsidiaries, or the sale by any third party, of products under which payments in excess of Euro 500,000 or more were made to the Company or its Subsidiaries during the 12-month period ending on June 30, 2018, or which the Company anticipates will involve payments in excess of Euro 500,000 in the calendar year ending December 31, 2018;

(d)

any Contract that the Company reasonably anticipates will involve individual or aggregate payments or consideration of more than Euro 1,000,000 in the calendar year ending December 31, 2018 for goods and services furnished by the Company or any of its Subsidiaries (excluding Contracts concerning the sale of products entered into in the ordinary course of business consistent with past practice);

(e)

any Contract that the Company reasonably anticipates will involve individual or aggregate payments or consideration of more than Euro 1,000,000 in the calendar year ending December 31, 2018 for goods and services furnished to the Company or any of its Subsidiaries (excluding Contracts concerning the acquisition of raw materials, products and services, entered into in the ordinary course of business consistent with past practice);

(f)

any Contract relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding amount in excess of Euro 300,000 or any Contract under which the Company or any of its Subsidiaries has advanced or loaned an amount in excess of Euro 100,000 to any Person (other than to the Company or any Subsidiary and trade credit in the ordinary course of business consistent with past practice);

(g)

any Contract which purports to limit or restrict in any material respect the ability of the Company or any of its Affiliates to enter into or engage in any geographic market or line of business or that provides for “most favored nations” terms or establishes an exclusive license, sale or purchase obligation with respect to any trademark, product or geographic location;

(h)

any outstanding Contract (other than this Agreement and the Ancillary Agreements) for the sale, transfer or acquisition of any of the material assets, capital stock or businesses of the Company or any of its Subsidiaries (other than sales or acquisitions of inventory in the ordinary course of business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the material assets, capital stock or businesses of the Company or any of its Subsidiaries;

(i)	any outstanding Contract for capital expenditures involving payments of more than Euro 1,000,000 individually or in the aggregate;

(j)

any Contract entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Claim with a value of greater than Euro 250,000 or which imposes material continuing obligations on the Company or any of its Subsidiaries;

(k)

any Contract under which the Company or any of its Subsidiaries has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice; and

(l)	any Contract in effect as of June 30, 2108, relating to any interest rate, derivatives or hedging transaction.

(ii)

Each agreement or arrangement required to be disclosed in the Sellers Disclosure Letter pursuant to this Paragraph 11.8 (Material Contracts) (each, a “Material Contract”) is valid and binding on the Company or one of its Subsidiaries and is in full force and effect, and none of the Group Companies nor, to the Knowledge of the Violet Parties and as of the date hereof, the other parties thereto, is in default or breach (with or without notice or lapse of time or both) in any material respect under the terms of any such Material Contract. None of the Company or any of its Subsidiaries has received, as of the date of this Agreement, any written notice from any counterparty to a Material Contract that such counterparty intends to terminate, or not renew upon expiration, any Material Contract. Prior to the date hereof, Buyer has been supplied with, or has been given access to, a correct and complete copy of each Material Contract.

11.9	Sufficiency of Assets.

(i)

The Company and its Subsidiaries have, and at the Closing (including following the Green Carve Out) will have, good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement or other legal right, (a) all Intellectual Property and (b) all other assets, properties and rights (real and personal, tangible and intangible), in each case of clauses (a) and (b), used in, practiced by or necessary for the conduct or operation of the Group Companies’ businesses in all material respects in the same manner as currently conducted (the assets, properties and rights set forth in clauses (a) and (b), collectively, the “Assets”).

(ii)

Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Asset is in good operating condition and repair (normal wear and tear excepted), is not obsolete and is suitable and adequate for the purposes for which it is currently being used.

11.10	Litigation.

(i)

As of the date hereof, there is no Claim pending or threatened against any Seller (with respect to any Group Company) or Group Company or, to the Knowledge of the Violet Parties, against any director, statutory auditor, officer or employee of any Group Company, in each case, arising out of or relating to his or her employment by, or service to, or with respect to, any Group Company. As of the date hereof, no

Seller (with respect to any Group Company), any Group Company or, to the Knowledge of the Violet Parties, any director, statutory auditor, officer or employee of any Group Company, respectively, is subject to any outstanding Judgments issued by any Governmental Authority against such Group Company or, in the case of any director, statutory auditor, officer or employee of any Group Company, arising out of or relating to his or her employment by, or service to, or with respect to, any Group Company.

11.11	Employees, Independent Contractors and Compensation and Benefits.

(i)

Section 11.11(i) of the Sellers Disclosure Letter lists all the employees of the Company and the Subsidiaries (including employees’ payroll numbers, status, payroll, applicable national bargaining agreement, and date of employment) as of the date set forth therein. Employees of the Group Companies and any of their predecessors or successors are referred to herein as “Employees” and individual independent contractors of the Group Companies and any of their predecessors or successors are referred to herein as “Independent Contractors.” No individual other than the Employees is entitled to claim to be an employee of the Company or any of its Subsidiaries.

(ii)

All the Employees, Independent Contractors, former employees of the Group Companies (“Former Employees”), former independent contractors of the Group Companies (“Former Independent Contractors”), Agents and Former Agents have been duly paid for all the activities carried out in the course of their employment or service relationship with the applicable Group Company, in compliance with their employment, service or other applicable agreements, and with all applicable collective bargaining agreements applicable provisions of Laws.

(iii)

With respect to the wages, salary and any other compensation paid to the Employees and Former Employees and to the compensation paid to the Independent Contractors and Former Independent Contractors, and to the commissions and remuneration paid to Agents and Former Agents, all mandatory contributions have been paid in relation to health insurance and social security (and any other social welfare programs), in compliance with the applicable contracts (employment, service or other applicable agreements) and with all applicable provisions of Laws.

(iv)

No Person has any pending action or claim, nor is any such action or claim threatened against any Group Company in relation to his or her employment or service or previous employment or service. Each Group Company is and has been in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, agent, business promoter and similar commercial intermediary relationships, workers’ compensation, occupational safety, plant closings, mass layoffs, collective dismissals, redundancies, any other collective procedures (including “Cassa Integrazione Guadagni” procedure) worker classification, exempt and non-exempt status, compensation and benefits, overtime, wages and hours, accident prevention, safety and hygiene, and mandatory hiring of disabled people, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability to any Group Company.

(v)

Section 11.11(v) of the Sellers Disclosure Letter lists each collective bargaining agreement or similar agreement with any labor organization (including any national collective bargaining agreement), or work rules or practices agreed to with any labor organization or employee association applicable to Employees or Former Employees. None of the Group Companies are involved in any dispute with any union, works council or any other Person representing the Employees or Former Employees. None of the Group Companies has during the past three (3) years been subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit, works council or similar labor organization being made, or, to the Knowledge of the Violet Parties, threatened, involving Employees.

(vi)

Section 11.11(vi) of the Sellers Disclosure Letter sets forth, as of the date hereof, each material Company Benefit Plan and, if applicable, separately identifies each Company Benefit Plan that provides Retirement Benefits. With respect to each material Company Benefit Plan, the Company has made available to Magenta correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (A) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (B) the most recent audited financial statement and actuarial valuation, (C) all material filings and correspondence with any Governmental Authority (including the most recent Form 5500s, if applicable) and (D) all material related agreements and insurance contracts which implement each such Company Benefit Plan.

(vii)

Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to any Group Company: (a) each Company Benefit Plan has been operated and administered in accordance with its terms and in compliance with applicable Law; (b) each Company Benefit Plan that is intended to qualify for special tax treatment meets all requirements for such treatment; (c) there are no pending, or, to the knowledge of the Violet Parties, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto; (d) contributions or other amounts payable by any Group Company pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with Company Accounting Principles or applicable international accounting standards; (e) with respect to the wages, salary and other compensation paid to the Employees and Former Employees and compensation paid to the Independent Contractors and Former Independent Contractors and remuneration and commissions paid to Agents and Former Agents, all mandatory contributions have been paid in relation to health insurance and social security (and other social welfare programs) in compliance with the applicable contracts, Company Benefit Plans and applicable provisions of Laws; and (f) no circumstances exists pursuant to or as a result of which the Employee, Former Employee, Independent Contractor, Former Independent Contractor, Agent or Former Agent may be entitled to compensation or other benefits other than compensation and benefits provided for by the Law, and, as to the Employees, Former Employees, Agents and Former Agents, the applicable collective bargaining agreements and Company Benefit Plans.

(viii)

Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to any Group Company, with respect to its Employees, Former Employees, Independent Contractors and Former Independent Contractors in the United States, neither the Group Companies nor any of their ERISA Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, or has, within the six years prior to the date hereof, sponsored, maintained, contributed to, or had any obligation to contribute to, or have any actual or contingent liability with respect to, any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, (iii) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the U.S. Tax Code, or (iv) any Company Benefit Plan that provides life, death or medical benefits (whether or not insured), with respect to Employees, Former Employees or current or former directors of the Group Companies beyond their retirement or other termination of service, other than coverage mandated by applicable Law or cash payments in lieu of continued coverage that do not extend beyond twelve (12) months. None of the Group Companies sponsor, maintain or contribute to, has any obligation to contribute to, or has ever sponsored, maintained or contributed to, any defined benefit plan, other than coverage mandated by applicable Law pursuant to a government sponsored plan.

(ix)

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (a) result in any payments or benefits becoming due, or increase the amount of or accelerate the payment timing or funding of any benefits or payments due, or enhanced or increase the amount of any benefits or payments due, to any Employee, Independent Contractor, Former Employee, Former Independent Contractor or director, (b) result in any breach or violation of, or default under or limit any Group Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (c) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in U.S. Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the U.S. Tax Code).

(x)

None of the Group Companies are a party to nor do any Group Companies have any obligation under any Company Benefit Plan to compensate any Employee, Independent Contractor, Former Employee, or Former Independent Contractor or director of the Company or any of its Subsidiaries for any Taxes (including excise Taxes payable pursuant to Section 4999 or 409A of the U.S. Tax Code).

(xi)

Section 11.11(xi) of the Sellers Disclosure Letter lists all the commercial agents (agenti di commercio), business promoters (procacciatori d’affari) and other similar commercial intermediaries of the Company and the Subsidiaries as of the date set forth therein. All such agents, business promoters and other similar commercial intermediaries are referred to herein as “Agents” and the former agents, business promoters and other similar commercial intermediaries of the Group Companies are referred to herein as “Former Agents”. No Person other than the Agents is entitled to claim to be an agent (agente di commercio), business promoter (procacciatore d’affari) and other similar commercial intermediary of any Group Company.

11.12	Intellectual Property.

(i)

Section 11.12(i) of the Sellers Disclosure Letter lists all Registered Intellectual Property (including the country of registration, the registration or application number, the filing, registration and issue dates, and status) owned by, or registered in the name of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Owned Registered Intellectual Property”).

(ii)

The Company (or, as the case may be, a Subsidiary) is the sole and exclusive owner of all right, title and interest in and to the material Owned Registered Intellectual Property and any other material Intellectual Property that the Company (or, as the case may be, a Subsidiary thereof) owns (the “Owned Intellectual Property”), free and clear of any Lien, except for Permitted Liens. The Company (or, as the case may be, a Subsidiary thereof) owns, and at the Closing, shall own, the “VERSACE”,

“GIANNI VERSACE” and “VERSUS” trademark and service mark and the VERSACE Medusa logo and the VERSUS Lion logo as is used in, practiced by or necessary to conduct the Group Companies’ businesses in all material respects in the same manner as currently conducted and, to the Knowledge of the Violet Parties, the Company (or, as the case may be, a Subsidiary thereof) owns or is licensed or otherwise possesses rights to use or exploit, and at the Closing, shall own or shall be licensed or otherwise possess rights to use or exploit, all other Intellectual Property as is used in, practiced by or necessary to conduct the Group Companies’ businesses in all material respects in the same manner as currently conducted, including Intellectual Property licensed or otherwise provided to it under any Contracts to which the Company (or, as the case may be, a Subsidiary thereof) is a party.

(iii)

All material registered or issued Owned Registered Intellectual Property is, and, to the Knowledge of the Violet Parties, each item of material Owned Registered Intellectual Property that is a pending application will be upon issuance or registration (as applicable), valid and enforceable. All other Owned Intellectual Property is valid and enforceable, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. All Owned Intellectual Property is owned free and clear of any Lien, except for Permitted Liens.

(iv)

All registration, renewal, prosecution, maintenance and other official fees due in respect of the material Owned Registered Intellectual Property have been timely and duly paid, and since December 31, 2015, no material Owned Registered Intellectual Property has been allowed to lapse or go abandoned.

(v)

The Company (or, as the case may be, its Subsidiaries) performed the actions that are reasonably necessary in order to (a) be properly registered as the sole and exclusive owner of record, or as the sole and exclusive applicant or registrant, of the material Owned Registered Intellectual Property with the relevant competent authority, office or organization with which such material Owned Registered Intellectual Property is registered or applied, and (b) update the material details identifying the Company (or, as the case may be, its Subsidiaries) with any competent authority, office, organization with which any material Owned Intellectual Property is registered or applied (other than details, such as changes of addresses or discrepancies in the description of the legal form of the Company, to the extent not affecting the ownership).

(vi)

The Trademarks that are Owned Intellectual Property, including any Trademarks that are Owned Registered Intellectual Property, have been in continuous use prior to the date hereof in relation to the products with respect to which such Trademarks are currently used or have been used in the past 24 months in the countries in which such products are sold or marketed, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group, taken as a whole.

(vii)

Neither (a) the current use by the Company and its Subsidiaries of the “VERSACE”, “GIANNI VERSACE” and “VERSUS” trademarks and service marks and the VERSACE Medusa logo and the VERSUS Lion logo nor (b) any of the other current operations, business or products of the Company or its Subsidiaries infringes or misappropriates any Intellectual Property of any third Person or constitute unfair competition, except (in the case of clause (b)) as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Subject to the AV Assignment become effective, no Seller owns any Intellectual Property (including any Trademark) that is used in, practiced by, or infringed by the current operations, business or products of the Company or its Subsidiaries. There is no opposition or cancellation proceeding currently pending against the Company or its Subsidiaries concerning the ownership, validity, enforceability or infringement of any Owned Registered Intellectual Property, and, to the Knowledge of the Violet Parties, there is no infringement or misappropriation, or other violation, or any written allegation made thereof, of any Owned Intellectual Property by third Persons.

(viii)

There is no pending judicial proceeding against a Group Company, which relates to Owned Intellectual Property, in which a third party challenges or disputes the validity or enforceability of any material Owned Intellectual Property.

(ix)

With the exception of any moral rights, (a) all Persons (including current and former employees and independent contractors) who create or develop, or have created or developed, or contribute, or have contributed to create or develop any Intellectual Property that is, or should be (by virtue of the fact that it was developed for or on behalf of the Company or its Subsidiaries), Owned Intellectual Property that is material to the Group Companies have validly and irrevocably assigned to the Company or one of its Subsidiaries their rights therein that did not initially vest with the Company or such Subsidiary by operation of Law, and have retained no interest in such Intellectual Property and are not entitled to any remuneration with respect to such Intellectual Property, and (b) no current or former director or employee of any Seller or any of its Affiliates in any jurisdiction has any ownership or license right, nor any right or entitlement for compensation or remuneration in respect of, any Owned Intellectual Property, other than, in each case of (a) and (b), their ordinary salaries or compensation. All such Persons have entered into a written agreement with a Group Company that obliges him/her to disclose and assign the Intellectual Property that he/she creates or develops or contributes to create or develop to such Group Company.

(x)

The execution and delivery of this Agreement by any Seller, the performance of his/her/its obligations hereunder, or the consummation of the transactions contemplated hereby will not, with or without notice or lapse of time, give any other Person the right or option to cause any of the following based on any Contract to which any Group Company or any Seller is a party, or otherwise result in (without taking into account any Contract to which Buyer or any its Affiliates (other than Green and/or a Group Company) is a party): (a) a loss of, or encumbrance on, any Owned Intellectual Property, (b) the release, disclosure or delivery of any material Owned Intellectual Property or embodiments thereof by or to any escrow agent or other Person (other than to Buyer and its Affiliates as contemplated by this Agreement), (c) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property; or (d) any right of any third party to terminate or alter any Group Company’s rights or licenses in or to any Intellectual Property.

(xi)

Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group, taken as a whole, all software used by the business of the Company and its Subsidiaries that is Owned Intellectual Property or licensed to the Company or one of its Subsidiaries (a) performs in conformance with its documentation, (b) is free from any software defect and (c) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

(xii)

Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group, taken as a whole, the Company and its Subsidiaries own, lease, license or otherwise have the right to use all computers, computer systems, hardware, networks, servers, workstations, peripherals, data communication equipment and lines, and telecommunications equipment and lines, owned or used by or for the Company and its Subsidiaries (collectively, “IT Systems”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group, taken as a whole, to the Knowledge of the Violet Parties, with respect to the IT Systems: (a) since December 31, 2015, there has been no unplanned downtime or material service interruption; (b) the IT Systems are free of any disabling codes or instructions, including “time bombs,” “Trojan horses,” “back doors,” “trap doors” viruses, worms, bugs, faults or other software routines or hardware components that enable any Person to access without authorization or disable or erase the IT Systems or otherwise significantly adversely affect the functionality of the IT Systems; (c) since December 31, 2015, there has been no data security breach of the IT Systems or relating to the business of the Company and its Subsidiaries and no third party has gained unauthorized access thereto; and (d) the Company and its Subsidiaries have a commercially reasonable disaster recovery plan in place and have acted in a commercially reasonable manner to safeguard the IT Systems utilized by the Company and its Subsidiaries.

11.13	Privacy; Personal Information.

(i)

No Person has gained material unauthorized access to, or made any material unauthorized use of, any personally identifiable information (“Personal Information”) maintained by the Company or any of its Subsidiaries on their software or systems since December 31, 2015. The Company and each of its Subsidiaries are in material compliance with all applicable Laws regarding the collection, use and protection of Personal Information. The Company and its Subsidiaries have commercially reasonable security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party. No Claims are pending or, to the Knowledge of the Violet Parties, threatened in writing against the Company or any of its Subsidiaries relating to the collection or use of Personal Information.

11.14	Compliance with Laws.

(i)

The Company and its Subsidiaries are, and since December 31, 2015 have been, in compliance in all material respect with applicable Laws and, to the Knowledge of the Violet Parties, are not under investigation with respect to any violation of any applicable Laws. Since December 31, 2015, none of the Sellers nor any Group Company has received any written notice or, to the Knowledge of the Violet Parties, other communication from any Governmental Authority regarding any actual or alleged failure to comply with any Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(ii)

Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Group Company holds all Permits necessary to own its properties and assets, and to carry on its business as currently conducted (the “Group Permits”). The Sellers and the Group Companies, as applicable, are in all material respects in compliance with the terms of the Group Permits.

11.15	Absence of Changes or Events.

(i)	Since July 1, 2018 through the date hereof, there has not occurred any Material Adverse Effect.

(ii)

Since July 1, 2018 through the date hereof, except as set forth on Section 11.15 of the Sellers Disclosure Letter (and in the case of Paragraph 8.1(xv), other than with respect to licenses for any product category or for any territory which would not otherwise be Material Contracts), the Company and all Subsidiaries have not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would have constituted a breach of any of the covenants set forth in Paragraph 8.1 (Interim Management) above.

11.16	Real Property.

(i)

The Company and its Subsidiaries have good title to all Owned Real Property (a complete list of all Owned Real Property, as of the date of this Agreement, is set forth on Section 11.16(i) of the Sellers Disclosure Letter), free and clear of any Lien, except for Permitted Liens. To the Knowledge of the Violet Parties, none of the Company nor any of its Subsidiaries have received within the 12-month period immediately prior to the date hereof written notice of any default under any restrictive covenants affecting the Owned Real Property, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Group, taken as a whole.

(ii)

(a) The Company and its Subsidiaries have good and valid title to the leasehold estate (as lessee) in all Leased Real Property (a complete list of all material Leased Real Property, as of the date of this Agreement, is set forth on Section 11.16(ii) of the Sellers Disclosure Letter) as lessee or sublessee, in each case, free and clear of any Lien, except for Permitted Liens; (b) all leases and subleases for the Leased Real Property under which any of the Company and its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms; and no written notices of default under any such lease or sublease have been sent or received by any of the Violet Parties, the Company or its Subsidiaries within the 12-month period immediately prior to the date hereof, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has delivered to Buyer correct and complete copies of all leases governing the material Leased Real Property. Except as expressly set forth in any such lease, neither the Company nor any Subsidiary is obligated to complete or pay for any material improvements, or to advance any Person any material allowance.

(iii)

All buildings, structures, improvements and fixtures located on, under, over or within all Owned Real Property and all Leased Real Property, and all other aspects of each parcel of all Owned Real Property and all Leased Real Property, (a) are in good operating condition and repair and are structurally sound and free of any defects and (b) are suitable, sufficient and appropriate for their current and contemplated uses, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Group, taken as a whole.

(iv)

There are no material violations of any applicable buildings codes or any applicable environmental, zoning or land use law, or any other applicable local, state or federal law or regulation relating to the Owned Real Property or, to the Knowledge of the Violet Parties, any material Leased Real Property. There are no condemnation proceedings pending or, to the Knowledge of the Violet Parties, threatened that would result in the taking of all or any material portion of the Owned Real Property or, to the Knowledge of the Violet Parties, any material Leased Real Property. None of Sellers, the Company or its Subsidiaries have received, in the last three years, any written notice of any special assessment proceedings or other governmental proceedings affecting the Owned Real Property or Leased Real Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group, taken as a whole.

11.17	Environmental Matters.

(i)

The Company and each Subsidiary are, and since December 31, 2013 have been, in compliance in all material respects with all applicable Environmental Laws applicable to the Company and its Subsidiaries and hold, and since December 31, 2013 have held, all material Permits with respect to such Environmental Laws necessary for the operation of the businesses and operations of the Company and its Subsidiaries as presently conducted in all material respects (the “Environmental Permits”). The Company and its Subsidiaries are in compliance with the terms of the Environmental Permits in all material respects.

11.18	Tax.

(i)

All Tax returns required to be filed by, on behalf of or with respect to, the Company and its Subsidiaries have been duly and timely filed and are complete and correct in accordance with the applicable Laws in all material respects.

(ii)	All Taxes (whether or not reflected on such Tax returns) required to be paid by the Company and its Subsidiaries have been duly and timely paid in accordance with the applicable Laws.

(iii)

All Taxes required to be withheld by the Company and its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose in accordance with the applicable Laws.

(iv)

The Company and each Subsidiary has paid or accrued as a liability in the Consolidated Financial Statements all Taxes of or required to be paid by it for all taxable periods (or portions thereof) ending before the Closing Date. Since December 31, 2017, except in the ordinary course of business and (other than to the extent there is no past practice with respect to any such transaction or arrangement) as is consistent with past practice, neither the Company nor any Subsidiary has (a) engaged in any transaction that could reasonably be expected to result in any Tax liability for which the Company or any Subsidiary would be liable (whether by reason of any withholding obligation, reduction in any Tax attribute or otherwise), (b) entered into any intercompany loan or intercompany debt arrangement or (c) increased or decreased the balances of any intercompany loan or intercompany debt arrangement. Since the date of the most recent audited Consolidated Financial Statements, the Company has not made, changed or revoked any Tax election, changed any Tax accounting method or Tax accounting period, filed any amended Tax return, filed any Tax return in a manner not consistent with past practice, settled, surrendered or compromised any Tax Claim, or surrendered any right to claim a Tax refund. All information set forth in the audited Consolidated Financial Statements (including the notes thereto) relating to Tax matters is correct and complete.

(v)

There are no Taxes for any period of any of the Sellers or any of their respective Affiliates (other than the Group Companies) or direct or indirect owners for which the Company or its Subsidiaries are or could be liable. AV does not own any assets or rights transferred pursuant to the AV Assignment within a business activity (codice attività) registered for value-added tax purposes.

(vi)

No Subsidiary has (a) agreed to waive or extend the statute of limitations applicable to the assessment or collection of any Tax that has not yet been either paid or resolved in full or (b) agreed in writing to extend the time within which to file any Tax return of, related to, or that includes the Company or any Subsidiary, which has not been since filed within the prescribed extended period.

(vii)

No claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary has not filed a Tax return that it is or may be subject to Tax by such jurisdiction. The Company and its Subsidiaries have complied with all applicable rules regarding transfer pricing, including the execution and maintenance of documentation required to substantiate transfer pricing practices. The transactions contemplated by Paragraph 6.7 (Termination of Intercompany Agreements) and the AV Assignment will not result in any material Tax of the Company or any Subsidiary. For tax purposes, all Terminating Intercompany Agreements were entered into and performed on arm’s-length terms and for fair market value.

(viii)

Neither the Company nor any Subsidiary (a) is a party to or is bound by or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement with any Person (other than any Tax sharing, allocation, indemnification or gross-up provisions contained in ordinary course agreements or arrangements disclosed in the VDR the principal purpose of which does not relate to Taxes), (b) is or ever was a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than a group, identified on Section 11.18 of the Sellers Disclosure Letter, of which Green is the common parent), (c) has any liability for Taxes of any Person (or in connection with previously being, or ceasing to be, a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes), as transferee, successor or otherwise, (d) is or has been subject to any Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction or (e) is subject to any closing agreement (or any other final and conclusive agreement), private letter ruling or other written agreement, in each case, with or from a Governmental Authority regarding Taxes or Tax matters.

(ix)

Neither in the current taxable year nor in the preceding five (5) taxable years has the Company or any Subsidiaries claimed, utilized or requested exemptions, reliefs or other facilities in relation to Tax that could result in a claw back, recapture or annulment, including exemptions, reliefs or facilities for Tax relating to reorganizations or mergers. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or otherwise incur any Tax liability, as a result of the Green Carve Out. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (a) any change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, or (b) any action taken or transaction entered into on or before the Closing Date. For U.S. federal income tax purposes, the taxable year of each of the Group Companies is the calendar year.

(x)

No previous circumstances exist on the basis of which Tax Claims in relation to Company and/or its Subsidiaries can be validly founded or demands for payment can be validly made against the Company and/or its Subsidiaries or Tax proceedings can be commenced validly in relation to the same in any relevant jurisdiction relating to any taxable event that occurred or originated prior to the Closing.

(xi)	No Tax Claims are pending against the Company and/or its Subsidiaries and no written notice of any such claim was received by the Company and/or its Subsidiaries as of the date of this Agreement.

11.19	Related party transactions.

(i)

Except as set forth in Section 11.19 of the Sellers’ Disclosure Letter, there are no transactions, agreements, arrangements or understandings in effect between the Company and/or its Subsidiaries, on the one hand, and any Seller or any of its Affiliates (other than the Company and/or its Subsidiaries), on the other hand. To the Knowledge of the Violet Parties, no funds of the Company or any of its Subsidiaries have been used by any Seller or any of its Affiliates for personal purposes.

(ii)

Each of the Violet Parties represents and warrants to Buyer that he/she/it and his/her/its Affiliates (other than Green, the Company and its Subsidiaries) do not own any equity interest in any of the Subsidiaries of the Company.

11.20	Compliance with Anti-Corruption Laws.

(i)

The Company and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions Laws.

(ii)

In the past five years, neither the Company nor its Subsidiaries nor any of their directors, statutory auditors, officers, employees or agents when acting on behalf of or for the benefit of the Company or its Subsidiaries have taken any action that would constitute a violation of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act or a material violation of any other Anti-Corruption Law.

(iii)

In the past five years, neither the Company nor any of its Subsidiaries has received any written communication, notice, or inquiry from any Governmental Authority that alleges or indicates that they have or may have violated or are being or may be investigated by any Governmental Authority for violations of any Anti-Corruption Laws.

(iv)

None of the Company nor any of its Subsidiaries, or to the Knowledge of the Violet Parties, any director, statutory auditor, officer, employee or agent of the Company or its Subsidiaries, is a Sanctioned Person or, in the past five years, has made a violation of, or engaged in any conduct that was sanctionable under, any applicable Sanctions Law, or, to the Knowledge of the Violet Parties, been the subject of an investigation or allegation thereof.

(v)	None of the Directors and employees of any Group Company has committed any crime which may trigger liability of any Group Company pursuant to Law 231/2001.

11.21	Customers and Suppliers.

(i)

Section 11.21 of the Sellers Disclosure Letter sets forth a correct and complete list, for the 12 months ended June 30, 2018, of the ten (10) largest third-party wholesalers of the Company and its Subsidiaries and the ten (10) largest suppliers of goods and services to the Company and its Subsidiaries.

(ii)

As of the date hereof, no Person set forth on Section 11.21 of the Sellers Disclosure Letter has threatened in writing to cancel or otherwise terminate or, to the Knowledge of the Violet Parties, intends to cancel or otherwise terminate, the relationship of such Person with the Company or any of its Subsidiaries.

11.22	Franchise Matters.

(i)

Section 11.22 of the Sellers Disclosure Letter sets forth a complete and accurate list of the names of the present franchisees of the Company and its Subsidiaries (each, a “Franchisee”), together with a list of all related franchise agreements as of the date hereof.

(ii)

Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group, taken as a whole, no Franchisee is financially in arrears (over 30 days) under obligations to the Company or any Subsidiary, or is subject to a default notice delivered by the Company or its Subsidiary that has not been cured. To the Knowledge of the Violet Parties, as of the date hereof, no Franchisee is the subject of a bankruptcy or similar proceeding.

(iii)

Since December 31, 2015, the Company and its Subsidiaries are and have been in compliance with all Franchise Laws applicable to the Company and its Subsidiaries in all material respects. Since December 31, 2015, to the Knowledge of the Violet Parties, the Company and its Subsidiaries have not received any written notice or other communications relating to any alleged violation of any Franchise Law from any Governmental Authority (whether directly or through a Franchisee), or of any investigation with respect to any Franchisee, except for violations, if any, that, individually and in the aggregate, have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or involve criminal liabilities.

11.23	Insurance.

(i)

Since December 31, 2015, the Company has been continuously insured with reputable insurers, in each case in such amounts and with respect to such risks and losses as the Company reasonably believes are adequate for the business and operations of the Company and its Subsidiaries.

11.24	Finder’s fee.

(i)

There is no investment banker, broker, finder or other intermediary retained by any Group Company or any Violet Party or any of their Affiliates who might be entitled to any fee or commission from Buyer, Green, the Company and/or its Subsidiaries in connection with the transactions contemplated by this Agreement.

11.25	Leakage.

(i)	From and after the Locked Box Date, there has not been any Leakage received by or made for the benefit of any Violet Party or his/her Affiliates, other than Permitted Leakage.

(ii)

From and after the Locked Box Date, there has not been any “Leakage” (as such term is defined in the MIP SPA) received by or made for the benefit of any MIP Beneficiary or his/her Affiliates, other than “Permitted Leakage” (as such term is defined in the MIP SPA).

12	REPRESENTATIONS AND WARRANTIES OF THE BLACK PARTIES

Each Black Party represents and warrants to Buyer that, except as set forth in the Sellers Disclosure Letter (it being understood that the disclosures in any section of Article 12 of the Sellers Disclosure Letter shall qualify other sections in this Article 12 solely to the extent it is readily apparent on its face that such disclosure is applicable to such other sections), each of the following representations and warranties set forth in this Article 12 (Representations and Warranties of the Black Parties) is true, correct and accurate as of the date of this Agreement and shall be true, correct and accurate as of, and as made on, the Closing Date.

12.1	Organization and Standing.

(i)

Each Black Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(ii)

Each Black Party is not insolvent or subject to any bankruptcy, liquidation, composition with creditors, moratorium, receivership or similar bankruptcy or bankruptcy-like proceedings nor is any such proceeding or order threatened in writing.

12.2	Capacity and Authorization.

(i)

The execution and delivery of this Agreement by each Black Party, the performance of each Black Party’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of each Black Party. Each Black Party has duly executed and delivered this Agreement, and no other proceedings on such Black Party’s part or on the part of its Affiliates are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes the legal, valid and binding obligation of each Black Party enforceable against such Black Party in accordance with its terms.

(ii)

The execution and delivery of this Agreement by each Black Party, the performance of its obligations hereunder and the consummation by each Black Party of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than compliance with any applicable Competition Laws.

12.3	No conflict.

(i)

The execution and delivery of this Agreement by each Black Party, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) conflict with, violate or result in the breach of any provision of Company Organizational Documents or the organizational documents of such Black Party, (b) once the Antitrust Clearance is obtained, conflict with or breach any provision of any Law applicable to such Black Party, or (c) (I) breach in any material respect, require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration, modification or other change of any right or obligation or the loss of any benefit under, any provision of any agreement or any other instrument to which such Black Party is a party or (II) result in the creation or imposition of any Lien (other than as represented by this Agreement) upon such Black Party’s Company Shares, other than, in the case of the foregoing clauses (b) and (c), as would not, individually or in the aggregate (provided, that, with respect to clause (y) below, aggregation shall not apply to immaterial Contracts), reasonably be expected to (x) prevent or materially delay the ability of such Black Party to consummate the transactions contemplated hereby or (y) be material to the Company and its Subsidiaries, taken as a whole.

12.4	Title to Black Parties’ Company Shares.

(i)	The Black Parties Company Shares are fully paid.

(ii)

The Black Parties own the Black Parties’ Company Shares, beneficially and of record, free and clear of any Lien. Upon delivery of and payment for such Black Parties’ Company Shares at Closing, Buyer will acquire good and valid title to all of the Black Parties’ Company Shares, free and clear of all Liens, other than Liens imposed by Buyer.

(iii)

There are no voting trusts, proxies or other agreements with respect to the voting or transfer of any Shares or other equity interests in the Company or any of its Subsidiaries to which any Black Party or any of its Affiliates is a party or by which the applicable securities are bound.

12.5	Finder’s fee.

(i)

There is no investment banker, broker, finder or other intermediary retained by the Black Parties who might be entitled to any fee or commission from Buyer, Green, the Company and/or its Subsidiaries in connection with the transactions contemplated by this Agreement.

12.6	Related party transactions.

(i)

Except for the BX Arms-Length Transactions, the Black Shareholders Agreement and the Tax Indemnity Agreement, there are no transactions, agreements, arrangements or understandings in effect between Green or any Group Company, on the one hand, and any Black Party or any of its Affiliates, on the other hand.

(ii)

Each of the Black Parties represents and warrants to Buyer that he/she/it and his/her/its Affiliates (other than the Company and its Subsidiaries) do not own any equity interest in any of the Subsidiaries of the Company.

12.7	Leakage. During the period beginning on the Locked Box Date, there has not been any Leakage received by or made for the benefit of any Black Party or its Affiliates, other than Permitted Leakage.

12.8	No Additional Representations.

(i)

Notwithstanding anything contained in Article 14 (Representations and Warranties of Buyer) below or any other provision of this Agreement, each Black Party acknowledges that Buyer is not making and has not made any representation or warranty whatsoever, express or implied, including any implied warranty, as to Buyer and its Affiliates, other than the representations and warranties expressly set forth in Article 14 (Representations and Warranties of Buyer). Without limiting any such referenced representations, any document, information, materials or other written or oral communications that have been provided or made available to such Black Party by or on behalf of Buyer are not and shall not be deemed to be representations or warranties of Buyer.

13	RESERVED

14	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that each of the following representations and warranties set forth in this Article 14 (Representations and Warranties of Buyer) is true, correct and accurate as of the date of this Agreement and shall be true, correct and accurate as of, and as made on, the Closing Date.

14.1	Organization and Standing.

(i)

Buyer is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(ii)

Buyer is not insolvent, has not suspended payment of its obligations in the ordinary course of business and is not subject to any bankruptcy, liquidation, composition with creditors, moratorium, receivership or similar bankruptcy or bankruptcy-like proceedings, nor has any such proceedings been threatened in writing, nor has any petition for the opening of any such proceedings been filed by Buyer or any other Person.

14.2	Capacity and Authorization.

(i)

The execution and delivery of this Agreement by Buyer, the performance of Buyer’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement, and no other proceedings on Buyer’s part or on the part of its Affiliates are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(ii)

The execution and delivery of this Agreement by Buyer, the performance of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than compliance with any applicable Competition Laws.

14.3	No conflict.

(i)

The execution and delivery of this Agreement by Buyer, the performance of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby do not and will not (a) conflict with, violate or result in the breach of any provision of the articles of incorporation or by-laws of Buyer, (b) once the Antitrust Clearance is obtained, conflict with or breach any provision of any Law applicable to Buyer or its assets and properties, or (c) (I) breach in any material respect, require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration, modification or other change of any right or obligation or the loss of any benefit under, any provision of any agreement or other instrument to which Buyer is a party or (II) result in the creation or imposition of any Lien upon Buyer or its properties and assets, other than, in the case of the foregoing clauses (b) and (c), as would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated hereby.

14.4	Sufficient funds and solvency.

(i)

At the Closing, assuming the representations and warranties of the Sellers contained in this Agreement are true in all material respects, Buyer will have access to all funds that are necessary for it to pay the cash portion of the Purchase Price and to effect all other transactions contemplated by this Agreement.

(ii)

Assuming the representations and warranties of the Sellers contained in this Agreement are true in all material respects and the satisfaction of the Conditions Precedent (in each case, other than those Conditions Precedent that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such Conditions Precedent at the Closing), at and immediately after the Closing, and after giving effect to the transactions contemplated hereby, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business as currently conducted as of the date hereof and (c) will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.

14.5	Finder’s Fee.

(i)

There is no investment banker, broker, finder or other intermediary retained by Buyer who might be entitled to any fee or commission from the Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement.

14.6

U.S. Shareholder. Neither Buyer nor any of its Affiliates shall make, change or revoke any election of Green or any of the Group Companies under U.S. Treasury Regulation Section 301.7701-3 (or any analogous election under U.S. state or local Law) to the extent such election, change or revocation would be effective on the Closing Date or on the day after the Closing Date. On the day after the Closing Date, all or a portion of the stock of Green and the Group Companies will be owned, directly or indirectly, within the meaning of Section 958(a) of the U.S. Tax Code, by one or more United States shareholders (within the meaning of Section 951(b) of the U.S. Tax Code).

14.7	No Additional Representations; Buyer Due Diligence.

(i)

Notwithstanding anything contained in Articles 10 (Representations and Warranties as to Green and the Violet Parties), 11 (Representations and Warranties as to the Company and its Subsidiaries) and 12 (Representations and Warranties of the Black Parties) and Article 7 (Representations and Warranties of the MIP Beneficiaries) of the MIP SPA or any other provision of this Agreement or the Sellers Disclosure Letter, Buyer acknowledges that none of Sellers is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty, as to Green, the Company and its Subsidiaries, other than the representations and warranties expressly set forth in Articles 10 (Representations and Warranties as to Green and the Violet Parties), 11 (Representations and Warranties as to the Company and its Subsidiaries), 12 (Representations and Warranties of the Black Parties), and the representations and warranties of the MIP Beneficiaries set out in Article 7 (Representations and Warranties of the MIP Beneficiaries) of the MIP SPA. Without limiting any such referenced representations, any document, information, materials or other written or oral communications that have been provided or made available to Buyer by or on behalf of Sellers are not and shall not be deemed to be representations or warranties of Sellers.

(ii)

Buyer (a) has carried out the Buyer Due Diligence and, based thereon, has formed an independent judgment concerning Green, the Company, its Subsidiaries, their business and the Assets and (b) has been provided with access to documents, information and other materials relating to Green, the Company and its Subsidiaries. None of Sellers has made any representations or warranties, express or implied, as to the accuracy or completeness of the documents, information and other materials provided during the Buyer Due Diligence other than the representations and warranties contained in this Agreement.

15	INDEMNIFICATION

15.1	Indemnification Obligation of the Major Sellers. From and after the Closing, subject to the provisions of this Article 15 (Indemnification):

(i)

the Violet Parties shall indemnify, pay and hold Buyer harmless (without duplication) in respect of the full amount of any and all Losses incurred or suffered by any Buyer Indemnified Party that would not have been so incurred and/or suffered by Buyer and/or any of its Affiliates (including Green and/or the Group Companies) (collectively, the “Buyer Indemnified Parties”) had the representations and warranties of the Violet Parties set out in Article 10 (Representations and Warranties as to Green and the Violet Parties) above been true, correct and accurate;

(ii)

the Violet Parties shall indemnify, pay and hold Buyer harmless (without duplication), exclusively through and up to the amount of the funds available from time to time in the Escrow Account (except as set forth in Paragraph 15.1(x) and with respect to Losses arising out of the breach of any Fundamental Representations or which are the result of fraud (dolo) or gross negligence (colpa grave) on the part of the Violet Parties, which in each case shall not be so limited), in respect of the full amount of any and all Losses incurred or suffered by any Buyer Indemnified Party that would not have been so incurred and/or suffered had the representations and warranties of the Violet Parties set out in Article 11 (Representations and Warranties as to the Company and its Subsidiaries) above been true, correct and accurate;

(iii)

the Black Parties and, exclusively through and up to the amount of the funds available from time to time in the Escrow Account, the Violet Parties, shall indemnify, pay and hold Buyer harmless (without duplication) in respect of the full amount of any and all Losses incurred or suffered by any Buyer Indemnified Party that would not have been so incurred and/or suffered had the representations and warranties of the Black Parties set out in Article 12 (Representations and Warranties of the Black Parties) above been true, correct and accurate;

(iv)

exclusively through and up to the amount of the funds available from time to time in the Escrow Account, the Violet Parties shall indemnify, pay and hold Buyer harmless (without duplication) in respect of the full amount of any and all Losses incurred or suffered by any Buyer Indemnified Party that would not have been so incurred and/or suffered had the representations and warranties of the MIP Beneficiaries set out in Article 7 (Representations and Warranties of the MIP Beneficiaries) of the MIP SPA been true, correct and accurate;

(v)

the Violet Parties shall indemnify, pay and hold Buyer harmless (without duplication) in respect of the full amount of any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of or relating to any breach, non-compliance or non-performance by a Violet Party of any covenant or agreement contained in this Agreement to the extent it is to be performed prior to or at the Closing (or any breach, non-compliance or non-performance by Green or any Group Company of any provision contained in this Agreement that contemplates any action or inaction prior to the Closing by Green or any such Group Company);

(vi)

the Black Parties and, exclusively through and up to the amount of the funds available from time to time in the Escrow Account, the Violet Parties, shall indemnify, pay and hold Buyer harmless (without duplication) in respect of the full amount of any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of or relating to any breach, non-compliance or non-performance by a Black Party of any covenant or agreement contained in this Agreement to the extent it is to be performed prior to or at the Closing; provided, however, that the Violet Parties shall not be liable under this Paragraph 15.1(vi) in respect of any breach, non-compliance or non-performance by a Black Party of its covenants or agreements contained in Article 5 (Locked Box) or Paragraph 6.12 (Black Non-Solicit);

(vii)

exclusively through and up to the amount of the funds available from time to time in the Escrow Account, the Violet Parties shall indemnify, pay and hold Buyer harmless (without duplication) in respect of the full amount of any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of or relating to any breach, non-compliance or non-performance by the MIP Beneficiaries of any covenant or agreement contained in the MIP SPA to the extent it is to be performed prior to or at the closing thereunder; provided, however, that the Violet Parties shall not be liable under this Paragraph 15.1(vii) in respect of any breach, non-compliance or non-performance by a MIP Beneficiary of his / her covenants or agreements contained in Article 4 (Locked Box) of the MIP SPA;

(viii)

the Violet Parties shall indemnify, pay and hold Buyer harmless (without duplication) in respect of the full amount of any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of, constituting or relating to (a) the Green Carve Out, the SV Non-Compete Covenant (provided, that, notwithstanding Paragraph 16.1(ii), with respect to the SV Non-Compete, the obligations set forth in this clause (viii) shall be of SV alone, and not of any other Violet Parties) or the AV Assignment (provided, that, notwithstanding Paragraph 16.1(ii), with respect to the AV Assignment, the obligations set forth in this clause (viii) shall be of AV alone, and not of any other Violet Parties), (b) the Green Specified Tax Liabilities and all liabilities (actual, contingent or otherwise) of Green existing prior to or at the Closing and all other liabilities (actual, contingent or otherwise) of Green arising in connection with or relating to the activities of Green (or assets held by Green (which in the case of the Company as an asset shall be limited to the shares of the Company and not the activities of the Company itself)) prior to or at the Closing other than, in each case, the Green Excluded Liabilities, (c) all liabilities (actual, contingent or otherwise) of Verim Srl or arising in connection with or relating to the activities of Verim (or assets held by Verim) or the holding of any interest in Verim (for the avoidance of doubt, but not any liability arising out of actions taken by a member of the Company Group after the Closing in violation or breach of any contract or other legal obligation) and (d) any Tax and/or social security contributions paid by Buyer, Green, any of the Group Companies or any of their respective Affiliates as a result of any payment of the MIP Beneficiaries Purchase Price to the MIP Beneficiaries, which is not otherwise deducted and withheld from the MIP Beneficiaries Purchase Price pursuant to the MIP SPA (such excess, the “Excess MIP Tax”), reduced, but not below zero, by the amount of any reduction in cash Tax liability, or increase in cash Tax refund received by Buyer, Green, any of the Group Companies or any of their respective Affiliates for which such party would otherwise have been liable, or which increased amount such party would otherwise not have received, which reduction in cash Tax liability or increase in cash Tax refund results from, and would not have resulted but for, the payment or accrual of such Excess MIP Tax;

(ix)

Notwithstanding anything herein to the contrary, (a) with respect to each representation or warranty set forth herein that is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or similar qualification, no such qualification shall be taken into account (i) for the purpose of determining the amount of any Losses that is the subject of indemnification hereunder (it being understood that the word “Material” in the definition of the term “Material Contracts” shall still be given effect) and (ii) solely in the case of each representation and warranty set forth in Article 10 (Representations and Warranties as to Green and the Violet Parties) or in Paragraph 11.18 (Taxes) whether any inaccuracy or breach of such representation or warranty has occurred and (b) with respect to each representation or warranty set forth in Article 10 (Representations and Warranties as to Green and the Violet Parties), no disclosed exceptions in the Sellers Disclosure Letter shall be taken into account for the purpose of determining whether the Buyer Indemnified Parties are entitled to indemnification pursuant to Paragraph 15.1(i) or the amount of any Losses that is the subject of indemnification hereunder.

(x)

Notwithstanding anything to the contrary in this Agreement, in the event that (a) any Buyer Indemnified Party suffers or incurs Losses which are indemnifiable pursuant to Paragraph 15.1(ii) above due to a breach of any representations and warranties set out in Paragraphs 11.11(vii)(e) (Social security contributions) or 11.18 (Tax), and (b) such Losses are subject to a bona fide Notice of Claim made after the 6th anniversary of the Closing Date and on or prior to the 45th calendar day after the expiration of the statute of limitations applicable to the event, fact and/or circumstance constituting the subject matter of such representations and warranties, Buyer shall be entitled to indemnification therefor directly from the Violet Parties; provided, that the aggregate amount of any such indemnification payments under this Paragraph 15.1(x) shall not exceed the aggregate amount that was released from the Escrow Account to the Violet Parties in connection with the 6th anniversary of the Closing Date pursuant to the terms of the Escrow Agreement.

15.2

Exclusions and Limitations. Notwithstanding anything in this Agreement to the contrary, the Major Sellers’ liability under Paragraph 15.1 (Indemnification Obligation of the Major Sellers) above shall be subject to the following exclusions and limitations:

(i)	the Major Sellers shall not be liable to Buyer and shall have no obligation to make any payment to Buyer under Paragraph 15.1 (Indemnification Obligation of the Major Sellers) above:

(a)

in respect of any claim under Paragraphs 15.1(ii)-(iv) above (other than in respect of the representations and warranties referred to in Paragraphs 15.2(i)(b), 15.2(i)(c) and 15.2(i)(d) below) which is notified by Buyer to the relevant Sellers after the 18-month anniversary of the Closing Date;

(b)

in respect of any breach, untruthfulness, incorrectness or inaccuracy of the representations and warranties referred to in Paragraphs 10.13 (Tax), 11.11(vii)(e) (Social security contributions) or 11.18 (Tax) which is notified by Buyer to the Violet Parties after the 45th calendar day after the expiration of the statute of limitations under applicable Tax Law (for the avoidance of doubt, taking into account any extension thereof as a result of the filing of an amended or supplementary Tax return or otherwise);

(c)

in respect of any breach, untruthfulness, incorrectness or inaccuracy of any of the representations and warranties contained in Paragraph 11.9(i)(a) (Sufficiency of Assets), Paragraph 11.25(i) (Leakage), Paragraph 12.7 (Leakage) or Paragraph 7.5 (No Leakage) under the MIP SPA, in each case which is notified by Buyer to the Violet Parties after the 6th anniversary of the Closing Date;

(d)

in respect of any breach, untruthfulness, incorrectness or inaccuracy of the Fundamental Representations (other than the representations and warranties set forth in Paragraph 11.9(i)(a) (Sufficiency of Assets), Paragraph 11.25(i) (Leakage), Paragraph 12.7 (Leakage) or Paragraph 7.5 (No Leakage) under the MIP SPA (which, in each case, shall be governed by Paragraph 15.2(i)(c) above)) or in respect of a claim under Paragraph 15.1(i) which is notified by Buyer to the relevant Major Sellers after the 45th calendar day after the expiration of the statute of limitations applicable to the event, fact and/or circumstance constituting the subject matter of such representations and warranties;

provided, for the avoidance of doubt, that the Major Sellers’ obligations under this Article 15 (Indemnification) shall survive the expiration of the time limits provided under Paragraphs 15.2(i)(a), 15.2(i)(b), 15.2(i)(c) and 15.2(i)(d) above in respect of any breach, untruthfulness, incorrectness or inaccuracy of the representations and warranties of the Major Sellers referred to therein that, as of the date corresponding to the date of such expiration, constitutes the subject matter of a bona fide Notice of Claim, until such claim is resolved;

(e)

to the extent the Loss for which the indemnification is claimed is caused by, or increased as a result of, a change in any Law or the Green Accounting Principles or the Company Accounting Principles that occurred after the Closing Date (other than in the case of the Green Accounting Principles or the Company Accounting Principles, the manner in which such principles are applied by Green or the Company, respectively);

(f)

in the case of Paragraphs 15.1(ii)-(iv), to the extent arising out of facts or matters which are fairly disclosed in the Sellers Disclosure Letter or in any disclosure letter to the MIP SPA, to the extent it is readily apparent on the face of such disclosure that such facts or matters relate to the particular representation or warranty in question;

(g)	in respect of any Loss caused by any action or omission taken prior to the Closing by Green or any Group Company expressly requested by Buyer in writing;

(h)

in respect of any Loss which is contingent or potential, unless and until such Loss has become actual and has been incurred, provided, for the avoidance of doubt, that Buyer shall in any event be entitled to give a bona fide Notice of Claim in relation to events or circumstances which may cause the future occurrence of Losses (not yet actual), and if it does so prior to the expiration of the term applicable with respect to the relevant type of Loss pursuant to this Paragraph 15.2, in such case the Major Sellers shall indemnify Buyer even if such potential or contingent Losses become actual Losses after the expiration of such applicable term; and

(i)

in respect of any breach, non-compliance or non-performance of any covenant or agreement, to the extent it is to be performed prior to or at the Closing, which is notified by Buyer to the relevant Major Sellers after the 18-month anniversary of the Closing.

(ii)

the amount of any indemnities payable by the Major Sellers pursuant to Paragraph 15.1 (Indemnification Obligation of the Sellers) above shall be reduced by (a) in the case of Paragraphs 15.1(ii)-(iv) (except with respect to the representations and warranties set forth in Paragraph 11.25 (Leakage), Paragraph 12.7 (Leakage) and Paragraph 7.5 (No Leakage) under the MIP SPA), any reserve or provision in each case to the extent specifically set aside in the Consolidated Financial Statements in respect of the event giving rise to indemnification and (b) the amount of any irrevocable or non-refundable payment from third parties (including insurance companies) or New Green that any Buyer Indemnified Party and/or, after the Closing, Green, the Company and/or its Subsidiaries actually receives in connection with and to the extent relating to the event giving rise to indemnification (net of any out-of-pocket costs and expenses incurred in obtaining such proceeds and any Taxes imposed or payable in respect thereof);

(iii)

in no event shall there be any duplication of indemnification with respect to a breach, untruthfulness, incorrectness or inaccuracy of any of the representations and warranties made in this Agreement or with respect to any other provision of this Agreement (including, for the avoidance of doubt, any payment for Leakage or amount considered in the calculation of the Price Adjustment);

(iv)

the indemnification due by the Major Sellers to Buyer shall be computed without regard to any multiple, price-earnings or other similar ratio implicit in the negotiation or determination of the Purchase Price;

(v)

except in the case of fraud (dolo) or gross negligence (colpa grave), the Major Sellers shall not be liable to Buyer pursuant to Paragraphs 15.1(ii)-(iv) above in respect of any breach, untruthfulness, incorrectness or inaccuracy of the representations and warranties contained in Articles 11 (Representations and Warranties as to the Company and its Subsidiaries) or 12 (Representations and Warranties of the Black Parties) or Article 7 (Representations and Warranties of the MIP Beneficiaries) of the MIP SPA, other than Fundamental Representations:

(a)

if the amount indemnifiable pursuant to Paragraphs 15.1(ii)-(iv) above by the relevant Major Sellers in connection with any single occurrence giving rise to a Loss pursuant thereto does not exceed the de minimis amount of Euro 50,000; a series of Losses of the same nature or arising out of the same facts shall be treated as a single Loss and the sum of all amounts indemnifiable for such Losses shall be aggregated for the purpose of the calculation of the above de minimis amount; and then

(b)

until the sum of all amounts indemnifiable pursuant to Paragraphs 15.1(ii)-(iv) above (after taking into account the immediately preceding clause (a)) exceeds the threshold of Euro 10,000,000, provided that, if such threshold is exceeded, the relevant Sellers’ liability to Buyer shall be from the first Euro, i.e., without regard to the Euro 10,000,000 threshold described in this clause (b); and

(c)	in excess of the aggregate amount of Euro 100,000,000; and

(vi)

except (a) as set forth in Paragraph 15.1(x), (b) with respect to the Fundamental Representations of the Violet Parties, and (c) in the case of fraud (dolo) or gross negligence (colpa grave) of the Violet Parties, the only source of recovery of Buyer against the Violet Parties pursuant to Paragraphs 15.1(ii)-(iv) above in respect of any breach, untruthfulness, incorrectness or inaccuracy of the representations and warranties contained in Article 11 (Representations and Warranties as to the Company and its Subsidiaries) or 12 (Representations and Warranties of the Black Parties) or Article 7 (Representations and Warranties of the MIP Beneficiaries) of the MIP SPA shall be the funds available from time to time in the Escrow Account, and, except as set forth in Paragraph 15.1(x), with respect to the Fundamental Representations of the Violet Parties and in the case of fraud (dolo) or gross negligence (colpa grave) of the Violet Parties, in no event shall Buyer be entitled to recover from the Violet Parties with respect thereto more than the amount of such funds (it being understood, for the avoidance of doubt, that this clause (vi) shall not apply to any breach, untruthfulness, incorrectness or inaccuracy of the representations and warranties contained in Article 10 (Representations and Warranties as to Green and the Violet Parties)); and

(vii)

without prejudice to the exclusions and limitations set forth in the preceding clauses of this Paragraph 15.2 (including, for the avoidance of doubt, the exclusions and limitations set forth in the preceding clauses (v) and (vi)), in no event shall any Major Seller be required to make any indemnification, compensation of damages or other payment hereunder or in relation to this Agreement in excess of the portion of the Purchase Price (for the purposes of this clause (vii), the “Purchase Price” shall mean the Base Purchase Price plus the aggregate amount of any distributions or dividends paid to Green, the Black Parties and the MIP Beneficiaries in connection with the Green Carve Out) respectively received by such Major Seller hereunder (including, with respect to each Violet Party, the amount of the Purchase Price paid to the Escrow Account pursuant to Paragraph 3.1 (Purchase Price)), except (a) in the case of fraud (dolo) or gross negligence (colpa grave) by such Major Seller or its Affiliates, (b) with respect to the Violet Parties, the indemnification and/or purchase price adjustments contemplated in Article 4 (Post-Closing Green Purchase Price Adjustment), (c) with respect to each Violet Party, the indemnification contemplated in Paragraph 15.1(ii) in respect of any breach of the representations and warranties contained in Paragraph 11.25(i) (Leakage), up to the amount of the Leakage received by or made for the benefit of such Violet Party constituting such breach, (d) with respect to the Black Parties, the indemnification contemplated in Paragraph 15.1(iii) in respect of any breach of the representations and warranties contained in Paragraph 12.7 (Leakage), up to the amount of the Leakage received by or made for the benefit of such Black Party constituting such breach, or (e) the indemnification and/or purchase price adjustments contemplated in Article 5 (Locked Box).

15.3	Request for Indemnification. If any event or circumstance occurs which gives rise to the Major Sellers’ liability under this Article 15 (Indemnification), the following provisions shall apply:

(i)

within and not later than thirty (30) Business Days after becoming aware of such event or circumstance, Buyer shall deliver a written notice to the relevant Major Sellers liable for the indemnification of such event (the “Indemnifying Party”), with a copy to the Violet Parties (a “Notice of Claim”) and shall provide reasonable details thereof, including (in each case, to the extent known) (a) the nature of the claim, (b) the amount of Losses constituting the subject matter of the Buyer’s claim hereunder (to the extent reasonably computable at the date of such notice), and (c) the provision(s) of this Agreement on the basis of which such amount is claimed (provided that failure to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to Buyer, except to the extent that the Indemnifying Party has been actually prejudiced by such failure). The Notice of

Claim shall also specify whether it arises as a result of a claim, action, suit or proceeding by a Person (including, for the avoidance of doubt, any notice by any Governmental Authority of any violation of any Law) against Buyer, the Company or any of its Subsidiaries (a “Third Party Claim”) or whether the Notice of Claim is asserted directly by Buyer (a “Direct Claim”);

(ii)

the Indemnifying Party shall have the right to challenge in writing the Notice of Claim within thirty (30) Business Days from receipt thereof, under penalty of forfeiture, specifying the subject matter of the Indemnifying Party’s disagreement and the reasons for such disagreement together with reasonable particulars thereto. If the Indemnifying Party fails to timely challenge in writing the Notice of Claim, the Indemnifying Party shall pay Buyer the amount specified in such Notice of Claim within the expiration of the thirty (30) Business Day period referred to above; and

(iii)

during a period of thirty (30) days following the giving of the notice by the Indemnifying Party under the preceding clause (ii), the Indemnifying Party and Buyer shall attempt to resolve amicably and in good faith any differences, which they may have with respect to any matters constituting the subject matter of such notice, with a view to reaching an amicable agreement in respect of such matters. If, at the end of such period (or any mutually agreed upon extension thereof), the Indemnifying Party and Buyer fail to reach agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached may, thereafter, be submitted to arbitration in accordance with Paragraph 23.2 (Arbitration) below.

15.4	Handling of the Third Party Claims. If a Notice of Claim is a result of a Third Party Claim, the following provisions shall apply:

(i)

Buyer shall have the right to defend (when applicable), or cause the Company and/or any of its Subsidiaries to defend, any such claim, in each case, at the Indemnifying Party’s sole cost and expense (including with respect to the reasonable and documented fees and expenses of counsel for Buyer) with respect to any claim that is indemnifiable pursuant to Paragraph 15.1 (Indemnification Obligation of the Sellers) in accordance with the terms hereof;

(ii)

the Indemnifying Party shall have the right to participate, and, to the maximum extent permitted by Law, join, at the Indemnifying Party’s sole cost and expense, through counsel of its choice, in the defense of any claim, action, suit or proceeding asserted or initiated against the Company or any of its Subsidiaries or Buyer constituting the subject matter of the Notice of Claim. The Indemnifying Party shall cooperate with Buyer in the preparation for and the prosecution of the defense of such Third Party Claim, including by making available evidence within the control of the Indemnifying Party;

(iii)

in the event that Buyer does not undertake the defense of any claim, action, suit or proceeding within 30 Business Days after Buyer has given a Notice of Claim, the Indemnifying Party may, at the Indemnifying Party’s sole cost and expense and after giving written notice to Buyer, undertake the defense of the claim, action, suit or proceeding and compromise or settle the claim, action, suit or proceeding; provided, that any such compromise or settlement shall require the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except if (a) such Third Party Claim does not relate to Tax matters and (b) such compromise or settlement (I) involves only monetary damages to be paid solely by the Indemnifying Party, (II) does not entail any admission of liability on the part of any Buyer Indemnified Party or any restriction on any Buyer Indemnified Party and/or its Affiliates and (III) includes an unconditional release of each Buyer Indemnified Party reasonably satisfactory to Buyer from all Losses with respect to such Third Party Claim;

(iv)

Buyer shall not make or accept any settlement of any claim, action, suit or proceeding asserted or initiated against Buyer, the Company and/or any of its Subsidiaries constituting the subject matter of a Notice of Claim or, as the case may be, having resulted from any such claim, action, suit or proceeding, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; and

(v)

if a firm offer is made to Buyer to settle any matter giving rise to the Indemnifying Party’s liability under this Article 15 (Indemnification) that the Indemnifying Party, but not Buyer, is willing to accept, Buyer shall be free not to enter into such settlement and to commence or continue litigation, at its own expense, but the Indemnifying Party’s liability under this Article 15 (Indemnification) shall be limited to the amount of the proposed settlement; provided, that such proposed settlement (a) involves only monetary damages to be paid solely by the Indemnifying Party, (b) does not entail any admission of liability on the part of any Buyer Indemnified Party or any restriction on any Buyer Indemnified Party and/or its Affiliates, (c) includes an unconditional release of each Buyer Indemnified Party reasonably satisfactory to the Buyer Indemnified Party from all Losses with respect to such Third Party Claim, and (d) does not relate to Tax matters.

15.5

Payments. All payments to be made pursuant to this Article 15 (Indemnification) shall be made by the Indemnifying Party within ten (10) Business Days from the earliest to occur of: (i) the expiration of the thirty (30) Business Day period referred to under Paragraph 15.3(ii) above should the Indemnifying Party have failed within such term to challenge the Notice of Claim pursuant to the provisions of Paragraph

15.3(ii) (Request for Indemnification) above, or (ii) the date on which any matters contained in such Notice of Claim challenged by the Indemnifying Party has been finally agreed upon between the Indemnifying Party and the Buyer Indemnified Party in writing; or (iii) the date on which any such payment becomes due under a final award issued in accordance with Paragraphs 23.2 (Arbitration) and 23.3 (Exclusive jurisdiction) below. For all Tax purposes, the Parties agree to treat any payment to be made by any Indemnifying Party to Buyer pursuant to this Article 15 (Indemnification) as an adjustment to the Purchase Price received by the Indemnifying Party for the transactions contemplated by this Agreement unless otherwise required by applicable Law.

15.6

Escrow Account. To the extent that any funds are available in the Escrow Account from time to time, all of the indemnification obligations of the Violet Parties to any Buyer Indemnified Party under clauses (ii)–(iv), (vi), (vii) and (viii)(d) of Paragraph 15.1 (Indemnification Obligation of the Major Sellers) above shall be first (or solely, as the case may be) satisfied by means of payments from the Escrow Account to Buyer in accordance with Paragraph 15.5 (Payments) above. Notwithstanding anything in this Agreement to the contrary, with respect to any other payment obligation or liability of any Violet Party, including after taking into account Paragraph 16.1(ii), to Buyer under this Agreement (other than under clauses (ii)–(iv), (vi), (vii) and (viii)(d) of Paragraph 15.1 (Indemnification Obligation of the Major Sellers) above), Buyer shall have the right, but not the obligation, to have such payment obligation or liability first satisfied by means of payments from the Escrow Account.

15.7

Escrow Agreement. Prior to the Closing, the Violet Parties and Buyer shall negotiate in good faith a customary escrow agreement with the Escrow Agent that reflects and is wholly consistent with the relevant terms set forth in this Agreement (the “Escrow Agreement”). The Escrow Agreement shall specify that, upon the joint instruction of Buyer and the Violet Parties, or receipt of an applicable arbitration award, the Escrow Agent shall release to Buyer or the Violet Parties (as may be applicable) such amount as is set forth in such joint instruction or arbitration award, up to the amount then remaining in the Escrow Account. The Escrow Agreement shall specify that on the date that is 18 months from the Closing Date (the “First Escrow Release Date”), the Escrow Agent shall, upon the joint instruction of Buyer and the Violet Parties, or receipt of an applicable arbitration award, release to the Violet Parties an amount equal to (A) the total amount of funds remaining in the Escrow Amount minus (B) Euro 25,000,000 minus (ii) (x) the aggregate amount of funds in the Escrow Account agreed to be disbursed (but not yet disbursed) to Buyer in respect of Claims made prior to the First Escrow Release Date plus (y) the aggregate amount of any Pending Claims as of the First Escrow Release Date; provided, that any funds in excess of Euro 25,000,000 that remain in the Escrow Account following the First Escrow Release Date in respect of any such Pending Claims shall be released to the Violet Parties promptly upon resolution or (if applicable) satisfaction of such Pending Claim (after taking into account the amount (if any) to be paid to the Buyer as a result of such resolution). The Escrow Agreement shall specify that on the date that is six (6) years from the Closing Date (the “Final Escrow Release Date”), the Escrow Agent, upon the joint instruction of Buyer and the Violet Parties, or receipt of an applicable arbitration award, shall release to the Violet Parties all of the funds remaining in the Escrow Account minus (x) the aggregate amount of funds remaining in the Escrow Account agreed to be disbursed (but not yet disbursed) to Buyer in respect of Claims made prior to the Final Escrow Release Date plus (y) the aggregate amount of any Pending Claims as of the Final Escrow Release Date; provided, that any funds that remain in the Escrow Account following the Final Escrow Release Date in respect of any such Pending Claims shall be released to the Violet Parties promptly upon resolution or (if applicable) satisfaction of such Pending Claim (after taking into account the amount to be paid to the Buyer as a result of such resolution). The funds held in the Escrow Account shall be invested as set forth in Exhibit 15.7 hereto unless otherwise agreed by the Violet Parties and Buyer.

15.8

Autonomous guarantee obligations. In no case shall the Sellers’ representations and warranties under this Agreement be intended as warranties on the “qualities” of the Shares or warranties to “lack of defects,” and therefore subject to Articles 1495 and 1497 of the Italian Civil Code. The Sellers’ representations and warranties under this Agreement are to be treated as autonomous guarantee obligations (impegni autonomi di garanzia) by which each relevant Seller guarantees the assumptions of facts described in the representations and warranties.

15.9

Nature of the Representations and Warranties. The representations and warranties of the Sellers contained herein are in lieu of all other representations and warranties however provided under applicable Law and constitute all of the representations and warranties made by the Major Sellers in connection with the transactions contemplated hereby. No Person has been authorized by the Sellers to make any representation or warranty relating to Green, the Company, its Subsidiaries or their business or operations, or otherwise in connection with the transactions contemplated by this Agreement, and, if made, such representation or warranty must not be relied upon as having been authorized or given by the Sellers.

15.10

Mitigation; Other Provisions. In the case of any indemnification claim pursuant to this Article 15 (Indemnification) in respect of a breach, non-compliance or non-performance of any representation, warranty, covenant or agreement, each Buyer Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is so entitled to indemnification. For the avoidance of doubt, for purposes of Article 15, Losses shall include any Tax of the Buyer or any of its Affiliates (including Green and the Group Companies) resulting from the receipt, or right to receive, any indemnification payment hereunder (reduced, but not below zero, by the amount of any reduction in the cash Tax liability of, or any increase in any cash Tax refund received by, the Buyer or any of its Affiliates (including Green and the Group Companies) for which such party would otherwise have been liable, or which increased amount such party would otherwise not have received, which reduction in cash Tax liability or increase in cash Tax refund results from, and would not have resulted but for, the payment or accrual of the relevant indemnifiable Loss giving rise to such indemnification payment to the extent such reduction in cash Tax Liability, or increase in cash Tax refund, is actually realized in cash within the third taxable year following the one in which such indemnifiable Loss is paid or accrued).

15.11

Indemnification obligation of Buyer. Buyer shall indemnify, pay and hold each Major Seller harmless in respect of the full amount of any and all Losses incurred or suffered by such Major Seller (i) that would not have been so incurred and/or suffered had the representations and warranties of Buyer contained in Article 14 (Representations and Warranties of Buyer) been true, correct and accurate and (ii) arising out of or relating to any breach, non-compliance or non-performance by Buyer of any covenant or agreement, which is to be performed prior to or at the Closing, contained in this Agreement; provided, that the provisions set forth in Paragraphs 15.1(ix), 15.2 (Exclusions and Limitations) (as they apply to the representations and warranties contained in Articles 11 (Representations and Warranties as to the Company and its Subsidiaries)), 15.3 (Request for Indemnification), 15.4 (Handling of the Third Party Claims), 15.5 (Payments), 15.8 (Autonomous guarantee obligations), and 15.9 (Mitigation; Other Provisions) shall apply to Buyer’s indemnification obligations under this Paragraph 15.10, mutatis mutandis.

16	LIABILITY OF THE SELLERS

16.1

Several and not joint liability. Except as otherwise expressly set forth herein, each of the Major Sellers shall be liable for his/her/its covenants, obligations, representations and warranties hereunder on a several and not joint basis with the other Major Sellers, provided, however, that, subject to Paragraph 15.2(vii) above:

(i)

each Black Party shall be liable, on a joint and several basis with the other Black Parties, for the covenants, obligations, representations and warranties of any Black Party hereunder, including, for the avoidance of doubt, any indemnification contemplated in Paragraph 15.1(iii) in respect of any breach of the representations and warranties contained in Paragraph 12.7 (Leakage) and the indemnification and/or purchase price adjustments contemplated in Article 5 (Locked Box);

(ii)

subject to Paragraphs 6.14(iv) and 15.1(viii)(a), each Violet Party shall be liable, on a joint and several basis with the other Violet Parties, for the covenants, obligations, representations and warranties of any Violet Party hereunder, including, for the avoidance of doubt, the indemnification and/or purchase price adjustments contemplated in Article 4 (Post-Closing Green Purchase Price Adjustment), any indemnification contemplated in Paragraph 15.1(ii) in respect of any breach of the representations and warranties contained in Paragraph 11.25(i) (Leakage) and the indemnification and/or purchase price adjustments contemplated in Article 5 (Locked Box);

(iii)

from and after the Closing, the Violet Parties shall be liable, on a joint and several basis with the Black Parties and the MIP Beneficiaries (provided, that the Violet Parties’ joint and several liability under this clause (iii) shall be exclusively through and up to the amount of the funds available from time to time in the Escrow Account), for (a) the covenants and obligations of the Black Parties (subject to the last sentence of Paragraph 6.12) and the MIP Beneficiaries hereunder and under the MIP SPA; provided, however, that the Violet Parties shall not be liable under this clause (iii) in respect of any breach (I) by a Black Party of any covenant or obligation contained in Article 5 (Locked Box) or (II) by a MIP Beneficiary of any covenant or agreement contained in Article 4 (Locked Box) of the MIP SPA, and (b) breaches of the representations and warranties of the Black Parties and the MIP Beneficiaries referred to in Paragraphs 15.1(iii) and 15.1(iv), respectively; and

(iv)

for the avoidance of doubt, but subject to the foregoing provisions of Paragraph 16.1, in no event shall any Seller be deemed to be jointly and severally liable with any other Seller solely as a result of such Sellers being obligated to perform the same covenant or agreement or making the same representation or warranty.

16.2

Contribution Claim Against the Black Parties. Subject to the limitations set forth under this Article 16, the Black Parties agree to indemnify, pay and hold harmless the Violet Parties in respect of the full amount of any and all Losses incurred or suffered by the Violet Parties as a result of a breach by the Black Parties of any of their covenants, obligations, representations and warranties hereunder for which the Violet Parties have indemnified Buyer in accordance with Paragraph 16.1(iii) above (including, for the avoidance of doubt, under Paragraph 15.1(iii) above).

16.3

Contribution Claim Against the Violet Parties. Each of the Violet Parties agrees to indemnify, pay and hold harmless each other Violet Party in respect of the full amount of any and all Losses incurred or suffered by such indemnified Violet Party as a result of (i) a breach by such indemnifying Violet Party of any of his or her covenants, obligations, representations and warranties hereunder for which such indemnified Violet Party has indemnified Buyer in accordance with Paragraph 16.1(ii) above and (ii) a breach by the Violet Parties of any of their covenants, obligations, representations and warranties hereunder that is not attributable specifically to such Indemnifying Party, to the extent that such indemnified Violet Party has indemnified Buyer therefor in excess of his or her respective pro rata share in accordance with Paragraph 16.1(ii) above.

17	REMEDY

17.1

Remedy. Except in the case of fraud (dolo) or gross negligence (colpa grave), the sole and exclusive remedy of a Party for any breach or inaccuracy of any representation or warranty contained in this Agreement shall be the indemnification rights set forth in Article 15 (Indemnification) above (without prejudice to the Price Adjustment set forth in Article 4 (Post-Closing Green Purchase Price Adjustment) or the indemnification for Leakage set forth in Article 5 (Locked Box) above), in each case in lieu of any and all other rights, claims, remedies and causes of action which would otherwise be available to a Party under applicable Law in connection with, or as a consequence of, any breach or inaccuracy of any such representation or warranty contained in this Agreement. Without prejudice to the indemnification rights set forth in Article 15 (Indemnification) above, in no event shall any such breach or inaccuracy on the part of any Major Seller of any representation or warranty contained in this Agreement result in the right of the Buyer to terminate this Agreement prior to the Closing or refuse to consummate the Closing. For the avoidance of doubt, this Paragraph 17.1 shall not apply to covenants and agreements.

17.2	Contratto aleatorio. The Major Sellers and Buyer hereby acknowledge and accept that this Agreement is a contratto aleatorio for the purposes of Article 1469 of the Italian Civil Code.

18	FOUNDATION

18.1	Foundation.

(i)

Buyer acknowledges that AV wishes to establish a not-for-profit organization to be based in the United States (the “Foundation”) to be named “Gianni Versace Foundation.” In the event AV determines to move forward with the Foundation, AV and Buyer will actively work together with respect to the establishment and operation of the Foundation (including the establishment of the Foundation and its mission, the Foundation’s ongoing and planned activities, its governance and plans for funding of the Foundation and recipients of such funding). AV will (a) cooperate with Buyer to implement Buyer’s views with respect to such matters and (b) cause a certain number of Buyer’s representatives to be appointed to the board of directors or other governing body of the Foundation, which number shall not be less than the total number of designees or appointees that AV or any of her Affiliates has the right to designate or appoint (or does designate or appoint) to such board of directors or other governing body. AV and Buyer shall have equal governance rights with respect to the Foundation. Buyer acknowledges and agrees that AV shall be appointed chairperson of the Foundation.

(ii)

Any other foundation involving AV, SV or DV that will use (either in its name or otherwise) (a) the term “VERSACE” or “GV,” alone or in combination with a first name, (b) any Intellectual Property owned or used by any of the Group Companies as of the Closing, or (c) any term or Intellectual Property that is confusingly similar to any of the foregoing must be approved in advance in writing by Buyer, provided, that (I) nothing herein shall prevent SV from establishing any not-for-profit or charitable foundation or political party with his full name (i.e., first and last name, and, for clarity, without “G” or “GV”) without Buyer’s written consent, in each case subject to Paragraph 6.10 (Use of Trademarks and Family Name Following Closing), and (II) as long as each of AV or DV is employed or engaged by or are otherwise providing services to the Company or any of its Affiliates, each of AV or DV, as applicable, may establish any not-for-profit or charitable foundation with her respective full name (i.e., first and last name) only with Buyer’s prior written consent (which consent shall not be unreasonably withheld) and following such engagement, each of them may establish such foundation (but, for clarity, without “G” or “GV”) without Buyer’s prior written consent, in each case subject to Paragraph 6.10 (Use of Trademarks and Family Name Following Closing); provided, further, that with respect to clauses (I) and (II), such foundation is engaged only in charitable or not-for-profit activities.

19	BLACK PARTIES REPRESENTATIVE

19.1

Each Black Party hereby appoints BL as its sole representative for the purposes of, or in connection with, the exercise of any right under this Agreement (other than the right to receive the respective portion of the Black Purchase Price pursuant to Paragraph 3.1(ii) above), the submission of any claim and settlement of any claim or dispute with any Party, and receipt or delivery of any notice or information under this Agreement. It remains understood that (i) the Black Parties shall be entitled at any time to replace BL with any other Person by giving a single written notice, duly signed by the legal representative of each Black Party, to Buyer and the Violet Parties; and (ii) following receipt by Buyer and the Violet Parties of such written notice, the new Person so appointed by the Black Parties shall be the Black Parties’ sole representative.

20	CONFIDENTIALITY

20.1	Confidentiality.

(i)

Subject to Paragraph 20.2 (Public Announcement), all information provided to Buyer pursuant to Articles 5 and 8 above prior to the Closing shall be held by Buyer as Confidential Information (as defined in the Buyer Confidentiality Agreement) and shall be subject to the Buyer Confidentiality Agreement, the terms of which are incorporated herein by reference and which terms will survive until the Closing, at which time the Buyer Confidentiality Agreement will terminate; provided, that if this Agreement is, for any reason, terminated prior to the Closing, the Buyer Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(ii)

Subject to Paragraph 20.2 (Public Announcement), from and after the Closing: the Major Sellers, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates and representatives to, maintain in confidence any details of the negotiation of this Agreement, provided, that a Party may disclose such information to the extent required (based on the advice of legal counsel) to be disclosed by judicial or administrative process or Law.

(iii)

Each Major Seller acknowledges that the trade secrets and other confidential or proprietary information and data of Green and the Group Companies (collectively, “Group Confidential Information”) are the property of Green and the Group Companies, respectively, and agrees that Green and the Group Companies have a protectable interest in such Group Confidential Information. Therefore, each Major Seller agrees that, for a period of five years following the Closing, it shall not disclose to any person or use for any purpose whatsoever any such Group Confidential Information without the prior written consent of Buyer; provided, that Group Confidential Information shall not include information that (a) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement by the applicable Major Seller or its representatives, (b) becomes available to the applicable Major Seller after the Closing on a non-confidential basis from a source not known by such Major Seller to be bound by an obligation or duty of confidentiality or (c) is independently developed by the applicable Major Seller or its representatives after the Closing without use of or reference to any of the Group Confidential Information. A Major Seller may disclose Group Confidential Information to the extent required (based on the advice of legal counsel) to be disclosed by judicial or administrative process or Law; provided, that to the extent legally permissible and reasonably practicable in the circumstances, such Major Seller notifies Buyer of its intention to make such disclosure and, to the extent reasonably practicable, provides a list of the Group Confidential Information that such Seller intends to disclose prior to making such disclosure. Each Major Seller agrees to use its commercially reasonable efforts to cooperate with Buyer (at Buyer’s expense) so that Buyer may seek, at its expense, an appropriate protective order or other remedy. In the event that such a protective order or other remedy is not obtained, the applicable Seller (I) will furnish only that portion of the Group Confidential Information that, after consultation with its legal counsel, it reasonably determines, in good faith, is required by judicial or administrative process or Law to be disclosed and (II) will use its commercially reasonable efforts to obtain an order or other reasonable assurance that confidential treatment will be accorded to such information at Buyer’s expense.

20.2

Public Announcement. The Violet Parties, the Black Parties and Buyer shall mutually agree upon any public announcements pertaining to this Agreement and/or the transactions contemplated hereby, and none of the Parties shall issue any public announcement on the subject matters identified above prior to such mutual agreement, except that (a) each Party reserves the right to make any public disclosure it believes in good faith is required by applicable Law or the regulations of any stock exchange on which any of the Parties’ (or any Party’s Affiliate’s) shares are listed, in which case the Party required to issue such public announcement shall use commercially reasonable efforts to inform the other Party of any such requirement and shall use all commercially reasonable efforts to consult, in good faith, as practicable, with the other Party before issuing any such public announcement and (b) the Parties will have the right to issue press releases or make any other public announcements or disclosures consistent with the contents of previously disseminated public disclosure. Notwithstanding the preceding sentence (i) any announcement relating to DV’s employment with the Company shall be mutually agreed by Buyer and DV (subject to clauses (a) and (b) of the immediately preceding sentence, mutatis mutandis); and (ii) any announcement relating to AV’s consultancy to the Company shall be mutually agreed by Buyer and AV (subject to clauses (a) and (b) of the immediately preceding sentence, mutatis mutandis).

21	NOTICES

21.1

Addresses. Any communication or notice required and/or permitted to be given under this Agreement shall be made in writing and in the English language, and shall be delivered (i) by hand, or (ii) by fax, or (iii) by express courier (providing proof of delivery) sent in advance by e-mail, or (iv) by registered letter with return receipt sent in advance by e-mail, to the following addresses:

(i)	If to AV:

c/o Chiomenti

Via Giuseppe Verdi 2

20121 Milano

Attention of Simone Bernard de la Gatinais and Paolo Giacometti

Fax: +39 02 72157224

Email: simone.delagatinais@chiomenti.net; paolo.giacometti@chiomenti.net

(ii)	If to DV:

c/o Cleary Gottlieb Steen & Hamilton LLP

Via San Paolo 7

20121 Milano

Attention of Pietro M. Fioruzzi and Kimberly R. Spoerri

Fax: +39 02 86984440

Email: pfioruzzi@cgsh.com; kspoerri@cgsh.com

(iii)	If to SV:

c/o Studio Legale e Tributario Effevilegal

Via dell’Archetto 22

00187 Roma

Attention of Valentina Adornato

Fax: +39 06 69344812

Email: vadornato@effevilegal.it

(iv)	If to the Black Parties, to the Black Parties’ sole representative at:

Borgo Luxembourg S.à r.l.

2-4, rue Eugène Ruppert

L-2453 Luxembourg

Attention of John Sutherland

E-mail: john@sutherland.lu

with a copy (which shall not constitute notice) to:

The Blackstone Group International Partners LLP

40 Berkeley Square

London W1J 5AL

Attention of Geoffrey Bailhache

E-mail: geoffrey.bailhache@blackstone.com

(v)	If to Buyer:

Michael Kors Holding Limited

11 West 42nd Street

New York, New York 10036

Attention of Thomas Edwards, Executive Vice President, Chief Financial Officer,

Chief Operating Officer and Treasurer

Email: Tom.Edwards@michaelkors.com

With copy (which shall not constitute notice) to

Michael Kors Holding Limited

11 West 42nd Street

New York, New York 10036

Attention of Krista A. McDonough, Senior Vice President, General Counsel

Email: Krista.McDonough@michaelkors.com

Fax: (646) 354-4901

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention of Joshua R. Cammaker and Edward J. Lee

Email: JRCammaker@wlrk.com; EJLee@wlrk.com

Fax: (212) 403-2000

or to such other address or fax number as may be notified in writing from time to time by the relevant Party to the other Parties.

21.2

Time of delivery. All such communications or notices shall be considered duly received (i) on the date and in the hour indicated in the transmission receipt issued by the fax machine, or (ii) on the date and in the hour indicated in the receipt of the notice signed by the addressee and delivered by the express courier, or (iii) on the date and in the hour indicated in the receipt which states that the registered letter with return receipt has been delivered to the addressee.

21.3

Election of domicile. The Parties hereby designate their respective addresses for the giving of notice, as set forth in Paragraph 21.1 (Addresses) above, as their respective domiciles at which service of process may be made in any legal action or proceedings arising hereunder.

22	MISCELLANEA

22.1

Costs – Taxes. Except as otherwise specifically provided herein, Buyer, the Violet Parties and the Black Parties shall each pay their own fees, expenses, Taxes and disbursements respectively incurred in connection with the negotiation, preparation and implementation of this Agreement, including any fees and disbursements due to their respective auditors, advisers and legal counsels. The Parties expressly acknowledge and agree that the fees, expenses and disbursements relating to the activity carried out by the auditors, advisers (including financial advisors) and legal counsels engaged by (i) Green (and any other transaction expenses of Green incurred in connection with the negotiation, preparation and implementation of this Agreement) shall be borne exclusively by the Violet Parties and (ii) any Group Company (and any other transaction expenses of any Group Company incurred in connection with the negotiation, preparation and implementation of this Agreement) shall be borne exclusively by the Major Sellers. All Transfer Taxes and Notary fees payable by the Buyer, Violet Parties, Black Parties or MIP Beneficiaries in connection with the sale and purchase of the Shares hereunder or under the MIP SPA (but not, for the avoidance of doubt, any Transfer Taxes or Notary fees payable in connection with the Green Carve Out, all such Transfer Taxes and Notary fees to be borne and paid exclusively by the Violet Parties, or any Transfer Taxes or Notary fees payable in connection with the AV Assignment, all such Transfer Taxes and Notary fees to be borne and paid exclusively by AV) shall be borne and paid equally by the Buyer, on the one side, and the Major Sellers, on the other side (except for Tobin Tax equal to (a) Euro 3,446,080 in relation to the sale of the Major Sellers Shares, plus (b) Euro 20,880 in relation to the sale of the Shares owned by the MIP Beneficiaries, minus (c) the Tobin Tax Shortfall (as defined below), such resulting amount of Tobin Tax to be paid by Buyer); provided that, should Buyer be required under applicable Law to pay for Tobin Tax an amount lower than Euro 3,446,080 in relation to the sale of the Major Sellers Shares (such lower amount, the “Reduced Major Sellers Tobin Tax” and the amount equal to (a) Euro 3,446,080 minus (b) the Reduced Major Sellers Tobin Tax, the “Major Sellers Tobin Tax Shortfall”) or an amount lower than Euro 20,880 in relation to the sale of the Shares owned by the MIP Beneficiaries (such lower amount, the “Reduced MIP Tobin Tax” and the amount equal to (a) Euro 20,880 minus (b) the Reduced MIP Tobin Tax, the “MIP Tobin Tax Shortfall” and, together with the Major Sellers Tobin Tax Shortfall, the “Tobin Tax Shortfall”), Buyer shall pay to the Sellers (and in particular to such Sellers as shall have sold the Shares to which such reduction is attributable) an amount equal to 50% of the Tobin Tax Shortfall.

22.2

Entire agreement. This Agreement (including the schedules, exhibits and documents referenced herein), the MIP SPA, the Escrow Agreement, the Buyer Confidentiality Agreement, the Violet Confidentiality Agreement and the Ancillary Agreements set forth the entire understanding and agreement between the Parties as to the matters covered herein and supersede and replace any prior understanding, agreement or statement of intent among the Parties, in each case, written or oral, of any and every nature with respect to the subject matters hereof.

22.3

Severability. In the event that any provision of this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the Parties and the Parties shall negotiate and agree to a fair revision of this Agreement so as to replace the invalid, illegal or unenforceable provisions with provisions as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

22.4	Amendment. This Agreement may be amended, supplemented or modified only by an agreement in writing signed by or on behalf of all the Parties.

22.5

Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in an agreement in writing signed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

22.6

No assignments. Except as otherwise specifically provided herein, none of the Parties has the right to transfer and/or assign, in whole or in part, this Agreement and/or any of its rights, interests or obligations hereunder, without the prior written consent of all the other Parties; provided, that Buyer may assign this Agreement without the consent of any other Parties, to one or more of its direct or indirect wholly owned Subsidiaries, it being understood that no assignment permitted by this Paragraph 22.6 shall relieve Buyer from its obligations hereunder.

22.7	Language. This Agreement shall be executed in the English language, which shall be the only language governing this Agreement.

23	GOVERNING LAW AND ARBITRATION

23.1

Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the Republic of Italy, without giving effect to its principles or rules of conflict of laws.

23.2

Arbitration. All disputes arising out of, or in connection with, this Agreement (including any dispute relating to its validity, performance and termination), shall be finally settled by arbitration under the Rules of the Milan Chamber of Arbitration (the “Rules”) by three (3) arbitrators to be appointed in accordance with the Rules. The seat of the arbitration shall be Milan (Italy) and the arbitration proceedings shall be conducted in the English language. The award(s) rendered by the arbitration panel shall be final and binding. It is agreed that, pursuant to article 818 of the Italian Code of Civil Procedure, the arbitration panel shall not have the authority to take precautionary, urgent or provisional measures.

23.3

Exclusive jurisdiction. Any disputes arising out of, or in connection with, this Agreement which cannot be settled by arbitration pursuant to mandatory provisions of Laws, shall be decided by the Court of Milano (Italy) on an exclusive basis.

Exhibit	Subject Matter

Exhibit (A)	MIP Beneficiaries and Managers’ Company Shares.

Exhibit (B)	Purchase Price Mechanics.

Exhibit (C)	Sellers Disclosure Letter.

Exhibit (D)	List of Subsidiaries.

Exhibit (I)	AV Assignment.

Exhibit (H)	Irrevocable Deed of Consent and Waiver.

Exhibit 7.1(i)	Antitrust Clearance.

Exhibit 9.2(iv)	Form of letter of resignation of directors and statutory auditors.

Exhibit 9.2(iv)-bis	Form of director and statutory auditor discharge.

Exhibit 15.7	Investment Policy.